SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CTO Realty Growth, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114

PROXY STATEMENT/PROSPECTUS

A MERGER IS PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of CTO Realty Growth, Inc.:

I am pleased to invite you to attend a special meeting of the shareholders of CTO Realty Growth, Inc., a Florida corporation (“CTO” or the “Company”), to be held virtually at www.meetingcenter.io/243211225, on November 9, 2020 at 2:00 p.m., Eastern Time.

As previously announced on September 3, 2020, CTO’s board of directors (the “CTO Board”) unanimously approved a plan for CTO to elect to be subject to tax as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2020. We have taken a number of steps to begin operating in compliance with the requirements (the “REIT requirements”) for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We refer to the steps necessary for CTO to begin operating in compliance with the REIT requirements for the taxable year ending December 31, 2020 as the “REIT conversion.” (For more information on the REIT conversion, see “Background of the REIT Conversion and the Merger,” beginning on page 62 of this proxy statement/prospectus.)

Although we have begun operating in compliance with the REIT requirements for the taxable year ending December 31, 2020, we now intend to undertake a merger pursuant to which the surviving entity will be a corporation organized in the state of Maryland whose charter will include certain standard REIT ownership limitations and transfer restrictions applicable to its capital stock. On September 3, 2020, CTO entered into an Agreement and Plan of Merger, which we refer to as the “Merger Agreement,” with CTO NEWCO REIT, Inc., a Maryland corporation and a direct, wholly owned subsidiary of CTO (“NEWCO”). Pursuant to the Merger Agreement, CTO will merge with and into NEWCO, with NEWCO continuing as the surviving corporation. As a result of the merger, NEWCO will replace CTO as the publicly held corporation through which our operations are conducted, and promptly following the merger, NEWCO will be renamed “CTO Realty Growth, Inc.”

In the merger, your existing shares of CTO common stock will be automatically converted, on a one-for-one basis, into shares of NEWCO common stock. As a result, you will own the same number and percentage of shares of NEWCO common stock as you own of CTO common stock immediately before the merger. We expect the shares of NEWCO common stock to trade on the New York Stock Exchange under CTO’s current trading symbol, “CTO.” The merger is intended to be tax-free for CTO shareholders.

The total number of shares of NEWCO common stock to be issued in the merger will not be known until immediately prior to completing the merger, but may be up to approximately 4.7 million shares of NEWCO common stock, based on the number of shares of CTO common stock currently outstanding and that may be issuable pursuant to outstanding stock options, time-based restricted stock and performance-based equity awards prior to the date the merger is expected to be completed. On September 2, 2020, the last trading day before announcement of the proposed merger, the closing price per share of CTO common stock was $42.75.

At the special meeting, you will be asked to vote on a proposal, which we refer to as the “Merger Proposal,” to approve the Merger Agreement. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of CTO’s common stock entitled to vote on the Merger Proposal.

After careful consideration, the CTO Board has determined that the Merger Agreement is advisable and in the best interests of our shareholders and unanimously recommends that you vote “FOR” the Merger Proposal.

Your vote is important—no matter how many or how few shares you may own. Regardless of whether you plan to attend the virtual special meeting online, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote via the Internet, by telephone or by signing, dating and mailing the enclosed proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are included in this proxy statement/prospectus. Any shareholder attending the virtual special meeting online may vote during the meeting even if a proxy has been returned.

The accompanying notice of meeting and this proxy statement/prospectus provide specific information about the special meeting and the proposals to be considered at the special meeting. We encourage you to read this entire proxy statement/prospectus carefully, and we especially encourage you to read the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 23.

Thank you for your continued support of CTO.

Sincerely,

John P. Albright

President and Chief Executive Officer and Director

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 19, 2020, and is being first mailed to CTO shareholders on or about October 20, 2020.

1140 N. Williamson Blvd., Suite 140, Daytona Beach, Florida 32114

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 9, 2020

A special meeting of shareholders of CTO Realty Growth, Inc. (“CTO”) will be held virtually at www.meetingcenter.io/243211225, on November 9, 2020 at 2:00 p.m., Eastern Time, to consider and vote upon the following proposals:

1.    A proposal, which we refer to as the “Merger Proposal,” to approve an Agreement and Plan of Merger, dated as of September 3, 2020, by and between CTO Realty Growth, Inc. and CTO NEWCO REIT, Inc., which is being implemented to facilitate our ongoing compliance with certain REIT requirements. The Agreement and Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex A.

2.    A proposal, which we refer to as the “Adjournment Proposal,” to approve, if necessary, the adjournment of the special meeting to solicit additional proxies in favor of the Merger Proposal.

No other matters of business are anticipated to be presented for action at the special meeting or at any adjournment or postponement thereof.

The CTO Board has unanimously determined that the Agreement and Plan of Merger is advisable and in the best interests of our shareholders, and unanimously recommends that shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

The CTO Board has fixed October 13, 2020 as the record date for the special meeting. Only holders of record of shares of CTO common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the virtual special meeting and any adjournment or postponement thereof.

Your vote is important. Regardless of whether you plan to attend the virtual special meeting online, please vote as soon as possible. If you hold stock in your name as a shareholder of record, you may vote via the Internet, by telephone or by signing, dating and mailing the enclosed proxy card. Specific instructions for shareholders of record who wish to use Internet or telephone voting procedures are included in the accompanying proxy statement/prospectus. Any shareholder attending the special meeting may vote during the meeting even if a proxy has been returned.

By Order of the Board of Directors,

Daniel E. Smith, Esq.

Senior Vice President, General Counsel and Corporate Secretary

October 19, 2020

ADDITIONAL INFORMATION

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), this proxy statement/prospectus incorporates by reference important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” beginning on page 173. The SEC’s website is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as expressly described herein.

You may also obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from CTO by writing or calling:

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Telephone: (386) 274-2202

Attention: Investor Relations

In addition, you may obtain copies of the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the proxy solicitor for the merger at the following address and telephone numbers:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Telephone: 1 (800) 676-0098

Exhibits to such documents will not be sent unless those exhibits have been specifically incorporated by reference into this proxy statement/prospectus.

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than October 30, 2020.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which is sometimes referred to as this “proxy statement/prospectus,” constitutes a proxy statement of CTO under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and a notice of meeting with respect to the special meeting of CTO shareholders described within to consider and vote on the Merger Proposal and the Adjournment Proposal. This document also constitutes a prospectus of NEWCO under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), which is part of the registration statement on Form S-4 filed by NEWCO to register with the SEC the shares of common stock of NEWCO to be issued pursuant to the Merger Agreement.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals being presented at the special meeting. No one has been authorized to provide you with additional or different information.

This proxy statement/prospectus is dated October 19, 2020. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of NEWCO common stock pursuant to the Merger Agreement implies that information is accurate as of any other date. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any jurisdiction where it is unlawful to do so.

To facilitate the reading of this proxy statement/prospectus, in referring to “the merger,” we are referring to the merger of CTO with and into NEWCO, with NEWCO continuing as the surviving entity, as contemplated by the Merger Agreement. Unless otherwise specifically stated or the context otherwise requires, in referring to “we,” “our,” “us” and other first person declarations, we are referring to CTO Realty Growth, Inc. and its subsidiaries with respect to the period prior to the merger, and to CTO NEWCO REIT, Inc. and its subsidiaries with respect to the period after the merger.

ANNEXES

ANNEX A—MERGER AGREEMENT	Annex A-1
ANNEX B-1—NEWCO CHARTER	Annex B-1-1
ANNEX B-2—NEWCO BYLAWS	Annex B-2-1

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

What follows are questions that you, as a shareholder of CTO, may have regarding the special meeting, and the answers to those questions. You are urged to carefully read this entire proxy statement/prospectus, including the annexes, and the other documents referred to in this proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you with respect to the special meeting or the proposals to be voted on at the special meeting.

What is the purpose of the special meeting?

The purpose of the special meeting is to consider and vote upon the following proposals:

•	Proposal No. 1: A proposal, which we refer to as the “Merger Proposal,” to approve the Merger Agreement, which is being implemented to facilitate our ongoing compliance with certain REIT requirements.

•

Proposal No. 2: A proposal, which we refer to as the “Adjournment Proposal,” to approve, if necessary, the adjournment of the special meeting to solicit additional proxies in favor of the Merger Proposal.

Where and when is the special meeting?

The special meeting will be held virtually at www.meetingcenter.io/243211225, on Monday, November 9, 2020 at 2:00 p.m., Eastern Time.

Why are you holding a virtual special meeting?

Due to the public heath impact of the coronavirus outbreak (the “COVID-19 Pandemic”) and to support the health and well-being of our shareholders and our community, the special meeting will be held over the web in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, shareholder access, participation and communication. For example, the virtual format allows shareholders to communicate with us during the virtual special meeting so that they can ask questions of the CTO Board or management. During the live Q&A session of the virtual special meeting, we may answer questions as they come in to the extent relevant to the business of the virtual special meeting, as time permits.

Who may attend the special meeting?

All CTO shareholders as of the record date are invited to attend the special meeting online.

Who is entitled to vote at the special meeting?

You are entitled to receive notice of, and to vote at, the virtual special meeting if you own shares of CTO common stock at the close of business on October 13, 2020, the record date for the special meeting. At the close of business on the record date, there were 4,716,793 shares of CTO common stock issued and outstanding.

How does the CTO Board recommend that I vote?

The CTO Board recommends that you vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

What constitutes a quorum for the special meeting?

In order to take action on the proposals at the special meeting, a quorum, consisting of the holders of a majority of the issued and outstanding shares entitled to vote, must be in attendance online at the special meeting or by proxy. Abstentions will be counted as shares that are present for purposes of determining whether there is a quorum at the special meeting.

What is the vote required to approve each proposal at the special meeting?

The affirmative vote of the holders of at least a majority of all the issued and outstanding shares of common stock is required to approve the Merger Proposal. Provided a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock voting on the proposal is required to approve the Adjournment Proposal.

How do I vote without attending the special meeting?

If you are a shareholder of record of CTO, you may submit a proxy by telephone, via the Internet or by mail.

•

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on November 8, 2020, by calling 1 (800) 652-8683. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate shareholders by using individual control numbers.

•

Submitting a Proxy Via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on November 8, 2020, by accessing the website listed on your proxy card, www.investorvote.com/CTO, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•	Submitting a Proxy by Mail: If you choose to submit a proxy by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

By casting your vote in any of these three ways, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the virtual special meeting online and vote during the meeting.

If you hold your stock in “street name” through a broker, bank or other nominee, you must provide instructions on voting to your broker, bank or other nominee holder.

Can I vote my shares during the special meeting?

Yes. If you decide to join us online during the special meeting and you are a “shareholder of record,” you may vote your shares during the special meeting until such time as the chairman declares the polls closed by visiting www.meetingcenter.io/243211225 and following the instructions. To login to the virtual meeting you will be required to have a control number and password. The password for the meeting is CTO2020.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your CTO holdings, along with your name and email address, to Computershare Trust Company, N.A., our transfer agent (“Computershare”). Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 4, 2020. You will receive a confirmation email from Computershare of your registration.

Requests for registration should be directed to Computershare by forwarding the email from your broker, or attaching an image of your legal proxy, to legalproxy@computershare.com.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare, you are a “shareholder of record.” If your shares are held in the name of a broker, bank or other nominee as a custodian, you are a “street name” holder and you are considered the “beneficial owner” of the shares. As the beneficial owner of shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

What happens if I don’t vote or abstain from voting?

The failure to submit a proxy or to otherwise appear at the special meeting could be a factor in establishing a quorum for the special meeting, which is required to transact business at the meeting. Provided a quorum is present for the special meeting, the failure to vote, either during the special meeting or by proxy, will have no effect on the outcome of the vote on the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Merger Proposal.

Abstaining from voting on the Merger Proposal will have the same effect as a vote “AGAINST” the proposal.

Shares that abstain from voting on the Adjournment Proposal will be treated as shares represented at the special meeting, but are neither a vote cast in favor of nor a vote cast against the proposal, so they will have no effect on the outcome of the voting.

If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

No. Your broker, bank or other nominee cannot vote your shares without instructions from you. You should instruct your broker, bank or other nominee as to how to vote your shares, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee. Your failure to provide voting instructions to your broker, bank or other nominee will result in your shares not being counted towards the number of shares required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Adjournment Proposal.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the special meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” each of the proposals in accordance with the CTO Board’s recommendations.

Can I change my vote after I have submitted a proxy?

Yes. If you are a shareholder of record, you may revoke your proxy at any time before it is exercised by:

•	delivering to the Corporate Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the special meeting;

•	delivering to the Corporate Secretary an executed proxy bearing a later date before the vote is taken at the special meeting;

•	submitting a proxy on a later date by telephone or via the Internet before 11:59 p.m., Eastern Time on November 8, 2020 (in which case, only your last telephone or Internet proxy will be counted); or

•	attending the virtual special meeting online and voting during the meeting. Your attendance at the special meeting, in and of itself, will not revoke the proxy.

Any written notice of revocation, or later-dated proxy, may be hand delivered to the Corporate Secretary at the special meeting before voting begins or may be delivered by mail to the following address:

Daniel E. Smith, Esq.

Senior Vice President, General Counsel and Corporate Secretary

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

If you are not a shareholder of record and your shares are held in “street name” by a broker, bank or other nominee, you must follow the instructions provided by the broker, bank or other nominee if you wish to change your vote.

Who will conduct the proxy solicitation and how much will it cost?

The CTO proxy accompanying this proxy statement/prospectus is solicited on behalf of the CTO Board. CTO will pay the costs of printing and mailing this proxy statement/prospectus to CTO’s shareholders and all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of the CTO Board. In addition to solicitation of proxies by mail, officers, employees and directors of CTO and its subsidiaries may solicit proxies from shareholders in person or by telephone, email or other appropriate means without additional compensation, other than reimbursement for their actual expenses.

CTO has retained Georgeson LLC (“Georgeson”), a proxy solicitation firm, to assist us in the solicitation of proxies for the special meeting. CTO will pay Georgeson a fee of approximately $10,000 and reimburse the firm for reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other persons that are record holders of CTO common stock to forward proxy soliciting material to the beneficial owners of the stock and secure their voting instructions. CTO will reimburse the record holders for their reasonable out-of-pocket expenses in taking those actions.

Where can I find the voting results of the special meeting?

We will announce preliminary voting results at the special meeting and publish final results on a Current Report on Form 8-K filed with the SEC within four business days after the special meeting.

What do I need to do now?

You should carefully read and consider the information contained in this proxy statement/prospectus, including its annexes. It contains important information about what the CTO Board considered in evaluating, approving and implementing the REIT conversion and adopting the Merger Agreement.

You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting, or vote your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Whom should I call with questions?

If you have any questions regarding voting your CTO shares or the special meeting, you may call Daniel E. Smith, Esq. at (386) 274-2202 or Georgeson, CTO’s proxy solicitor, toll-free at 1 (800) 905-7281.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE REIT CONVERSION

What follows are questions that you, as a shareholder of CTO, may have regarding the merger and the REIT conversion, and the answers to those questions. You are urged to carefully read this entire proxy statement/prospectus, including the annexes, and the other documents referred to in this proxy statement/prospectus because the information in this section may not provide all of the information that might be important to you with respect to the merger and the REIT conversion.

What will happen in the merger?

In the merger, CTO will merge with and into NEWCO, with NEWCO continuing as the surviving corporation, and each outstanding share of CTO common stock will automatically be converted into one share of NEWCO common stock. As a result of the merger:

•	Shareholders of CTO immediately prior to the merger will become shareholders of NEWCO; and

•

NEWCO will replace CTO as the publicly held corporation through which our operations are conducted and will (through its subsidiaries) conduct all of the operations conducted by CTO immediately prior to the merger.

Promptly following consummation of the merger, NEWCO will change its name to “CTO Realty Growth, Inc.” We expect that NEWCO common stock will be listed on the New York Stock Exchange (the “NYSE”) under CTO’s current trading symbol, “CTO.”

What are the reasons for the REIT conversion, the merger and the anticipated REIT election?

As previously announced on September 3, 2020, the CTO Board unanimously approved a plan for CTO to be subject to tax as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2020. Although the merger is not required for us to complete the REIT conversion, it will allow us to reincorporate in Maryland and facilitate our ongoing compliance with the REIT requirements by ensuring that certain standard REIT ownership limitations and transfer restrictions apply to our capital stock. To review the background of, and the reasons for, the merger in greater detail, see “Background of the REIT Conversion and the Merger” beginning on page 62 and “Our Reasons for the REIT Conversion and the Merger” beginning on page 65.

We undertook the REIT conversion and intend to elect to be subject to tax as a REIT primarily for the following reasons:

•

To increase shareholder value: As a REIT, we believe we will be able to increase the value of NEWCO common stock by reducing corporate level taxes on most of our income, primarily the income we receive from rent on our commercial real estate properties, which in turn may increase the amount of future distributions to shareholders.

•

To return capital to shareholders: We believe that our REIT status will allow us to increase our regular cash distributions, which may broaden the appeal of our common stock to investors seeking dividends.

•

To expand our base of potential shareholders: As a REIT, we believe our shareholder base will expand to include REIT-dedicated investors and investors attracted by dividend income, which may improve the liquidity of our common stock.

•

To comply with REIT requirements: The merger will facilitate our compliance with REIT requirements by merging CTO with and into NEWCO, the latter of which will adopt and maintain charter documents that implement share ownership and transfer restrictions that are intended to facilitate compliance with such REIT requirements.

•

To take advantage of more favorable laws governing REITs: We have concluded that, when compared with Florida, Maryland has more comprehensive and flexible laws governing entities that qualify as REITs and courts with more experience in addressing issues pertinent to REITs. Although the merger is not required for us to complete the REIT conversion, the merger will allow us to reincorporate in Maryland and facilitate our ongoing compliance with the REIT requirements by ensuring that certain standard REIT ownership limitations and transfer restrictions apply to our capital stock. Maryland has laws specific to REITs, including provisions that validate charter restrictions on the ownership and transfer of stock, which facilitate satisfaction of certain of the REIT requirements, and provisions that permit the issuance of shares to holders for the specific purpose of satisfying the REIT requirements regarding the minimum number of share owners. Maryland also has a separate statute governing REITs that are organized as a trust, and while this statute does not apply to corporations, we believe it helps provide greater certainty with respect to the treatment of a REIT under state law. Moreover, Maryland law offers additional protections for director and officer indemnification, which should facilitate our efforts to attract and retain qualified directors and officers. In addition, Maryland law offers additional protections in the event of an unsolicited takeover attempt, which may better protect shareholder interests. Furthermore, the fact that many of the public companies that qualify as REITs are currently formed under Maryland law would mean that shareholders would hold stock of an entity with corporate governance arrangements more in line with that of our peer group.

Who will be the members of the board of directors and management of NEWCO after the merger?

CTO expects that NEWCO’s directors and executive officers following the merger will be the same as those of CTO immediately prior to the merger.

Am I entitled to dissenters’ rights?

No. Under Florida law, you are not entitled to any dissenters’ rights of appraisal in connection with the REIT conversion or the merger.

Will I be required to exchange my shares in connection with the merger?

No. In the merger, your shares of CTO common stock (whether held in book-entry form or certificated form) will automatically be converted into an equal number of shares of NEWCO common stock.

If you hold your shares in book-entry form, meaning they are uncertificated, you will receive a notice of the completion of the merger within a reasonable period of time following the merger, and your shares of NEWCO common stock received in the merger will continue to exist in uncertificated form. If you hold certificates representing outstanding shares of CTO common stock, they will represent, after the merger, an equal number of shares of NEWCO common stock. Within a reasonable period of time following the merger, you will be mailed a letter of transmittal containing instructions for surrendering your certificates, if you so choose, in exchange for NEWCO stock certificates or uncertificated shares of NEWCO common stock in book-entry form. Please do not send in your stock certificates now.

How will being a shareholder of NEWCO differ from being a shareholder of CTO?

Prior to the merger, your rights as a shareholder of CTO are governed by the Florida Business Corporation Act (the “FBCA”), CTO’s Amended and Restated Articles of Incorporation (the “CTO Charter”) and the Amended and Restated Bylaws of CTO (the “CTO Bylaws”). Upon completion of the merger, your rights as a shareholder of NEWCO will be governed by the Maryland General Corporation Law (the “MGCL”) and the articles of amendment and restatement of NEWCO (the “NEWCO Charter”) and the amended and restated bylaws of NEWCO (the “NEWCO Bylaws”). Copies of the NEWCO Charter and NEWCO Bylaws are attached as Annex B-1 and Annex B-2, respectively.

Some important differences exist between your rights as a holder of CTO common stock and your rights as a holder of NEWCO common stock. One of these differences is that, to satisfy requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, the NEWCO Charter generally prohibits any shareholder from owning more than 9.8% of the outstanding shares of NEWCO common stock or any other class or series of NEWCO stock. These limitations are subject to waiver or modification by the board of directors of NEWCO (the “NEWCO Board”). For more detail regarding the differences between your rights as a holder of common stock and your rights as a holder of NEWCO common stock, see the sections entitled “Description of NEWCO Capital Stock,” “Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws” and “Comparison of Your Rights as a Shareholder of CTO to Your Rights as a Shareholder of NEWCO.”

When is the merger expected to be completed?

We expect to complete the merger on or about November 13, 2020 or as soon as possible thereafter. However, we may delay completion of the merger or may terminate the Merger Agreement and abandon the merger at any time prior to the consummation of the merger, whether before or after the special meeting, should the CTO Board determine, for any reason, that such action would be in the best interests of CTO or its shareholders.

What are some of the risks associated with the merger?

There are a number of risks relating to the merger, including the risk that the REIT ownership limitations and transfer restrictions that will apply to our capital stock after the merger may have the potential effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for our capital stock or otherwise be in the best interests of our shareholders. In addition, as a result of the merger, we will become a corporation organized in the state of Maryland. Certain “business combination” and “control share acquisition” provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. To review in greater detail the risks associated with the merger, see “Risk Factors—Risks Related to Our Qualification and Operation as a REIT” beginning on page 23 and “—Risks Associated with our Common Stock and NEWCO’s Organization and Structure” beginning on page 50.

What is a REIT?

A REIT is a company that qualifies for special treatment for U.S. federal income tax purposes because, among other things, it derives most of its income from real estate and makes a special election under the Code. We operate as a REIT that principally invests in, and derives most of its income from, commercial real estate properties in the United States.

A corporation that qualifies as a REIT generally is not subject to U.S. federal corporate income tax on its net income that is distributed to its shareholders. We will continue to pay U.S. federal corporate income tax on earnings from assets and operations held by taxable REIT subsidiaries (“TRSs”). In the case of CTO, this primarily includes our management services and real estate operations segments. In addition, we may be subject to various other federal, state, local and foreign taxes on our assets and operations.

What key steps has CTO taken as part of its REIT conversion?

We have completed the internal reorganization transactions necessary for us to begin operating in compliance with the REIT requirements for the taxable year ending December 31, 2020. To comply with certain REIT requirements, we hold certain of our non-REIT assets and operations through TRSs and subsidiaries of TRSs. A TRS is a subsidiary of a REIT that is generally subject to U.S. federal corporate income tax on its earnings. The businesses that we hold through subsidiaries that have elected to be treated as TRSs or through subsidiaries of a TRS principally consist of the businesses in our management services and certain aspects of our real estate operations segments. Our management services business is a fee-based management business that is engaged in managing Alpine Income Property Trust, Inc., a REIT that owns and operates a portfolio of single-tenant commercial properties located in the United States (“PINE”), and a joint venture that holds approximately 1,800 acres of undeveloped land in Daytona Beach, Florida (the “Land JV”). Our real estate operations business conducted through a TRS includes a portfolio of mitigation credits, a retained interest in the Land JV which is seeking to sell approximately 1,800 acres of undeveloped land in Daytona Beach, Florida, and an interest in a joint venture (the “Mitigation Bank JV”) that owns an approximately 2,500 acre parcel of land in the western part of Daytona Beach, Florida which is engaged in the operation of a mitigation bank. Net income from our TRSs either will be retained by our TRSs and used to fund their operations, or will be distributed to us, where it will either be reinvested by us into our business or available for distribution to our shareholders. However, distributions from our TRSs to us will not produce qualifying income for purposes of the 75% gross income test applicable to REITs and thus may be limited. For more information regarding the requirements and limitations of our use of TRSs, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Requirements for Qualification—Taxable REIT Subsidiaries” beginning on page 151.

What are some of the risks associated with REIT status?

There are a number of risks relating to the REIT conversion and our anticipated election to be taxed as a REIT for U.S. federal income tax purposes, including the risk that the REIT ownership limitations and transfer restrictions that will apply to our capital stock after the merger may have the potential effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for our capital stock or otherwise be in the best interests of our shareholders. In addition, there are a number of additional risks relating to our anticipated election to be taxed as a REIT for U.S. federal income tax purposes, including the following:

•

Qualifying and remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the Code. If we fail to remain qualified as a REIT, we will be subject to tax at regular corporate rates without a deduction for dividends paid and will have reduced funds available for distribution to our shareholders.

•	There is no assurance that our cash flows from operations will be sufficient for us to fund required distributions.

•	We must continue to comply with the REIT requirements, which may hinder our ability to make certain attractive investments, including investments in our TRS businesses.

To review in greater detail the risks associated with REIT status, see “Risk Factors—Risks Related to Our Qualification and Operation as a REIT” beginning on page 23.

In reaching its determination to approve a plan for CTO to elect to be subject to tax as a REIT, the CTO Board considered these risks and other potential disadvantages of REIT status, as more fully described in “Background of the REIT Conversion and the Merger” beginning on page 62 and “Our Reasons for the REIT Conversion and the Merger” beginning on page 65.

Will CTO’s operating strategy change as a result of our anticipated REIT election?

We do not anticipate that our current operating strategy will change in any material respect as a result of our anticipated REIT election. We expect that REIT status will enhance our ability to pursue our core strategy of investing in commercial properties. In addition, although the REIT requirements impose certain limitations on our activities, we believe that REIT status will not prevent us from continuing to operate in our management services and real estate operations segments.

What distributions will I receive as a result of our REIT status?

Special Distribution

A REIT is required to distribute any earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation by the end of its first REIT year (or the following January, if the distribution was declared and has a record date in October, November, or December of the first REIT year). For us to elect REIT status for our 2020 taxable year, we must declare one or more distributions to our shareholders, on or before December 31, 2020, of our previously undistributed earnings and profits attributable to the taxable periods ended on or prior to December 31, 2019, which we refer to as our “Pre-REIT Conversion Earnings and Profits.”

Therefore, for purposes of qualifying as a REIT, we plan to make a one-time special distribution to our shareholders, which we refer to as the “Special Distribution,” to ensure that we have distributed all of our Pre-REIT Conversion Earnings and Profits. We expect to pay the Special Distribution in a combination of cash and our common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to a limit on the total amount of cash that will be payable in the Special Distribution.

We currently expect that the aggregate amount of the Special Distribution will be between approximately $46 million and $54 million, which we expect to pay in a combination of 90% NEWCO common stock and 10% cash. A holder of our common stock will be required to report dividend income as a result of the Special Distribution even if such shareholder receives no cash or only nominal amounts of cash in the distribution. For additional information, see “The Special Distribution” on page 70 and “Material U.S. Federal Income Tax Considerations—Taxation of The Special Distribution” on page 146.

We expect that that the Special Distribution will be declared in the fourth quarter of 2020 and paid in December 2020. The details and consequences of the Special Distribution will be described in the election form and accompanying materials that will be mailed to shareholders in connection with the Special Distribution.

Any CTO shareholders who dispose of their shares of CTO common stock before the record date for the Special Distribution will not be entitled to receive the Special Distribution.

In connection with our declaration and payment of the Special Distribution, we expect that we will adjust the number of shares of stock available for issuance as equity awards, the number of shares of stock subject to outstanding equity awards (restricted stock, performance shares and options), and the exercise price of any outstanding options under the Second Amended and Restated Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan, as amended on April 29, 2020 (the “Plan”).

Regular Distributions

To qualify as a REIT, we generally must annually distribute to our shareholders an amount at least equal to 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding any net capital gains). We refer to this requirement as the “regular REIT distribution requirement.” Generally, we expect to distribute all or substantially all of our REIT taxable income, including net capital gains, so as to not be subject to the income or excise tax on undistributed REIT taxable income.

We have paid, and intend to continue to pay, quarterly dividends to comply with the regular REIT distribution requirement, consistent with our distribution policy. The amount, timing, form and frequency of distributions, however, will be at the sole discretion of the CTO Board and will be based upon various factors, many of which are beyond our control. For additional information, see “Dividend and Distribution Policy” on page 69.

Will I have to pay U.S. federal income taxes as a result of the REIT conversion and merger?

It is intended that you will not recognize any gain or loss upon the conversion of your shares of CTO common stock into shares of NEWCO common stock. However, if we are not a “domestically controlled qualified investment entity,” within the meaning of the Code, and you are a non-U.S. person who owns or has owned more than 10% of the outstanding CTO common stock, it may be necessary for you to comply with reporting and other requirements of the regulations promulgated by the U.S. Department of the Treasury (“Treasury Regulations”) to achieve the nonrecognition of gain on the exchange of your CTO common stock for NEWCO common stock in the merger.

However, as discussed above, we intend to satisfy the requirement that we have not retained any Pre-REIT Conversion Earnings and Profits at the end of any REIT taxable year by making the Special Distribution in a combination of cash and our common stock. Shareholders receiving the Special Distribution will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to the Special Distribution in excess of cash received. If a U.S. shareholder sells the common stock that it receives in the Special Distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to the Special Distribution, including in respect of all or a portion of the Special Distribution that is payable in common stock.

See “Material U.S. Federal Income Tax Considerations” beginning on page 145 for additional detail on the U.S. federal income tax consequences of the REIT conversion and merger. We urge you to consult your tax advisor regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of CTO common stock or NEWCO common stock.

CORPORATE STRUCTURE

The following diagrams summarize our corporate structure before and after the merger.

Before:

After:

(1)

For more information on the treatment of qualified REIT subsidiaries, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Requirements for Qualification—Qualified REIT Subsidiaries.”

(2)

TRSs are subject to tax on their taxable income at regular corporate rates. For more information regarding the requirements and limitations of our use of TRSs, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Requirements for Qualification—Taxable REIT Subsidiaries.”

(3)	Recently formed for the purpose of participating in the merger.
(4)

Alpine Income Property Manager, LLC has elected to be treated as a TRS and is one of the entities through which we conduct our management services business. TRSs are subject to tax on their taxable income at regular corporate rates. For more information regarding the requirements and limitations of our use of TRSs, see “Material U.S. Federal Income Tax Considerations—Taxation of Our Company—Requirements for Qualification—Taxable REIT Subsidiaries.”

(5)

Represents 815,790 shares of PINE’s common stock. CTO also owns, directly and indirectly, 1,223,854 common units of limited partnership interest in PINE’s operating partnership (“OP Units”). In general, the OP Units are redeemable for cash or, at PINE’s election, shares of PINE’s common stock on a one-for-one basis following a one year holding period.

(6)	To be renamed “CTO Realty Growth, Inc.”

SUMMARY

This section highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To more fully understand the REIT conversion, the merger and the other transactions related to our anticipated REIT election, you are urged to carefully read this entire proxy statement/prospectus, including the annexes, and the other documents referred to in this proxy statement/prospectus. You can find information with respect to these other documents in “Where You Can Find Additional Information” beginning on page 173.

The Principal Parties

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Telephone: (386) 274-2202

CTO is a diversified real estate operating company that was founded in 1910. As of June 30, 2020, CTO owns and manages, sometimes utilizing third-party property management companies, thirty-one commercial real estate properties in twelve states in the United States, with approximately 2.2 million square feet of gross leasable space. These thirty-one properties in CTO’s portfolio comprise CTO’s income property operations segment. As a result of the acquisition completed on August 24, 2020 of an approximately 120,000 square foot single-tenant office property in Tampa, Florida, CTO now owns approximately 2.3 million square feet of gross leasable space.

In addition to CTO’s income property portfolio, as of June 30, 2020, CTO’s business included the following:

Management Services:

•

A fee-based management business that is engaged in managing PINE and the Land JV. Subsequent to June 30, 2020, the Land JV completed five land sales totaling approximately 3,100 acres. As a result, as of August 6, 2020, the Land JV holds approximately 1,800 acres of undeveloped land in Daytona Beach, Florida.

Commercial Loan Investments:

•

A portfolio of commercial loan investments, of which four were sold during the three months ended June 30, 2020. For more information regarding these loan sales, please see CTO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020.

Real Estate Operations:

•	A portfolio of mineral interests consisting of approximately 455,000 subsurface acres in 20 counties in the state of Florida and a portfolio of mitigation credits;

•	A retained interest in the Land JV which is seeking to sell approximately 1,800 acres of undeveloped land in Daytona Beach, Florida; and

•	An interest in the Mitigation Bank JV that owns an approximately 2,500 acre parcel of land in the western part of Daytona Beach, Florida which is engaged in the operation of a mitigation bank.

CTO’s business also includes an investment, as of June 30, 2020, in approximately 23.5% of the PINE’s outstanding equity, including 1,223,854 OP Units.

CTO NEWCO REIT, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Telephone: (386) 274-2202

NEWCO is a wholly owned subsidiary of CTO and was organized in Maryland on August 19, 2020 to succeed to and continue the business of CTO upon completion of the merger of CTO with and into NEWCO. Effective at the time of the merger described below, NEWCO will be renamed “CTO Realty Growth, Inc.” Prior to the merger, NEWCO will conduct no business other than that incident to the merger. Following the merger, NEWCO will directly or indirectly conduct all of the business currently conducted by CTO. Upon completion of the merger, NEWCO will directly or indirectly hold all of CTO’s assets.

General Overview of the REIT Conversion and the Merger

As previously announced, the CTO Board unanimously approved, at a meeting held on August 26, 2020, a plan for CTO to elect to be subject to tax as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31, 2020. We undertook the REIT conversion and intend to elect to be subject to tax as a REIT primarily for the following reasons:

•

To increase shareholder value: As a REIT, we believe we will be able to increase the value of NEWCO common stock by reducing corporate level taxes on most of our income, primarily the income we receive from rent on our commercial real estate properties, which in turn may increase the amount of future distributions to shareholders.

•

To return capital to shareholders: We believe that our REIT status will allow us to increase our regular cash distributions, which may broaden the appeal of our common stock to investors seeking dividends.

•

To expand our base of potential shareholders: As a REIT, we believe our shareholder base will expand to include REIT-dedicated investors and investors attracted by dividend income, which may improve the liquidity of our common stock.

•

To comply with REIT requirements: The merger will facilitate our compliance with REIT requirements by merging CTO with and into NEWCO, the latter of which will adopt and maintain charter documents that implement share ownership and transfer restrictions that are intended to facilitate compliance with such REIT requirements.

•

To take advantage of more favorable laws governing REITs. We have concluded that, when compared with Florida, Maryland has more comprehensive and flexible laws governing entities that qualify as REITs and courts with more experience in addressing issues pertinent to REITs. Although the merger is not required for us to complete the REIT conversion, the merger will allow us to reincorporate in Maryland and facilitate our ongoing compliance with the REIT requirements by ensuring that certain standard REIT ownership limitations and transfer restrictions apply to our capital stock. Maryland has laws specific to REITs, including (a) provisions that validate charter restrictions on the ownership and transfer of stock, which facilitate satisfaction of certain of the REIT requirements, and (b) provisions that permit the issuance of shares to holders for the specific purpose of satisfying the REIT requirements regarding the minimum number of share owners. Maryland also has a separate statute governing REITs that are organized as a trust, and while this statute does not apply to corporations, we believe it helps provide greater certainty with respect to the treatment of a REIT under state law. Moreover, Maryland law offers additional protections for director and officer indemnification, which should facilitate our efforts to attract and retain qualified directors and officers. In addition, Maryland law offers additional protections in the event of an unsolicited takeover attempt, which may better protect shareholder interests. Furthermore, the fact that many of the public companies that qualify as REITs are currently formed under Maryland law would mean that shareholders would hold stock of an entity with corporate governance arrangements more in line with that of our peer group.

As a REIT, we will generally not be subject to U.S. federal income taxes on our net income for our 2020 taxable income and future REIT taxable years that we distribute to our shareholders; however, we will be required to pay U.S. federal corporate income taxes on earnings from our TRS assets and operations, primarily related to our management services and real estate operations segments.

We have completed certain internal reorganization transactions necessary for us to operate in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2020. We have undertaken the steps required to begin operating in compliance with the REIT requirements for our taxable year ending December 31, 2020. We now intend to undertake a merger pursuant to which the surviving entity will be a corporation organized in the state of Maryland whose charter will include certain standard REIT ownership limitations and transfer restrictions applicable to its capital stock. On September 3, 2020, CTO and NEWCO entered into an Agreement and Plan of Merger, pursuant to which CTO will merge with and into NEWCO, with NEWCO continuing as the surviving corporation. As a result of the merger, NEWCO will replace CTO as the publicly held corporation through which our operations are conducted and will (through its subsidiaries) conduct all of the operations conducted by CTO immediately prior to the merger. Promptly following the merger, NEWCO will be renamed “CTO Realty Growth, Inc.”

Although the merger is not required, it will allow us to reincorporate in Maryland and facilitate our ongoing compliance with the REIT requirements by ensuring that certain standard REIT ownership limitations and transfer restrictions apply to our capital stock.

We are distributing this proxy statement/prospectus to you as a holder of CTO common stock in connection with the solicitation of proxies by the CTO Board to vote on a proposal to approve the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. You are not being asked to vote on any element of the REIT conversion, which was not conditioned on shareholder approval of the merger.

Special Meeting Information (Page 59)

The special meeting will be held virtually at www.meetingcenter.io/243211225, on Monday, November 9, 2020 at 2:00 p.m., Eastern Time. At the special meeting, CTO shareholders will be asked to consider and vote upon the following proposals:

•	Proposal No. 1: A proposal, which we refer to as the “Merger Proposal,” to approve the Merger Agreement, which is being implemented to facilitate our ongoing compliance with certain REIT requirements.

•

Proposal No. 2: A proposal, which we refer to as the “Adjournment Proposal,” to approve, if necessary, the adjournment of the special meeting to solicit additional proxies in favor of the merger proposal.

The CTO Board has fixed October 13, 2020 as the record date for the special meeting. Only holders of record of shares of CTO common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 4,716,793 shares of CTO common stock issued and outstanding.

The affirmative vote of the holders of at least a majority of all the issued and outstanding shares of common stock is required to approve the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Similarly, the failure to vote, either by proxy or online at the virtual meeting, will have the same effect as a vote “AGAINST” this proposal.

Provided a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock voting on the proposal is required to approve the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. However, the failure to vote, either by proxy or online at the virtual meeting, will have no effect on the outcome of the vote on this proposal other than with respect to the presence of a quorum.

Recommendation of the CTO Board

After careful consideration, the CTO Board has determined that the Merger Agreement is advisable and in the best interests of our shareholders and unanimously recommends that CTO shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Treatment of Common Stock in the Merger (Page 66)

As a result of the merger, each share of CTO common stock will automatically be converted into one share of NEWCO common stock. Therefore, after the completion of the merger, you will own the same number and percentage of shares of NEWCO common stock as you owned of CTO common stock immediately prior to the merger.

Conditions to Completion of the Merger (Page 67)

The respective obligations of CTO and NEWCO to complete the merger are subject to the satisfaction or, where permitted, waiver of the following conditions:

•	approval of the Merger Agreement by the requisite vote of the shareholders of CTO;

•

receipt by CTO and NEWCO from Vinson & Elkins L.L.P. of an opinion to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and that each of CTO and NEWCO is a party to the reorganization within the meaning of section 368(b) of the Code;

•	approval for listing on the NYSE of NEWCO common stock, subject to official notice of issuance;

•

the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

•	the absence of any order or proceeding that would prohibit or make illegal completion of the merger; and

•	receipt of all material third-party approvals and consents required in connection with the merger.

Termination of the Merger Agreement (Page 67)

The Merger Agreement provides that it may be terminated and the merger abandoned at any time prior to its completion (even after approval of the Merger Agreement by our shareholders) by action of the CTO Board if it determines that, for any reason, the completion of the transactions provided for in the Merger Agreement would be inadvisable or not in the best interests of CTO or its shareholders.

Directors and Officers of NEWCO (Page 67)

CTO expects that NEWCO’s directors and executive officers following the merger will be the same as those of CTO immediately prior to the merger.

Interests of CTO’s Directors and Executive Officers in the Merger (Page 68)

CTO’s directors and executive officers own shares of CTO common stock, stock options, time-based restricted stock and performance-based equity awards and, to that extent, their interest in the merger is the same as that of the other holders of shares of CTO common stock, stock options, time-based restricted stock and performance-based equity awards.

In connection with our declaration and payment of the Special Distribution, we expect that we will adjust the number of shares of stock available for issuance as equity awards, the number of shares of stock subject to outstanding equity awards (restricted stock, performance shares and options), and the exercise price of any outstanding options under the Plan.

Regulatory Approvals (Page 68)

As noted above, the merger is conditioned on, among other things, (i) the SEC declaring effective the registration statement, of which this proxy statement/prospectus forms a part, and (ii) the receipt of approval for listing on the NYSE of shares of NEWCO common stock to be issued in the merger, subject to official notice of issuance. In addition, to complete the merger, we must file articles of merger as required under the Florida Business Corporation Act and the Maryland General Corporation Law. We are not aware of any other federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained in connection with the merger.

No Dissenters’ Rights (Page 68)

Under Florida law, you are not entitled to any dissenters’ rights of appraisal in connection with the REIT conversion or the merger.

Risk Factors (Page 23)

Before voting on the proposals to be considered at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus and especially consider the factors discussed in “Risks Factors—Risks Related to Our Qualification and Operation as a REIT” beginning on page 23, as well as the additional risk factors discussed in “Risk Factors” that relate to CTO’s business.

Security Ownership of Directors and Executive Officers (Page 59)

On October 13, 2020, the record date for the special meeting, directors and executive officers of CTO and their affiliates had the right to vote 199,713 shares of CTO common stock, or approximately 0.4% of the issued and outstanding CTO common stock at that date. We currently expect that each of these individuals will vote their shares of CTO common stock in favor of the proposals to be presented at the special meeting. The affirmative vote of the holders of at least a majority of all the issued and outstanding shares of common stock is required to approve the Merger Proposal.

Historical Market Prices and Dividend Data (Page 123)

CTO’s common stock is traded on the NYSE American under the symbol “CTO.” On September 2, 2020, the last full trading day before the announcement of the Merger Proposal, the closing stock price of CTO common stock was $42.75. For the first two quarters in 2018, the dividend declared on CTO common stock was $0.06 per share for each quarter. The CTO Board increased the dividend to $0.07 per share for the third quarter in 2018 and $0.08 for the fourth quarter in 2018. The CTO Board increased the dividend to $0.10 per share for the first and second quarters of 2019, $0.11 per share for the third quarter of 2019 and $0.13 per share for the fourth quarter of 2019. The CTO Board increased the dividend to $0.25 per share for the first two quarters of 2020 and $0.40 per share the third quarter of 2020. The declaration and payment of dividends on NEWCO common stock in the future will be subject to the discretion of the NEWCO Board. For more information, see “Dividend and Distribution Policy” on page 69.

NEWCO common stock is not currently traded on any stock exchange. Following the merger, we expect NEWCO common stock to trade on the NYSE under CTO’s current trading symbol, “CTO.”

Comparative Rights of Holders of NEWCO Capital Stock and CTO Capital Stock (Page 133)

Your rights as a holder of CTO common stock are currently governed by FBCA, the CTO Charter and the CTO Bylaws. If the Merger Agreement is adopted and approved by CTO’s shareholders and the merger is completed, you will become a shareholder of NEWCO and your rights as a shareholder of NEWCO will be governed by the MGCL, the NEWCO Charter and the NEWCO Bylaws. Some important differences exist between your rights as a holder of CTO common stock and your rights as a holder of NEWCO common stock. Copies of the NEWCO Charter and NEWCO Bylaws are attached as Annex B-1 and Annex B-2, respectively.

The major difference is that, to satisfy requirements under the Code that are applicable to REITs in general and to otherwise address concerns relating to capital stock ownership, the NEWCO Charter generally prohibits any shareholder from owning more than 9.8% of the outstanding shares of any class or series of NEWCO stock. These limitations are subject to waiver or modification by the NEWCO Board. For more detail regarding the differences between your rights as a holder of CTO common stock and your rights as a holder of NEWCO common stock, see the sections entitled “Description of NEWCO Capital Stock,” “Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws” and “Comparison of Your Rights as a Shareholders of CTO to Your Rights as a Shareholder of NEWCO.”

Tax Consequences of the Merger (Page 146)

Our counsel, Vinson & Elkins L.L.P., is of the opinion that the merger will be treated for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code. Accordingly, we expect that for U.S. federal income tax purposes:

•	no gain or loss will be recognized by CTO or NEWCO as a result of the merger;

•	CTO shareholders will not recognize any gain or loss upon the conversion of their shares of CTO common stock into shares of NEWCO common stock;

•

the tax basis of the shares of NEWCO common stock received by a shareholder in the merger in the aggregate will be the same as such shareholder’s adjusted tax basis in the shares of CTO common stock being converted in the merger; and

•

the holding period of the shares of NEWCO common stock received by a shareholder in the merger will include such shareholder’s holding period with respect to the shares of CTO common stock being converted in the merger, assuming that such shareholder’s CTO common stock was held as a capital asset at the effective time of the merger.

The U.S. federal income tax treatment of holders of CTO common stock or NEWCO common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of holding CTO common stock or NEWCO common stock to any particular shareholder will depend on the shareholder’s particular tax circumstances. For example, if we are not a “domestically controlled qualified investment entity,” within the meaning of the Code, and you are a non-U.S. person who owns or has owned more than 10% of the outstanding CTO common stock, it may be necessary for you to comply with reporting and other requirements of the Treasury Regulations to achieve the nonrecognition of gain, carryover tax basis and tacked holding period described above. We urge you to consult your tax advisor regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of CTO common stock or NEWCO common stock.

Qualification of NEWCO as a REIT (Page 147)

We expect to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. If we so qualify, we will be permitted to deduct distributions paid to our shareholders, allowing the income represented by such distributions not to be subject to tax at the entity level and to be taxed, if at all, only at the shareholder level. Nevertheless, the earnings of our TRSs will be subject to U.S. federal corporate income taxes.

Our ability to qualify and to continue to qualify as a REIT will depend upon our continuing compliance with various REIT requirements, including requirements related to the nature of our assets, the sources of our income and the distributions to our shareholders. If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax at regular corporate rates. As a REIT, we are also subject to some federal, state, local and foreign taxes on our income and property.

In connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Vinson & Elkins L.L.P. will render an opinion that, commencing with our taxable year ending December 31, 2020, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, will not be binding upon the Internal Revenue Service (the “IRS”) or any court and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

The Special Distribution (Page 70)

A REIT is required to distribute any earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation by the end of its first REIT year (or the following January, if the distribution was declared and has a record date in October, November, or December of the first REIT year). For us to elect REIT status for our 2020 taxable year, we must declare one or more distributions to our shareholders, on or before December 31, 2020, of our previously undistributed earnings and profits attributable to the taxable periods ended on or prior to December 31, 2019.

Therefore, for purposes of qualifying as a REIT, we plan to make the Special Distribution to our shareholders to ensure that we have distributed all of our Pre-REIT Conversion Earnings and Profits. We expect to pay the Special Distribution in a combination of cash and our common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to a limit on the total amount of cash that will be payable in the Special Distribution. For additional information, see “The Special Distribution” on page 70 and “Material U.S. Federal Income Tax Considerations—Taxation of the Special Distribution” beginning on page 146.

We expect that that the Special Distribution will be declared in the fourth quarter of 2020 and paid in December 2020. The details and consequences of the Special Distribution will be described in the election form and accompanying materials that will be mailed to shareholders in connection with the Special Distribution.

Any CTO shareholders who dispose of their shares of CTO common stock before the record date for the Special Distribution will not be entitled to receive the Special Distribution.

Dividend and Distribution Policy (Page 69)

To qualify as a REIT, we generally must annually distribute to our shareholders an amount at least equal to 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding any net capital gains). Generally, we expect to distribute all or substantially all of our REIT taxable income, including net capital gains, so as to not be subject to the income or excise tax on undistributed REIT taxable income.

We have paid, and intend to continue to pay, quarterly dividends to comply with the regular REIT distribution requirement, consistent with our distribution policy. The amount, timing, form and frequency of distributions, however, will be at the sole discretion of the CTO Board and will be based upon various factors, many of which are beyond our control. For additional information, see “Dividend and Distribution Policy” on page 69.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present a summary of historical consolidated financial and other data as of the dates and for the periods indicated for CTO, which, upon completion of the merger, will be deemed to be the predecessor of NEWCO for accounting purposes.

The summary selected statement of operations data for the six months ended June 30, 2020 and 2019 and the summary selected balance sheet data as of each period then ended presented below has been derived from CTO’s unaudited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The summary selected statement of operations data for the years ended December 31, 2019, 2018 and 2017 and the summary selected balance sheet data as of December 31, 2019 and 2018 presented below has been derived from CTO’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The summary selected balance sheet data as of December 31, 2017 presented below has been derived from CTO’s audited consolidated financial statements and related notes thereto, which are not incorporated by reference into this proxy statement/prospectus The information in the following tables may not be comparable to the operations of NEWCO on a going-forward basis following completion of the merger, the Special Distribution and other transactions directly related to our anticipated REIT election and thus may not be indicative of NEWCO’s future performance.

The following tables do not provide all of the information contained in CTO’s financial statements, including the related notes. It is important for you to read the following summary selected financial information together with the sections of this proxy statement/prospectus entitled “Selected Financial Data,” beginning on page 91 of this proxy statement/prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 93 of this proxy statement/prospectus and CTO’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018	2017
Statement of Operations Data (In thousands)
Revenues of each segment are as follows:
Income Properties	$22,476	$21,100	$41,956	$40,076	$31,407
Management Services	1,398	—	304	—	—
Commercial Loan Investments	1,887	53	1,829	616	2,053
Real Estate Operations	87	495	852	2,966	5,191

Total Revenues	$25,848	$21,648	$44,941	$43,658	$38,651

Operating income from Continuing Operations before income tax for each segment is as follows:
Income Properties	$17,795	$17,533	$34,956	$31,906	$24,489
Management Services	1,398	—	304	—	—
Commercial Loan Investments	1,887	53	1,829	616	2,053
Real Estate Operations	(1,494)	409	748	2,375	3,770
General and Corporate Expense	(16,741)	(12,042)	(9,818)	(9,785)	(10,253)
Depreciation and Amortization	7,076	18,682	(15,797)	(15,762)	(12,314)
Gain on Disposition of Assets	1,141	—	21,977	22,035	—

Total Operating Income	$11,062	$24,635	$34,199	$31,385	$7,745

	As of June 30,		As of December 31,
	2020	2019	2019	2018	2017
Balance Sheet Data (In thousands)
Identifiable assets of each segment are as follows:
Income Properties	$560,087	$469,118	$464,285	$492,094	$388,603
Commercial Loan Investments	18,495	9,166	35,742	—	11,964
Real Estate Operations	67,015	15,571	65,555	14,316	4,416
Discontinued Real Estate Operations	833	16,606	833	20,972	38,880
Discontinued Golf Operations	—	4,603	—	4,462	6,262
Corporate and Other (1)	42,423	62,459	136,871	24,486	16,005

Total Assets	$688,853	$577,523	$703,286	$556,330	$466,130

(1)	Corporate and Other assets includes all other corporate assets, including cash, restricted cash, and investment securities.

SUMMARY PRO FORMA FINANCIAL INFORMATION

The following tables present selected data from the unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 and from the unaudited pro forma consolidated balance sheet as of June 30, 2020, which are included in this proxy statement/prospectus in the section entitled “Pro Forma Financial Information.”

The unaudited pro forma consolidated statements of operations present the effects of (i) CTO’s acquisition on December 9, 2019 of an approximately 212,000 square foot multi-tenant commercial retail property called the Strand, located in Jacksonville, Florida, for approximately $62.7 million, and CTO’s acquisition on February 21, 2020 of an approximately 269,000 square foot multi-tenant commercial retail property called Perimeter Place, located in Atlanta, Georgia, for approximately $75.4 million, (ii) the merger and (iii) the REIT conversion as though such transactions had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet is presented as if the merger and the REIT conversion had occurred on June 30, 2020. The unaudited pro forma consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes included in, or incorporated by reference into, this proxy statement/prospectus.

For purposes of the unaudited pro forma consolidated balance sheet, we currently estimate that, if we elect REIT status as of January 1, 2020, the aggregate amount of the Special Distribution will be no more than $54 million, which is expected to be paid in a combination of 90% NEWCO common stock and 10% cash. All assumptions used in the following pro forma consolidated financial data are described under “Pro Forma Financial Information” beginning on page 78.

	Unaudited Pro Forma
	As of and for the Six Months Ended June 30, 2020	Year Ended December 31, 2019
(In thousands except per share amounts)
Statement of Operations Data:
Revenues	$26,858	$57,890
Direct Cost of Revenues	6,637	11,502

Revenues less Direct Cost of Revenues	$20,221	$46,388

Income from Continuing Operations Before Income Tax Benefit (Expense)	$810	$25,339
Income Tax Benefit (Expense) from Continuing Operations	14	(76)

Net Income from Continuing Operations	$824	$25,263

Earnings Per Common Share:
Basic and Diluted	$0.14	$4.18
Balance Sheet Data:
Total Assets	$689,010
Total Liabilities	$331,655
Long-Term Debt	$275,782
Total Shareholders’ Equity	$357,355

RISK FACTORS

In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the proposed REIT conversion in determining whether or not to vote for adoption of the Merger Agreement. You should carefully consider the additional risks described in CTO’s annual, quarterly and current reports, including those identified in CTO’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. This section includes or refers to certain forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 57 for the qualifications and limitations of these forward-looking statements.

Risks Related to Our Qualification and Operation as a REIT

Failure to qualify as a REIT, or failure to remain qualified as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.

We believe that our organization and current and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2020. However, we cannot assure you that we will qualify and remain qualified as a REIT. In connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Vinson & Elkins L.L.P. will render an opinion that, commencing with our taxable year ending December 31, 2020, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.’s opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, will not be binding upon the IRS or any court and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:

•	we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

•	we could be subject increased state and local taxes; and

•	unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect our business, financial condition, results of operations or ability to make distributions to our shareholders and the trading price of our common stock. See “Material U.S. Federal Income Tax Considerations” for a discussion of material U.S. federal income tax consequences relating to us and an investment in our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that could reduce our cash flows and negatively impact our results of operations and financial condition.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure and state or local income, property and transfer taxes. In addition, any partnership in which we have an interest may be liable at the entity level for tax imposed under those procedures. Further, our TRSs will be subject to regular corporate U.S. federal, state and local taxes. The TRS rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. Any of these taxes would decrease cash available for distributions to shareholders, which, in turn, could materially adversely affect our business, financial condition, results of operations or ability to make distributions to our shareholders and the trading price of our common stock.

If we fail to distribute our Pre-REIT Conversion Earnings and Profits, we could fail to qualify as a REIT.

To qualify as a REIT, we must not have any non-REIT accumulated earnings and profits, as measured for U.S. federal income tax purposes, at the end of any REIT taxable year. We were treated as a C corporation prior to our first REIT year, which will be our taxable year ending December 31, 2020. Thus, we will be required to distribute our Pre-REIT Conversion Earnings and Profits. While we currently believe and intend that the Special Distribution will satisfy the requirements relating to the distribution of our Pre-REIT Conversion Earnings and Profits, the determination of the amount of accumulated earnings and profits attributable to non-REIT years is a complex factual and legal determination. There are substantial uncertainties relating to the computation of our Pre-REIT Earnings and Profits. We may have less than complete information at the time we complete our analysis or may interpret the applicable law differently from the IRS. In addition, the IRS could, in auditing tax years through 2019, successfully assert that our taxable income should be increased, which could increase our Pre-REIT Conversion Earnings and Profits. Thus, we could fail to satisfy the requirement that we distribute all of our Pre-REIT Conversion Earnings and Profits by the close of our first taxable year as a REIT. Although there are procedures available to cure a failure to distribute all of our Pre-REIT Conversion Earnings and Profits, we cannot now determine whether we will be able to take advantage of them or the economic impact to us of doing so. If it is determined that we had undistributed Pre-REIT Conversion Earnings and Profits as of the end of any taxable year in which we elect to qualify as a REIT, and we are unable to cure the failure to distribute such earnings and profits, then we would fail to qualify as a REIT under the Code.

Failure to make required distributions would subject us to U.S. federal corporate income tax.

We intend to operate in a manner so as to qualify and maintain our qualification as a REIT for U.S. federal income tax purposes. In order to qualify and maintain our qualification as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under the Code.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

To qualify and maintain our qualification as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by the securities of one or more TRSs and no more than 25% of our assets can be represented by debt of “publicly offered REITs” (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act), unless secured by real property or interests in real property. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

Our relative lack of experience in operating under the constraints imposed on us as a REIT may hinder the achievement of our investment objectives.

The Code imposes numerous constraints on the operations of REITs that do not apply to other investment vehicles. Our qualification as a REIT depends upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. Any failure to comply could cause us to fail to satisfy the requirements associated with qualifying for and maintaining REIT status. We have relatively limited experience operating under these constraints, which may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objectives. As a result, we cannot assure you that we will be able to operate our business under these constraints. If we fail to qualify as a REIT for any taxable year, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability. In addition, distributions to shareholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests applicable to REITs. In addition, certain income from hedging transactions entered into to hedge existing hedging positions after any portion of the hedged indebtedness or property is extinguished or disposed of will not be included in income for purposes of the 75% and 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS generally will not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Our ability to provide certain services to our tenants may be limited by the REIT rules or may have to be provided through a TRS.

As a REIT, we generally cannot provide services to our tenants other than those that are customarily provided by landlords, nor can we derive income from a third party that provides such services. If we forego providing such services to our tenants, we may be at a disadvantage to competitors that are not subject to the same restrictions. However, we can provide such non-customary services to tenant our share in the revenue from such services if we do so through a TRS, though income earned by such TRS will be subject to U.S. federal corporate income tax.

The prohibited transactions tax may limit our ability to dispose of our properties.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. We may be subject to the prohibited transaction tax equal to 100% of net gain upon a disposition of real property. Although a safe harbor to the characterization of the sale of real property by a REIT as a prohibited transaction is available, we cannot assure you that we can comply with the safe harbor or that we will avoid owning property that may be characterized as held primarily for sale to customers in the ordinary course of business. Consequently, we may choose not to engage in certain sales of our properties or may conduct such sales through a TRS, which would be subject to U.S. federal corporate income tax.

We will pay the Special Distribution, and may pay other distributions, as taxable dividends in our common stock and cash, in which case shareholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.

We intend to satisfy the requirement that we have not retained any Pre-REIT Conversion Earnings and Profits at the end of any REIT taxable year with a taxable distribution of our common stock. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. On May 4, 2020, the IRS issued Revenue Procedure 2020-19, which temporarily reduces (through the end of 2020) the minimum amount of the distribution that must be available in cash to 10%.

With respect to any taxable dividend payable in cash and common stock, including the Special Distribution, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, shareholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. shareholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we make a taxable dividend payable in cash and our common stock and a significant number of our shareholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

The ability of the NEWCO Board to revoke our REIT qualification without shareholder approval may cause adverse consequences to our shareholders.

The NEWCO Charter provides that the NEWCO Board may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines in good faith that it is no longer in our best interest to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our shareholders, which may have adverse consequences on our total return to our shareholders.

There are limits on our ownership of TRSs and our transactions with a TRS may cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRS. A TRS will be subject to applicable U.S. federal, state and local corporate income tax on its taxable income, and its after tax net income will be available for distribution to us but is not required to be distributed to us. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation and, in certain circumstances, other limitations on deductibility may apply. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We will monitor the value of our respective investments in our TRSs for the purpose of ensuring compliance with TRS ownership limitations and will structure our transactions with such TRSs on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% limitation or to avoid application of the 100% excise tax.

If we are not successful in utilizing the like-kind exchange structure in deploying the proceeds from dispositions of income properties, or our like-kind exchange transactions are disqualified, we could incur significant taxes and our results of operations and cash flows could be adversely impacted.

Although, as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders, we will nevertheless pay tax at the highest applicable regular U.S. federal corporate income tax rate (currently 21%) if we recognize built-in gain on the sale or disposition of any asset we held on January 1, 2020 (the first day of our first REIT year), during the five-year period after such date (the “Built-in Gains Tax”). Our strategy of investing in income-producing properties includes the utilization, when possible, of proceeds obtained from the disposition of income properties or from prior land transactions which qualify for deferral of the applicable income tax through the like-kind exchange provisions of the Code (“Section 1031”). Conducting Section 1031 exchanges generally will not trigger the Built-in Gains Tax. However, sales transactions that we completed in which we applied the provisions of Section 1031 may be disqualified for such treatment if we are deemed to have conducted activities on the land or in connection with the transaction that are inconsistent with the activities of a long-term investor such as the activities of a developer or a dealer. In addition, if we fail to complete a qualifying acquisition utilizing the aforementioned proceeds or complete the intended qualifying acquisition outside the specified period of time allowed for completing such transaction the application of the Section 1031 provisions would be disqualified. If a transaction we deemed qualifying for like-kind exchange treatment is subsequently disqualified by the IRS, we may be subject to increased income taxes, including the Built-in Gains Tax, which would adversely impact our results of operations and our cash flows.

If the provisions of Section 1031 of the Code regarding the like-kind exchange structure were altered substantially or eliminated, our financial position, results of operations and cash flows could be adversely impacted.

A fundamental element of our strategy is investing in income-producing properties, in some instances utilizing, the proceeds obtained from the disposition of our income properties and previously in our land holdings, which qualify for deferral of the applicable income tax through the Section 1031 like-kind exchange provisions of the Code. As noted above, the use of Section 1031 exchanges will generally allow us to avoid the Built-in Gains Tax that may apply during the five-year period following our REIT conversion. If the provisions of Section 1031 of the Code, including the deferral of taxes on gains related to the sale of real property such as our income properties, were to be altered substantially or eliminated, we may be subject to increased income taxes, including the Built-in Gains Tax, which may have a material adverse effect on our results of operations and our cash flows.

You may be restricted from acquiring or transferring certain amounts of our common stock.

The stock ownership restrictions of the Code for REITs and the 9.8% share ownership limit in the NEWCO Charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

In order to qualify as a REIT for each taxable year beginning in 2021, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our shares of capital stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of capital stock during at least 335 days of a taxable year for each taxable year beginning in 2021. To help insure that we meet these tests, the NEWCO Charter restricts the acquisition and ownership of shares of our capital stock.

The NEWCO Charter, with certain exceptions, requires our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by the NEWCO Board, the NEWCO Charter prohibits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of capital stock. The NEWCO Board may not grant an exemption from this restriction to any person if such exemption would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if the NEWCO Board determines in good faith that it is no longer in our best interest to continue to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum U.S. federal income tax rate applicable to “qualified dividend income” payable to U.S. shareholders that are taxed at individual rates is 20% (plus the 3.8% surtax on net investment income, if applicable). Dividends payable by REITs, however, generally are not eligible for the reduced rates on qualified dividend income. However, for taxable years beginning before January 1, 2026, ordinary REIT dividends constitute “qualified business income” and thus a 20% deduction is available to individual taxpayers with respect to such dividends, resulting in a 29.6% maximum U.S. federal income tax rate (plus the 3.8% surtax on net investment income, if applicable) for individual U.S. shareholders. However, to qualify for this deduction, the shareholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend, and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are taxed at individual rates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

We may be subject to adverse legislative or regulatory tax changes, in each instance with potentially retroactive effect, that could reduce the market price of our common stock.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in the U.S. federal income tax laws, regulations or administrative interpretations which, in turn, could materially adversely affect our ability to make distributions to our shareholders and the trading price of our common stock.

Risks Related to Our Income Property Operations

We are subject to risks related to the ownership of commercial real estate that could affect the performance and value of our properties.

Factors beyond our control can affect the performance and value of our properties. Our core business is the ownership of commercial properties that generate lease revenue from either a single tenant in a stand-alone property or multiple tenants occupying a single structure or multiple structures. Accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including:

•	inability to collect rents from tenants due to financial hardship, including bankruptcy;

•	changes in local real estate conditions in the markets where our properties are located, including the availability and demand for the properties we own;

•	changes in consumer trends and preferences that affect the demand for products and services offered by our tenants;

•	adverse changes in national, regional and local economic conditions;

•	inability to lease or sell properties upon expiration or termination of existing leases;

•	environmental risks, including the presence of hazardous or toxic substances on our properties;

•	the subjectivity of real estate valuations and changes in such valuations over time;

•	illiquidity of real estate investments, which may limit our ability to modify our portfolio promptly in response to changes in economic or other conditions;

•	zoning or other local regulatory restrictions, or other factors pertaining to the local government institutions which inhibit interest in the markets in which our properties are located;

•	changes in interest rates and the availability of financing;

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competition from other real estate companies similar to ours and competition for tenants, including competition based on rental rates, age and location of properties and the quality of maintenance, insurance and management services;

•	acts of God, including natural disasters and global pandemics which impact the United States, which may result in uninsured losses;

•	acts of war or terrorism, including consequences of terrorist attacks;

•	changes in tenant preferences that reduce the attractiveness and marketability of our properties to tenants or cause decreases in market rental rates;

•	costs associated with the need to periodically repair, renovate or re-lease our properties;

•

increases in the cost of our operations, particularly maintenance, insurance or real estate taxes which may occur even when circumstances such as market factors and competition cause a reduction in our revenues;

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changes in governmental laws and regulations, fiscal policies and zoning ordinances including in response to global pandemics whereby our tenants’ businesses are forced to close or remain open on a limited basis only; and

•	commodities prices.

The occurrence of any of the risks described above may cause the performance and value of our properties to decline, which could materially and adversely affect us.

Adverse changes in U.S., global and local regions or markets that impact our tenants’ businesses may materially and adversely affect us generally and the ability of our tenants to make rental payments to us pursuant to our leases.

Our results of operations, as well as the results of operations of our tenants, are sensitive to changes in U.S., global and local regions or markets that impact our tenants’ businesses. Adverse changes or developments in U.S., global or regional economic conditions may impact our tenants’ financial condition, which may adversely impact their ability to make rental payments to us pursuant to the leases they have with us and may also impact their current or future leasing practices. Adverse economic conditions such as high unemployment levels, rising interest rates, increased tax rates and increasing fuel and energy costs may have an impact on the results of operations and financial conditions of our tenants, which would likely adversely impact us. During periods of economic slowdown and declining demand for real estate, we may experience a general decline in rents or increased rates of default under our leases. A lack of demand for rental space could adversely affect our ability to maintain our current tenants and gain new tenants, which may affect our growth, profitability and ability to pay dividends.

Our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could materially and adversely affect us.

Each of our properties is occupied by a single tenant or multiple tenants. Therefore, the success of our investments in these properties is materially dependent upon the performance of our tenants. The financial performance of any one of our tenants is dependent on the tenant’s individual business, its industry and, in many instances, the performance of a larger business network that the tenant may be affiliated with or operate under. The financial performance of any one of our tenants could be adversely affected by poor management, unfavorable economic conditions in general, changes in consumer trends and preferences that decrease demand for a tenant’s products or services or other factors over which neither they nor we have control. Our portfolio includes properties leased to tenants that operate in multiple locations, which means we own multiple properties operated by the same tenant. To the extent we own multiple properties operated by one tenant, the general failure of that single tenant or a loss or significant decline in its business could materially and adversely affect us.

At any given time, any tenant may experience a decline in its business that may weaken its operating results or the overall financial condition of individual properties or its business as a whole. Any such decline may result in our tenant failing to make rental payments when due, declining to extend a lease upon its expiration, delaying occupancy of our property or the commencement of the lease or becoming insolvent or declaring bankruptcy. We depend on our tenants to operate their businesses at the properties we own in a manner which generates revenues sufficient to allow them to meet their obligations to us, including their obligations to pay rent, maintain certain insurance coverage, pay real estate taxes, make repairs and otherwise maintain our properties. The ability of our tenants to fulfill their obligations under our leases may depend, in part, upon the overall profitability of their operations. Cash flow generated by certain tenant businesses may not be sufficient for a tenant to meet its obligations to us pursuant to the applicable lease. We could be materially and adversely affected if a tenant representing a significant portion of our operating results or a number of our tenants were unable to meet their obligations to us.

Retail properties, particularly those with multiple tenants, depend on the presence of and successful operation of an anchor tenant or tenants and the failure of such tenant’s business or the loss of the anchor tenant(s) could adversely affect the overall success of our property and thereby could adversely impact our financial condition, results of operations and cash flows.

Retail properties, like other properties, are subject to the risk that tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. A multi-tenant property is particularly sensitive to the risk that a tenant that occupies a large area of a commercial retail property (commonly referred to as an anchor tenant) is unable to make their lease payments, does not extend their lease upon its expiration, or otherwise vacates their rented space. A lease termination by an anchor tenant or tenants could impact leases of other tenants. Other tenants may be entitled to modify the terms of their existing leases in the event of a lease termination by an anchor tenant, or the closure of the business of an anchor tenant that leaves its space vacant even if the anchor tenant continues to pay rent. Any such modifications or conditions could be unfavorable to us as the property owner and could decrease rents or expense recoveries. Additionally, should an anchor tenant vacate their leased space customer traffic to the property may be decreased, which could lead to decreased sales at other stores thus adversely impacting the tenant’s operations and impacting its ability to pay rent. In the event of default by a tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties.

We are subject to risks that affect the general retail environment in the United States, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large consumer retail companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retail tenant to lease space in our multi-tenant properties.

A significant portion of the properties in our income property portfolio are commercial properties that were developed to be occupied by retail tenants and thus we are subject to the risks that affect the retail sector generally, as well as the market for retail space. The business environment for retail operators and the market for retail space have previously been, and could again be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retail companies, the consolidation of operators that occurs from time to time in the retail sector, any excess amount of retail space in a number of markets and increasing competition from discount retail operators, outlet malls, internet or e-commerce retail businesses and other online businesses. Increases in consumer spending through e-commerce channels may significantly affect our retail tenants’ ability to generate sales in their stores and could affect the way future tenants lease space. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants. While we devote considerable effort and resources to analyze and respond to tenant trends, preferences and consumer spending patterns, we cannot predict with certainty what future tenants will require to operate their business, what demands will be made for the build out of future retail spaces and how much revenue will be generated at traditional “brick and mortar” locations. If we are unable to anticipate and respond promptly to trends in the market, our occupancy levels and rental amounts may decline.

Any of the foregoing factors could adversely affect the financial condition of our retail tenants and the willingness of retail operators to lease space at our income properties. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow and our ability to satisfy our debt service obligations and to pay distributions to the Company’s shareholders.

Competition that traditional retail tenants face from e-commerce retail sales, or the integration of brick and mortar stores with e-commerce retail operators, could adversely affect our business.

Our retail tenants face increasing competition from e-commerce businesses. E-commerce sales continue to account for an increasing percentage of retail sales in the U.S. and this trend is likely to continue. These trends may have an impact on decisions that retail businesses make regarding their utilization of “brick and mortar” stores. Changes in shopping trends as a result of the growth in e-commerce may also impact the profitability of retail operators that do not adapt to changes in market conditions. The continued growth of e-commerce sales could decrease the need for traditional retail outlets and reduce the demand for retail space and property requirements. These conditions could adversely impact our results of operations and cash flows if we are unable to meet the needs of our tenants or if our tenants encounter financial difficulties as a result of changing market conditions.

A key element of our future success will depend upon, among other things, our ability to successfully execute our strategy to invest in income-producing assets which if unsuccessful could adversely impact our financial condition, results of operations and cash flows.

There is no assurance that we will be able to continue to execute our strategy of investing in income-producing assets, including income properties and commercial loans or similar financings secured by real estate. There is no assurance that the number of properties in our income property portfolio or the number of loans in our loan investment portfolio will expand at all or, if they expand, at any specified rate or to any specified size. The growth in our portfolios of income-producing assets provide earnings and cash flow through the added rents or interest payments. If we continue to invest in diverse geographic markets other than the markets in which we currently own income properties or loan investments, we will be subject to risks associated with investing in new markets as those markets may be relatively unfamiliar to us. In addition, investments in new markets may introduce increased costs to us relating to factors including the regulatory environment and the local and state tax structure. Additionally, there is no assurance we will be able to continue to make investments in commercial loans or similar financings secured by real estate. Consequently, if we are unable to successfully execute our strategy of investing in income-producing assets or some or all of our investments, including in new markets, introduce increased operating costs our financial condition, results of operations, and cash flows may be adversely affected.

We operate in a highly competitive market for the acquisition of income properties and more established entities or other investors may be able to compete more effectively for acquisition opportunities than we can.

A number of entities and other investors compete with us to purchase income properties. We compete with REITs, public and private real estate focused companies, high wealth individual investors, and others. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several of our public company competitors have greater access to capital, typically by raising equity or debt financing, have significant amounts of capital available and investment objectives that overlap with ours, which often creates competition for acquisition opportunities. Some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different assessments of investment risk, which could allow them to consider a wider variety of income property acquisitions and establish more relationships than us. We cannot be assured that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations and therefore our cash flows. Also, because of this competition, we may not be able to take advantage of attractive acquisition opportunities from time to time, and we can offer no assurance that we will be able to identify and purchase assets that are consistent with our objectives.

The loss of revenues from our income property portfolio or certain tenants would adversely impact our results of operations and cash flows.

We had one tenant that accounted for more than 10% of our consolidated income property revenue during the year ended December 31, 2019. Wells Fargo, who occupied two single-tenant office properties located in Hillsboro, Oregon and Raleigh, North Carolina, accounted for approximately 12.5% of our consolidated revenues during the year ended December 31, 2019. The office property leased to Wells Fargo located in Raleigh, North Carolina also represented 26% of the total square footage of our income property portfolio as of December 31, 2019. We have one other tenant, Fidelity Investments, who represented over 5% of our consolidated revenues during the year ended December 31, 2019, and a large percentage of the square footage of our income property portfolio, but not in excess of 10%. The default, financial distress, or bankruptcy of one or all of these tenants could cause substantial vacancies in two of the largest properties in our income property portfolio and reduce our revenues from our income property operations significantly, thereby adversely impacting our results of operations and cash flows. Vacancies reduce our revenue until the affected properties can be re-leased and could decrease the value of each such vacant property. Upon the expiration of the leases that are currently in place, we may not be able to re-lease a vacant property at a comparable lease rate or without incurring additional expenditures in connection with such re-leasing. If, following the loss of an income property tenant, we are unable to re-lease the income property at comparable rental rates and in a timely manner, our financial condition, results of operations and cash flows could be adversely affected.

A significant portion of the revenue we generate from our income property portfolio is concentrated in specific industry classifications and/or geographic locations and any prolonged dislocation in those industries or downturn in those geographic areas would adversely impact our results of operations and cash flows.

More than 20% of our base rent revenue during the year ended December 31, 2019 was generated from tenants in the financial services industry including Wells Fargo, Fidelity, Bank of America, and JP Morgan Chase. Approximately 24% and 10% of our base rent revenue during the year ended December 31, 2019 was generated from tenants located in Florida and North Carolina, respectively.

Such geographic concentrations could be heightened by the fact that our investments may be concentrated in certain areas that are affected by the COVID-19 Pandemic more than other areas. Any financial hardship and/or economic downturns in the financial industry, including a downturn similar to the financial crisis in 2007 through 2009, or in the four states noted could have an adverse effect on our results of operations and cash flows.

Certain provisions of the Company’s leases may be unenforceable.

The Company’s rights and obligations with respect to its leases are governed by written agreements with its tenants. A court could determine that one or more provisions of such an agreement are unenforceable, such as a particular remedy, a termination provision, or a provision governing the Company’s remedies for default of the tenant. If we were unable to enforce provisions of a lease agreement or agreements, our results of operations, financial condition, and cash flows could be adversely impacted.

We may not be able to dispose of properties we target for sale to recycle our capital.

While the Company’s strategy may include selectively selling non-core or other income-producing properties to recycle our capital, we may be unable to sell properties targeted for disposition due to adverse market or other conditions or not achieve the pricing or timing that is consistent with our expectations. This may adversely affect, among other things, the Company’s ability to deploy capital into the acquisition of other income-producing properties, the execution of our overall operating strategy and consequently our financial condition, results of operations, and cash flows.

We may seek to conduct development activities, including the development of new income properties or the redevelopment or renovation of existing income properties, which may cause us to experience unexpected costs and have other risks that may adversely affect our financial condition, results of operations and liquidity.

We have recently and may in the future develop new income properties. In addition, we have in recent years and may in the future redevelop, significantly renovate or otherwise invest additional capital in certain of our existing income properties to improve the assets and enhance the opportunity for increased returns on our overall investment. These various development activities, particularly the development of new income properties, is subject to a number of risks, including risks associated with construction work and risks of cost overruns due to construction delays or other factors that may increase the expected costs of a project. Furthermore, the commencement of development projects is subject to other risks including the receipt of zoning or entitlements and other required governmental permits and authorizations. In addition, we may incur development costs in connection with projects that are ultimately not pursued to completion. Any of the development activities noted may be financed under our existing revolving Credit Facility (hereinafter defined) or through other forms of financing. If such financing is not available on acceptable terms, our development activities may not be pursued or may be curtailed. In addition, such development activities would likely reduce the available borrowing capacity on our Credit Facility which we use for the acquisition of income properties and other operating needs. The risks associated with development activities, including but not necessarily limited to those noted, could adversely impact our financial condition, results of operations, and liquidity.

Risks Related to Our Management of and Investment in PINE

Our revenues include receipt of management fees and potentially incentive fees derived from our provision of management services to PINE and the loss or failure, or decline in the business or assets, of PINE could substantially reduce our revenues.

The fees we earn from providing management services to PINE could become a substantial source of our revenues. The revenues we generate from managing PINE depend in large part on the ability of PINE to raise capital to invest in real estate assets and on the positive performance of its investments and shareholder returns. The performance of PINE is subject to a number of risks and uncertainties. Therefore, our operating results and our ability to maintain and grow our revenues depends upon the ability of PINE and its significant tenants to maintain and grow their respective businesses. Our operating results and our ability to maintain and grow our revenues also depend upon the ability of PINE to maintain and grow its market capitalizations and to achieve positive shareholder returns in excess of applicable total shareholder return indexes. Reduced business activities, market capitalizations or shareholder returns, sales of assets or the failure of PINE or the termination of our management agreement with PINE could materially reduce our revenues and our profitability thereby adversely impacting our cash flows and results of operations.

Our management agreement with PINE is subject to termination for events of default or non-performance, and any such termination could have a material adverse effect on our business, results of operations and financial condition.

Our management agreement with PINE may be terminated by PINE in certain circumstances. Depending upon the circumstances of a termination, we may or may not be entitled to receive a termination fee. If our management agreement with PINE is terminated, we may be unable to replace the lost revenue. Even if we receive a termination fee upon the termination of the management agreement with PINE, we may be unable to invest the after tax proceeds from the termination fee we receive in opportunities that earn returns equal to or greater than the revenues lost as a result of the terminated management agreement. The termination of our management agreement with PINE could have a material adverse impact on our business, results of operations and financial condition.

An internalization of PINE’s management functions could have a material adverse effect on our business, results of operations and financial condition.

In the future, PINE’s board of directors may consider internalizing the functions performed for PINE by us. We may be unable to replace the revenue that we would have received in the future in the absence of an internalization transaction. In the event that we and PINE agree to an internalization transaction, the payment of the internalization price to us would be in lieu of the payment of any termination fee. The internalization price would be payable in cash, shares of PINE’s common stock or OP Units, or a combination thereof, as determined by a majority of PINE’s independent directors in their sole discretion. Even if the internalization price paid to us in connection with an internalization is substantial, we cannot assure you that any cash, shares of PINE’s common stock or OP Units received in connection with an internalization transaction will ultimately lead to returns equal to or greater than the revenues lost as a result of the internalization transaction.

Internalization transactions, including without limitation, transactions involving the acquisition of external advisors or property managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions to our shareholders. All of these factors could have a material adverse effect on us.

We have relatively limited experience managing a REIT.

In connection with PINE’s initial public offering, we entered into a management agreement with PINE pursuant to which we manage the day-to-day operations of its business. We do not have significant experience managing a REIT. We will continue to be paid a management fee to manage PINE’s business and we may be paid an incentive fee which will depend on numerous factors, including our ability to make investments on behalf of PINE that generate attractive, risk-adjusted returns, and thereby result in PINE’s shareholders achieving a necessary level of return. A key element of PINE’s success will likely include its ability to raise additional equity capital to fund its goals for growth. Our successful performance as the manager of PINE will therefore depend, in part, our ability to assist PINE in raising equity capital in amounts sufficient to support PINE’s goals and on acceptable terms. Our successful performance as the manager of PINE will also depend on our ability to access financing for PINE, and on acceptable terms. There can be no assurance that we will be successful in this business, that PINE will achieve its objectives, will invest successfully in income properties and will generally operate successfully, or that we will earn fees from PINE sufficient to recover the costs we have incurred or to provide a suitable return on our investment in PINE.

Declines in the market values of our investment in PINE may adversely affect periodic reported results.

We hold a significant equity interest, approximately 23.5% as of June 30, 2020, in PINE, including the OP Units we hold in PINE’s operating partnership. PINE is publicly traded and as such its common stock is subject to the risks associated with public equities, which include, but are not limited to, market risk broadly, risks associated with the REIT industry, and risks associated with the real estate industry more specifically. The public equity markets can be volatile, and the value of PINE’s shares may fluctuate significantly over short periods of time. A significant decrease in the trading price of PINE’s shares could result in losses that have a material adverse effect on the value of our investment in PINE, which could adversely impact our financial condition.

There are various potential conflicts of interest in our relationship with PINE, including our executive officers and/or directors who are also officers and/or directors of PINE, which could result in decisions that are not in the best interest of our shareholders.

We are subject to conflicts of interest that may exist or could arise in the future with PINE, including our executive officers and/or directors who are also directors or officers of PINE. Conflicts may include, without limitation: conflicts arising from the enforcement of agreements between us and PINE; conflicts in the amount of time that our officers and employees will spend on our affairs versus PINE’s affairs; and conflicts in future transactions that we may pursue with PINE. Transactions between us and PINE would be subject to approval by our disinterested independent directors; however, there can be no assurance that such approval will be successful in achieving terms and conditions as favorable to us as would be available from a third party. Our president and chief executive officer who is also one of our directors also serves on PINE’s board of directors.

Our directors and executive officers have duties to our company under applicable Florida law, and our executive officers and our directors who are also directors or officers of PINE also have duties to PINE under applicable Maryland law. Those duties may come in conflict from time to time. We have duties as the manager of PINE which may come in conflict with our duties to our shareholders from time to time. In addition, conflicts of interest may exist or could arise in the future with our duties to PINE as its manager in connection with future investment opportunities.

Risks Related to Our Management of the Land JV

A prolonged downturn in economic conditions could adversely impact our business, particularly with regard to our ability to maintain revenues from our income-producing assets and our ability to monetize parcels of land in the Land JV.

The economic down cycle that began in 2007, precipitated by crises in the credit markets, included the collapse of the housing market and a recession in the local and national economy with significant levels of unemployment, shrinking gross domestic product, and drastically reduced consumer spending. During this period, potential investors in real estate, particularly residential real estate, often deferred or avoided real estate purchases due to, among other factors, a lack of liquidity, the substantial costs involved, and overall uncertainty with the economy. The real estate industry is particularly vulnerable to shifts in local, regional, and national economic conditions which are outside of our control, such as short and long-term interest rates, housing demand, population growth, and job growth and related unemployment levels. The ability of the Land JV to sell land parcels is especially sensitive to economic conditions in Florida, particularly in Daytona Beach, where all of the land in the Land JV’s portfolio is located. A prolonged period of economic weakness or another downturn in the U.S. economy could have a material adverse effect on the success of the Land JV’s business and thereby our business, financial condition, results of operations, and/or cash flows could also be adversely affected.

Most of the Land JV’s land holdings are located in Daytona Beach, Florida and the competition in the local and regional market, the possible impact of government regulation, permitting or development limitations, and the criteria used by parties interested in acquiring land could adversely impact the Land JV and thereby our ability to attain value from our retained interest in the Land JV and thus our financial condition, results of operations and cash flows.

The parties typically interested in the land holdings of the Land JV base their decision to acquire land on, among other things, price, location, ability to rezone and entitle the land, land use or optionality of land use, and ability to obtain permitting. In some instances, the aforementioned acquisition criteria or other factors may cause an interested party to consider other land instead of ours. In addition, parties interested in acquiring the land holdings of the Land JV would likely consider the impact of governmental regulations or ordinances on their ability to entitle and develop the land for their intended use and may seek incentives or similar economic considerations from one or more governmental authorities that they may not be able to obtain. These conditions may make it difficult for the Land JV to complete land transactions on acceptable terms or at all, which could adversely impact the success of the Land JV’s business and thereby our business, financial condition, results of operations, and/or cash flows could also be adversely affected.

Land use and environmental regulations could restrict, make costlier, or otherwise adversely impact our business.

We are, and the Land JV is, subject to a wide variety of federal, state, and local laws and regulations relating to land use, development and permitting, and environmental compliance obligations. Any failure to comply with these laws or regulations could result in capital or operating expenditures or the imposition of significant financial penalties or restrictions on the operations of the Land JV, of which we are the manager and in which we have a retained financial interest, that could adversely affect present and future operations of the Land JV and its ability to sell land, and thereby, our financial condition, results of operations, and cash flows. Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer. Additionally, development moratoriums may be imposed due to, among other possibilities, inadequate traffic capacity provided by existing roadways. In some areas, municipalities may enact growth control initiatives, which will restrict the number of building permits available in a given year. If municipalities in which the Land JV owns land takes these or similar actions, acquirers of the Land JV’s land assets may experience delays, increasing costs, or limitations in the ability to operate in those municipalities, which may have an adverse impact on the success of the Land JV’s business and thereby our business, financial condition, results of operations, and/or cash flows could also be adversely affected.

Risks Related to Our Commercial Loan Investments

A part of our investment strategy is focused on investing in commercial loan investments which may involve credit risk.

We may in the future invest in commercial loans secured by commercial real estate or similar financings secured by real estate. Investments in commercial loans or similar financings of real estate involve credit risk with regard to the borrower, the borrower’s operations and the real estate that secures the financing. The credit risks include, but are not limited to, the ability of the borrower to execute its business plan and strategy, the ability of the borrower to sustain and/or improve the operating results generated by the collateral property, the ability of the borrower to continue as a going concern, and the risk associated with the market or industry in which the collateral property is utilized. Our evaluation of the investment opportunity in a mortgage loan or similar financing includes these elements of credit risk as well as other underwriting criteria and factors. Further, we may rely on third party resources to assist us in our investment evaluation process and otherwise in conducting customary due diligence. Our underwriting of the investment or our estimates of credit risk may not prove to be accurate, as actual results may vary from our estimates. In the event we underestimate the performance of the borrower and/or the underlying real estate which secures our commercial loan or financing, we may experience losses or unanticipated costs regarding our investment and our financial condition, results of operations, and cash flows may be adversely impacted.

Because of competition, we may not be able to acquire commercial loans or similar financings at all or at favorable yields.

If in the future we seek to invest in commercial loans or similar financings secured by underlying real estate, we may not be able to acquire such loan investments at favorable spreads over our borrowing costs. We will compete with many other investment groups including REITs, public and private investment funds, life insurance companies, commercial and investment banks and commercial finance companies, including some of the third parties with which we expect to have relationships. In most instances the competition have greater financial capacity, are larger organizations and have a greater operating presence in the market. As a result, we may not be able to acquire commercial loans or similar financings in the future at all or at favorable spreads over our borrowing costs, which could adversely impact our results of operations and cash flows and would likely result in the need for any growth in our portfolio of income-producing assets to be achieved through the acquisition of income properties.

Debt and preferred equity investments could cause us to incur expenses, which could adversely affect our results of operations.

We may own in the future investments in first mortgages, mezzanine loans, junior participations and preferred equity interests. Such investments may or may not be recourse obligations of the borrower and are not insured or guaranteed by governmental agencies or otherwise. In the event of a default under these obligations, we may have to take possession of the collateral securing these interests including through foreclosure proceedings. Borrowers may contest enforcement of foreclosure or our other remedies and may seek bankruptcy protection to potentially block our actions to enforce their obligations to us. Relatively high loan-to-value ratios and declines in the value of the underlying collateral property may prevent us from realizing an amount equal to our investment upon foreclosure or realization even if we make substantial improvements or repairs to the underlying real estate to maximize such property’s investment potential. Although we have maintained and regularly evaluated financial reserves to properly accrue for potential future losses, our reserves would reflect management’s judgment of the probability and severity of losses and the value of the underlying collateral. We cannot be certain that our judgment will prove to be correct and that our reserves, if any, will be adequate over time to protect against future losses due to unanticipated adverse changes in the economy or events adversely affecting specific properties, assets, tenants, borrowers, industries in which our tenants and borrowers operate or markets in which our tenants and borrowers, or their properties are located. If we are unable to enforce our contractual rights, including but not limited to, taking possession of the collateral property in a foreclosure circumstance, or our reserves for credit losses prove inadequate, we could suffer losses which would have a material adverse effect on our financial condition, results of operations, and cash flows.

The mezzanine loan assets that we may acquire will involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire mezzanine loans, which generally take the form of subordinated loans secured by the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or the debt that is senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will only be satisfied after the senior debt has been satisfied. As a result, we may not recover some or all of our initial investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and could adversely impact our financial condition and cash flows.

We may invest in fixed-rate loan investments, and an increase in interest rates may adversely affect the value of these investments, which could adversely impact our financial condition, results of operations and cash flows.

Increases in interest rates may negatively affect the market value of our investments, particularly any fixed-rate commercial loans or other financings we have invested in. Generally, any fixed-rate commercial loans or other financings will be more negatively affected by rising interest rates than adjustable-rate assets. We are required to reduce the book value of our investments by the amount of any decrease in their fair value. Reductions in the fair value of our investments could decrease the amounts we may borrow to purchase additional commercial loan or similar financing investments, which could impact our ability to increase our operating results and cash flows. Furthermore, if our borrowing costs are rising while our interest income is fixed for the fixed-rate investments, the spread between our borrowing costs and the fixed-rate we earn on the commercial loans or similar financing investments will contract or could become negative which would adversely impact our financial condition, results of operations, and cash flows.

The commercial loans or similar financings we may acquire that are secured by commercial real estate typically depend on the ability of the property owner to generate income from operating the property. Failure to do so may result in delinquency and/or foreclosure.

To the extent we invest in commercial loans in the future, these loans will be secured by commercial property and will be subject to risks of delinquency and foreclosure and therefore risk of loss. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. In the event of any default under a commercial loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the commercial loan, which could have a material adverse effect on our financial condition, operating results and cash flows. In the event of the bankruptcy of a commercial loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed commercial loan. If the borrower is unable to repay a mortgage loan or similar financing our inability to foreclose on the asset in a timely manner, and/or our inability to obtain value from reselling or otherwise disposing of the asset for an amount equal to our investment basis, would adversely impact our financial condition, results of operations, and cash flows.

The activities or actions of a third-party servicer engaged to service our investment in a commercial loan or similar debt financing could adversely impact the value of our investment or our results of operations and cash flows.

Any future investments in first mortgages, mezzanine loans or other debt financings secured by real estate may require a third-party servicer to service the loan on our behalf and/or on behalf of third parties who have invested in some portion of the debt financing. An intended or unintended breach by the servicer with regard to its servicing of the debt financing or in its contractual obligations and fiduciary duties to us or the other holders of the debt financing could adversely impact the value of our investment or our results of operations and cash flows.

We may suffer losses when a borrower defaults on a loan and the value of the underlying collateral is less than the amount due.

To the extent we invest in commercial loans in the future, if a borrower defaults on a non-recourse loan, we will only have recourse to the real estate-related assets collateralizing the loan. If the underlying collateral value is less than the loan amount, we will suffer a loss. Conversely, commercial loans we invest in may be unsecured or be secured only by equity interests in the borrowing entities. These loans are subject to the risk that other lenders in the capital stack may be directly secured by the real estate assets of the borrower or may otherwise have a superior right to repayment. Upon a default, those collateralized lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. In such cases, we may lack control over the underlying asset collateralizing our loan or the underlying assets of the borrower before a default and, as a result, the value of the collateral may be reduced by acts or omissions by owners or managers of the assets. In addition, the value of the underlying real estate may be adversely affected by some or all of the risks referenced above that pertain to the income-producing properties that we own.

Commercial loans we may invest in may be backed by individual or corporate guarantees from borrowers or their affiliates which guarantees are not secured. If the guarantees are not fully or partially secured, we typically rely on financial covenants from borrowers and guarantors which are designed to require the borrower or guarantor to maintain certain levels of creditworthiness. Should we not have recourse to specific collateral pledged to satisfy such guarantees or recourse loans, we will have recourse as an unsecured creditor only to the general assets of the borrower or guarantor, some or all of which may be pledged as collateral for other lenders. There can be no assurance that a borrower or guarantor will comply with its financial covenants, or that sufficient assets will be available to pay amounts owed to us under our loans and guarantees. Because of these factors, we may suffer additional losses which could have a material adverse effect on our financial condition, operating results and cash flows.

Upon a borrower bankruptcy, we may not have full recourse to the assets of the borrower to satisfy our loan. Additionally, in some instances, our loans may be subordinate to other debt of certain borrowers. If a borrower defaults on our loan or on debt senior to our loan, or a borrower files for bankruptcy, our loan will be satisfied only after the senior debt receives payment. Where debt senior to our loan exists, the presence of inter-creditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill” periods), and control decisions made in bankruptcy proceedings. Bankruptcy and borrower litigation can significantly increase collection costs and the time needed for us to acquire title to the underlying collateral (if applicable), during which time the collateral and/or a borrower’s financial condition may decline in value, causing us to suffer additional losses.

If the value of collateral underlying a loan declines, or interest rates increase during the term of a loan, a borrower may not be able to obtain the necessary funds to repay our loan at maturity through refinancing because the underlying property revenue cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer additional loss which may adversely impact our financial condition, operating results and cash flows.

As a result of any of the above factors or events, the losses we may suffer if we invest in commercial loans in the future could adversely impact our financial condition, results of operations and cash flows.

Risks Related to Our Other Investments

Investments in securities of companies operating in the real estate industry, including debt and equity instruments such as corporate bonds, preferred or common stock, or convertible instruments could cause us to incur losses or other expenses which could adversely affect our financial position, results of operations, and cash flows.

We currently own and may own in the future, investments in corporate securities of companies operating in the real estate industry including debt and equity instruments such as corporate bonds, preferred or common stock, or convertible instruments. Certain of these investments may be traded on an exchange or other active market whereby the price of the underlying instrument is quoted daily and those quoted prices and thus the market value of the instrument varies during a given trading day. Certain of these investments may be traded on an exchange or market that is not deemed an active market but where the price of the investment fluctuates daily or otherwise. Adverse fluctuations in the value of these investments, whether market-generated or not, are reflected as unrealized losses on our balance sheet. We may choose to or be required to liquidate these investments in whole or in part and at prices that result in realized losses on our investment. Should we incur realized losses on liquidating these investments, our financial position, results of operations and cash flows would be adversely impacted.

General Risks

We are subject to a number of risks inherent with the real estate industry and in the ownership of real estate assets or investment in financings secured by real estate, which may adversely affect our returns from our investments, our financial condition, results of operations and cash flows.

Factors beyond our control can affect the performance and value of our real estate assets including our income properties, investments in commercial loans or similar financings secured by real estate or other investments, our Subsurface Interests (as defined below), and our investment in the Land JV. Real estate assets are subject to various risks, including but not limited to the following:

•	adverse changes in national, regional, and local economic and market conditions where our properties or the properties underlying a loan investment are located;

•

competition from other real estate companies similar to ours and competition for tenants, including competition based on rental rates, age and location of the property and the quality of maintenance, insurance, and management services;

•	changes in tenant preferences that reduce the attractiveness and marketability of our income properties to tenants or decreases in market rental rates;

•	zoning or other local regulatory restrictions, or other factors pertaining to the local government institutions which inhibit interest in the markets in which our income-producing assets are located;

•	costs associated with the need to periodically repair, renovate or re-lease our income properties;

•

increases in the cost of our operations, particularly maintenance, insurance, or real estate taxes which may occur even when circumstances such as market factors and competition cause a reduction in our revenues;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies, and ordinances;

•	commodities prices;

•	illiquidity of real estate investments which may limit our ability to modify our income-producing asset portfolios promptly in response to changes in economic or other conditions;

•	acts of God, including natural disasters, which may result in uninsured losses; and

•	acts of war or terrorism, including consequences of terrorist attacks.

If any of these or similar events occurs, it may reduce our return from an affected real estate asset or investment which could adversely impact our financial condition, results of operations and cash flows.

The Company’s real estate investments are generally illiquid.

Real estate investments, including investments in income properties, joint ventures and subsurface interest, are relatively illiquid; therefore, it may be difficult for us to sell such assets if the need or desire arises, and otherwise the Company’s ability to make rapid adjustments in the size and content of our income property portfolio or other real estate assets in response to economic or other conditions is limited. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. In addition, validating third party pricing for illiquid assets may be more subjective than more liquid assets. As a result, if we are required to quickly liquidate all or a portion of certain of our real estate assets or income-producing assets, we may realize significantly less than the value at which we have previously recorded our assets. Further, certain expenditures necessary to operate our income property operations generally do not decrease and may in fact increase in response to weakening economic conditions or other market disruptions, which expenditures may include maintenance costs, insurance costs and, in some instances, interest expense. This relationship of revenue and expenditures may result, under certain market conditions, in declining operating results and reduced cash flows and thereby could have an adverse effect on the Company’s financial condition.

We may experience a decline in the fair value of our real estate assets or investments which could result in impairments and would impact our financial condition and results of operations.

A decline in the fair market value of our long-lived assets may require us to recognize an “other-than-temporary” impairment against such assets (as defined by the Financial Accounting Standards Board (“FASB”) authoritative accounting guidance) if certain conditions or circumstances related to an asset were to change and we were to determine that, with respect to any such asset, there was an unrealized loss to the fair value of the asset. The fair value of our long-lived assets depends on market conditions, including estimates of future demand for these assets, and the revenues that can be generated from such applicable assets including land or an income property. If such a determination were to be made, we would recognize the estimated unrealized losses through earnings and write down the depreciated or amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sales price received and the adjusted depreciated or amortized cost of such assets at the time of sale.

Downturns in the U.S. economy and real estate markets have at times caused the fair value of certain of our properties to decrease. If the real estate market were to experience another decline, we may be required to take write-downs against our earnings for other than temporary impairments in the value of our real estate assets including our income properties, commercial loan investments and similar financings or other capitalized costs. Any such non-cash charges could have an adverse effect on our financial condition and results of operations.

From time to time we make investments in companies over which we do not have control. Some of these companies may operate in industries that differ from our current operations, with different risks than investing in real estate.

From time to time we may make debt or equity investments in other companies that we may not control or over which we may not have sole control. Although these businesses generally have a significant real estate component, some of them may operate in businesses that are different from our primary business segments. Consequently, investments in these businesses, among other risks, subject us to the operating and financial risks of industries other than real estate and to the risk that we do not have sole control over the operations of these businesses.

From time to time we may make additional investments in or acquire other entities that may subject us to similar risks. Investments in entities over which we do not have sole control, including joint ventures, present additional risks such as having differing objectives than our partners or the entities in which we invest, or becoming involved in disputes, or competing with those persons. In addition, we rely on the internal controls and financial reporting controls of these entities and their failure to maintain effectiveness or comply with applicable standards may adversely affect us.

Quarterly results may fluctuate and may not be indicative of future quarterly performance.

Our quarterly operating results could fluctuate; therefore, reliance should not be placed on past quarterly results as indicative of our performance in future quarters. Factors that could cause quarterly operating results to fluctuate include, among others, variations in the performance of our income-producing assets, market values of our investment in PINE, costs associated with debt, general economic conditions, the state of the real estate and financial markets and the degree to which we encounter competition in our markets.

Risks Related to Our Financings

The Company may be unable to obtain debt or equity capital on favorable terms, if at all, or additional borrowings may impact our liquidity or ability to monetize any assets securing such borrowings.

In order to further our business objectives, we may seek to obtain additional debt financing or raise equity capital and may be unable to do so on favorable terms, if at all. We may obtain unsecured debt financing in addition to our Credit Facility which could decrease our borrowing capacity under the Credit Facility. Other sources of available capital may be more expensive or available under terms that are more restrictive than the Company’s existing debt capital. Any of these occurrences could adversely affect the Company’s business, financial condition, results of operations, and cash flows.

An increase in our borrowing costs would adversely affect our financial condition and results of operations.

While we have no short-term maturities in our long-term debt, should we seek to incur additional debt to help finance our acquisitions, increased interest rates would reduce the difference, or spread, that we may earn between the yield on the investments we make and the cost of the leverage we employ to finance such investments. It is possible that the spread on investments could be reduced to a point at which the profitability from investments would be significantly reduced or eliminated entirely. This would adversely affect our returns on our assets, and therefore adversely impact our financial condition, our results of operations, and cash flows, and could require us to liquidate certain or all of these assets.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to service or pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of, or to refinance our indebtedness, including the Company’s $62.5 million aggregate principal amount of 3.875% Convertible Senior Notes due 2025 (the “2025 Notes”), depends on our future operating and financial performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Our level of indebtedness could have significant adverse consequences and our cash flow may be insufficient to meet our debt service obligations.

Our consolidated indebtedness as of June 30, 2020 was approximately $278.8 million, representing a leverage ratio of approximately 56%, net of cash and restricted cash related to like-kind exchange transactions. This consolidated indebtedness was comprised of (i) $62.5 million principal amount 2025 Notes, (ii) $53.5 million in mortgage loans on various properties, and (iii) $162.8 million outstanding under our Credit Facility. Our level of indebtedness could have significant adverse consequences on our business and operations, including the following:

•

it may increase our vulnerability to changes in economic conditions (including increases in interest rates) and limit our flexibility in planning for, or reacting to, changes in our business and/or industry;

•	we may be at a disadvantage compared to our competitors with comparatively less indebtedness;

•	we may be unable to hedge our debt, or such hedges may fail or expire, leaving us exposed to potentially volatile interest or currency exchange rates; and

•	we may be unable to refinance our indebtedness or obtain additional financing as needed or on favorable terms.

Our ability to generate sufficient cash flow determines whether we will be able to (i) meet our existing or potential future debt service obligations; (ii) refinance our existing or potential future indebtedness; and (iii) fund our operations, working capital, acquisitions, capital expenditures, and other important business uses. Our future cash flow is subject to many factors beyond our control and we cannot assure you that our business will generate sufficient cash flow from operations, or that future sources of cash will be available to us on favorable terms, to meet all of our debt service obligations and fund our other important business uses or liquidity needs. As a result, we may be forced to take other actions to meet those obligations, such as selling properties, raising equity, or delaying capital expenditures, any of which may not be feasible or could have a material adverse effect on us.

We continue to have the ability to incur debt; if we incur substantial additional debt, the higher levels of debt may affect our ability to pay the interest and principal of our debt.

Despite our current consolidated debt levels, we and our subsidiaries may incur substantial additional debt in the future (subject to the restrictions contained in our debt instruments), some of which may be secured debt. The indenture governing the 2025 Notes does not restrict our ability to incur additional indebtedness, whether secured or unsecured, or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of, and interest on, our outstanding debt and our creditworthiness generally.

Declines in the value of the assets in which we invest will adversely affect our financial condition and results of operations and make it costlier to finance these assets.

Generally, we use our income property investments as collateral for our financings or as the borrowing base for our Credit Facility. Any decline in their value, a significant decrease in the rent received from the portfolio, or perceived market uncertainty about the value of our income properties, could make it difficult for us to obtain or renew financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place.

Changes in the method for determining LIBOR or a replacement of LIBOR may affect the value of the financial obligations to be held or issued by us that are linked to LIBOR and could affect our results of operations or financial condition.

In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. We are unable to predict the effect of any changes, any establishment of alternative reference rates or any other reforms to LIBOR or any replacement of LIBOR that may be enacted in the United Kingdom or elsewhere. Such changes, reforms or replacements relating to LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, derivatives and other financial obligations or extensions of credit held by or due to us or on our overall financial condition or results of operations.

We may utilize derivative instruments to hedge risk, which may adversely affect our borrowing cost and expose us to other risks.

The derivative instruments we may use could be in the form of interest rate swaps, interest rate caps and or interest rate collars. Interest rate swaps effectively change variable-rate debt obligations to fixed-rate debt obligations or fixed-rate debt obligations to variable-rate debt obligations. Interest rate caps limit our exposure to rising interest rates. Interest rate collars limit our exposure to rising interest rates while also limited our benefit from declining interest rates.

Our use of derivative instruments also involves the risk that a counterparty to a hedging arrangement could default on its obligation and the risk that we may have to pay certain costs, such as transaction fees or breakage costs, if a hedging arrangement is terminated by us. To limit the risk of counterparty default, we generally seek to enter into hedging arrangements with counterparties that are large, creditworthy financial institutions typically rated at least “A/A2” by S&P and Moody’s, respectively.

Developing an effective strategy for dealing with alterations in interest rates is complex and any strategy aimed at managing exposures to changing interest rates would likely not be able to completely insulate us from risks associated with such fluctuations. There can be no assurance that any hedging activities will have the desired beneficial impact on our results of operations or financial condition.

Significant increases in interest rates could have an adverse effect on our operating results.

Our operating results depend in part on the difference between the income achieved from our income-producing assets and management fee income streams and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the general level of interest rates prevailing in the financial markets will affect the spread between our income-producing assets and management fee income streams and our interest-bearing liabilities subject to the impact of interest rate floors and caps, as well as the amounts of floating rate assets and liabilities. Any significant compression of the spreads between income-producing assets and management fee income streams and interest-bearing liabilities could have a material adverse effect on us. While interest rates remain low by historical standards, rates have recently risen and are generally expected to rise in the coming years, although there is no certainty as to the amount by which they may rise. Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political conditions, and other factors beyond our control. In the event of a significant rising interest rate environment, rates could create a mismatch between the income we generate from our income-producing assets and management fee income streams and the interest expense incurred on our floating rate debt that could have a significant adverse effect on our financial condition, our operating results and, our cash flows. An increase in interest rates could also, among other things, reduce the value of certain of our income-producing assets and our ability to realize gains from the sale of such assets.

Risks Related to Our Credit Facility

The Company’s Credit Facility and secured financings include certain financial and/or other covenants that could restrict our operating activities, and the failure to comply with such covenants could result in a default that accelerates the required payment of such debt.

As of June 30, 2020, the Company had approximately $162.8 million of outstanding indebtedness under the Credit Facility and approximately $53.5 million of secured debt. The Credit Facility contains certain financial and operating covenants, including, among other things, certain coverage ratios and limitations on our ability to incur debt and limits on the repurchase of the Company’s stock and similar restrictions. In addition, the Credit Facility contains certain covenants pertaining to maximum levels of investment in certain types of assets, the number and make-up of the properties in the borrowing base, and similar covenants typical for this type of indebtedness. The Company’s secured indebtedness generally contains covenants regarding debt service coverage ratios. The Company’s ability to meet or maintain compliance with these and other debt covenants may be dependent on the performance of the Company’s tenants under their leases. The Company’s failure to comply with certain of our debt covenants could result in a default that may, if not cured, accelerate our payment obligations under such debt and limit the Company’s available cash flow for acquisitions, dividends, or operating costs, which would likely have a material adverse impact on the Company’s financial condition, results of operations, and cash flows. In addition, these defaults could impair the Company’s access to the debt and equity markets.

Risks Related to the 2025 Notes

Certain investors in the convertible debt issuance may also invest in our common stock utilizing trading strategies which may increase the volatility in or adversely affect the trading price and liquidity of our common stock.

Investors in, and potential purchasers of, the 2025 Notes may employ, or seek to employ, a convertible arbitrage strategy with respect to the 2025 Notes. Investors that employ a convertible arbitrage strategy with respect to our convertible debt instruments typically implement that strategy by selling short the common stock underlying the 2025 Notes and dynamically adjusting their short position while they hold the 2025 Notes. Investors may also implement this strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock. These strategies, particularly the effect short sales or equity swaps with respect to our common stock, could increase the volatility of our stock price or otherwise adversely affect the trading price of our common stock.

We may not have the liquidity or ability to raise the funds necessary to settle conversions of the 2025 Notes or purchase the 2025 Notes as required upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon a purchase or conversion of the 2025 Notes.

Following certain potential events qualifying as a fundamental change under the indenture governing the 2025 Notes, including a change in control, holders of 2025 Notes will have the right to require us to purchase their 2025 Notes for cash. A fundamental change may also constitute an event of default or a prepayment event under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the 2025 Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the 2025 Notes being converted. There is no assurance that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price or make cash payments upon conversion. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the 2025 Notes upon a fundamental change or make cash payments upon conversion. Our failure to purchase the 2025 Notes upon a fundamental change or make cash payments upon conversion thereof when required would result in an event of default with respect to the 2025 Notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the 2025 Notes or make cash payments upon conversions thereof.

To the extent we issue shares of our common stock to satisfy all or a portion of the settlement of the 2025 Notes, conversions of the 2025 Notes will dilute the ownership interest of our existing shareholders, including holders who had previously converted their 2025 Notes into common stock.

To the extent we issue shares of our common stock to satisfy all or a portion of our conversion obligation pursuant to the 2025 Notes, the conversion of some or all of the 2025 Notes into common stock will dilute the ownership interests of our existing shareholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the 2025 Notes may encourage short selling by market participants because the conversion of the 2025 Notes could depress the price of our common stock.

The fundamental change purchase feature of the 2025 Notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the 2025 Notes require us to offer to purchase the 2025 Notes for cash in the event of a fundamental change, as defined in the indenture agreement of the 2025 Notes. A non-stock takeover of the Company may trigger the requirement that we purchase the 2025 Notes. This feature may have the effect of delaying or preventing a takeover of the Company that would otherwise be beneficial to investors.

The accounting method for the 2025 Notes, which may be settled in cash, may have a material effect on our reported financial results.

Under Accounting Standards Codification (“ASC”) 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the 2025 Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the 2025 Notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the 2025 Notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented because of the amortization of the discounted carrying value of the 2025 Notes to their face amount over the term of the 2025 Notes. We will report lower net income (or greater net loss) in our financial results because ASC 470-20 requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, and/or the market price of our common stock.

Convertible debt instruments (such as the 2025 Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method if we have the ability and intent to settle in cash, the effect of which is that the shares issuable upon conversion of the 2025 Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the 2025 Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that we will be able to continue to demonstrate the ability or intent to settle in cash or that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the 2025 Notes, then our diluted earnings per share would be adversely affected.

Risks Associated with Certain Events, Environmental Issues and Climate Change

The current COVID-19 Pandemic, and the future outbreak of other highly infectious or contagious diseases, could materially and adversely impact or disrupt our tenant’s business operations and as a result adversely impact our financial condition, results of operations, cash flows and performance.

Since late December 2019, the COVID-19 Pandemic has spread globally, including every state in the United States. The COVID-19 Pandemic has had, and other future pandemics could have, repercussions across regional and global economies and financial markets. The outbreak of COVID-19 Pandemic has significantly adversely impacted global economic activity and produced significant volatility in the global financial markets. The global impact of the outbreak has been rapidly evolving and, as cases of COVID-19 have continued to be identified in additional countries, many countries, including the United States, have reacted by instituting quarantines, mandating business and school closures and restricting travel.

Certain states and cities, including those in which we own properties, have also reacted by instituting quarantines, restrictions on travel, “shelter at home” rules, and importantly restrictions on the types of business that may continue to operate or requiring others to shut down completely. Additional states and cities may implement similar restrictions. As a result, the COVID-19 Pandemic is negatively impacting almost every industry directly or indirectly. A number of our tenants have announced temporary closures of their stores and requested deferral, or in some instances, rent abatement while the pandemic remains. Many experts predict that the COVID-19 Pandemic will trigger, or has already triggered, a period of global economic slowdown or possibly a global recession. The COVID-19 Pandemic, or a future pandemic, could have material and adverse effects on our ability to successfully operate our business and as a result our financial condition, results of operations and cash flows due to, among other factors:

•	a complete or partial closure of, or other operational issues at, one or more of our properties resulting from government or tenant action;

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the reduced economic activity severely impacts our tenants’ businesses, financial condition and liquidity and may cause one or more of our tenants to be unable to meet their obligations to us in full, or at all, or to otherwise seek modifications of such obligations;

•	the reduced economic activity could result in a recession, which could negatively impact consumer discretionary spending;

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difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may affect our access to capital necessary to fund business operations on a timely basis;

•	a general decline in business activity and demand for real estate transactions could adversely affect our ability or desire to grow our portfolio of properties;

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a deterioration in our or our tenants’ ability to operate in affected areas or delays in the supply of products or services to us or our tenants from vendors that are needed for our or our tenants’ efficient operations could adversely affect our operations and those of our tenants; and

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the potential negative impact on the health of the Company’s personnel, particularly if a significant number of them are impacted, could result in a deterioration in our ability to ensure business continuity during a disruption.

The extent to which the COVID-19 Pandemic impacts our operations and those of our tenants will depend on future developments, which are highly uncertain and cannot be predicted with any degree of certainty, including the scope, severity and duration of the COVID-19 Pandemic, and the impact of actions taken by governmental and health organizations to contain the COVID-19 Pandemic or mitigate its impact, and the direct and indirect economic effects of the COVID-19 Pandemic and containment measures, among others. Additional closures by our tenants of their businesses and early terminations by our tenants of their leases could reduce our cash flows, which could impact our ability to continue paying dividends to our shareholders at expected levels or at all. The rapid onset of the COVID-19 Pandemic and the continued uncertainty of its duration and long-term impact precludes any prediction of the magnitude of the adverse impact on the U.S. economy, our tenants’ businesses and ours. Consequently, the COVID-19 Pandemic presents material uncertainty and risk with respect to our business operations, and therefore our financial condition, results of operations, and cash flows. Further, many risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, including those disclosed in this proxy statement/prospectus, should be interpreted as heightened risks as a result of the impact of the COVID-19 Pandemic.

Our operations and properties could be adversely affected in the event of natural disasters, pandemics, or other significant disruptions.

Our corporate headquarters and many of our properties are located in Florida, where major hurricanes have occurred. We have income properties in other states or regions that experience similar or other natural disasters. Depending on where any hurricane makes landfall, our properties in Florida could experience significant damage. In addition, the occurrence and frequency of hurricanes in Florida could also negatively impact demand for our real estate assets because of consumer perceptions of hurricane risks. In addition to hurricanes, the occurrence of other natural disasters and climate conditions in Florida and other states, such as tornadoes, floods, fires, unusually heavy or prolonged rain, droughts, and heat waves, could have an adverse effect on our ability to develop properties or realize income from our properties. In addition to the various forms of natural disasters that could impact our operations and the performance of our income producing assets, pandemics occurring throughout the world could lead to disruptions in the global economy or significant economies throughout the world which could adversely impact our tenant’s operations, their ability to pay rent and consequently our financial condition, results of operations and cash flows may be adversely impacted. If a hurricane, earthquake, natural disaster, health pandemic or other similar significant disruption occurs, we may experience disruptions to our operations and damage to our properties, which could have an adverse effect on our business, our financing condition, our results of operations, and our cash flows.

Acts of violence, terrorist attacks or war may affect the markets in which the Company operates and adversely affect the Company’s results of operations and cash flows.

Terrorist attacks or other acts of violence may negatively affect the Company’s operations. There can be no assurance that there will not be terrorist attacks against businesses within the United States. These attacks may directly impact the Company’s physical assets or business operations or the financial condition of its tenants, lenders or other institutions with which the Company has a relationship. The United States may be engaged in armed conflict, which could have an impact on these parties. The consequences of armed conflict are unpredictable, and the Company may not be able to foresee events that could have an adverse effect on its business. More generally, the occurrence of any of these events or the threat of these events, could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in or cause an economic recession in the United States or abroad. Any of these occurrences could have an adverse impact on the Company’s financial condition, results of operations or cash flows.

We may encounter environmental problems which require remediation or the incurrence of significant costs to resolve, which could adversely impact our financial condition, results of operations, and cash flows.

Under various federal, state and local laws, ordinances and regulations, we may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate or that we previously owned or operated, and we may be required to pay other costs relating to hazardous or toxic substances or incur costs or obligations associated with wetland areas on our land holdings. Any such liability may be imposed without regard to whether the Company’s management had knowledge, were notified or were otherwise aware of the origination of the environmental or wetland issues or were responsible for their occurrence. The presence of environmental issues or the failure to remediate properly any such losses at any of our properties may adversely affect our ability to sell or lease those properties, or to borrow using those properties as collateral. The costs or liabilities could exceed the value of the affected real estate. The costs or liabilities associated with resolving environmental issues could be significant.

The uses of any of our income properties prior to our acquisition, and the building materials used in the construction of the property are among the property-specific factors that will affect how the environmental laws are applied to our properties. In general, before we acquire our income properties, independent environmental consultants are engaged to conduct Phase I environmental assessments, which generally do not involve invasive techniques such as soil or groundwater sampling. Depending on the Phase I results, we may elect to obtain Phase II environmental assessments which do involve this type of sampling. There can be no assurance that environmental liabilities have not developed since these environmental assessments were performed or that future uses or conditions (including changes in applicable environmental laws and regulations) or new information about previously unidentified historical conditions will not result in the imposition of environmental liabilities.

If we are subject to any material costs or liabilities associated with environmental, our financial condition, results of operations and our cash flows could be adversely affected.

We are subject to certain risks associated with investing in real estate, including potential liabilities under environmental laws and risks of loss from weather conditions, man-made or natural disasters, climate change and terrorism.

Under various U.S. federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, under or in its property. Those laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of such hazardous or toxic substances. The costs of investigation, remediation or removal of those substances may be substantial. The owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. While a secured lender is not likely to be subject to these forms of environmental liability, when we foreclose on real property, we become an owner and are subject to the risks of environmental liability. Additionally, our net lease assets require our tenants to undertake the obligation for environmental compliance and indemnify us from liability with respect thereto. There can be no assurance that our tenants will have sufficient resources to satisfy their obligations to us.

Weather conditions and man-made or natural disasters such as hurricanes, tornadoes, earthquakes, floods, droughts, fires and other environmental conditions can damage properties we own. Additionally, we own properties located near the coastline and the value of our properties will potentially be subject to the risks associated with long-term effects of climate change. A significant number of our properties are located in major urban areas which, in recent years, have been high risk geographical areas for terrorism and threats of terrorism. Certain forms of terrorism including, but not limited to, nuclear, biological and chemical terrorism, political risks, environmental hazards and/or Acts of God may be deemed to fall completely outside the general coverage limits of our insurance policies or may be uninsurable or cost prohibitive to justify insuring against. Furthermore, if the U.S. Terrorism Risk Insurance Program Reauthorization Act is repealed or not extended or renewed upon its expiration, the cost for terrorism insurance coverage may increase and/or the terms, conditions, exclusions, retentions, limits and sub-limits of such insurance may be materially amended, and may effectively decrease the scope and availability of such insurance to the point where it is effectively unavailable. Future weather conditions, man-made or natural disasters, effects of climate change or acts of terrorism could adversely impact the demand for, and value of, our assets and could also directly impact the value of our assets through damage, destruction or loss, and could thereafter materially impact the availability or cost of insurance to protect against these events. Although we believe our owned real estate and the properties collateralizing our loan assets are adequately covered by insurance, we cannot predict at this time if we or our borrowers will be able to obtain appropriate coverage at a reasonable cost in the future, or if we will be able to continue to pass along all of the costs of insurance to our tenants. Any weather conditions, man-made or natural disasters, terrorist attack or effect of climate change, whether or not insured, could have a material adverse effect on our financial performance, liquidity and the market price of our common stock. In addition, there is a risk that one or more of our property insurers may not be able to fulfill their obligations with respect to claims payments due to a deterioration in its financial condition.

Our operations and financial condition may be adversely affected by climate change, including possible changes in weather patterns, weather-related events, government policy, laws, regulations, and economic conditions.

In recent years, the assessment of the potential impact of climate change has begun to impact the activities of government authorities, the pattern of consumer behavior, and other areas that impact the business environment in the United States including, but not limited to, energy-efficiency measures, water use measures, and land-use practices. The promulgation of policies, laws or regulations relating to climate change by governmental authorities in the U.S. and the markets in which we own real estate may require us to invest additional capital in our income properties. In addition, the impact of climate change on businesses to whom we seek to lease our income properties, or that may acquire land in the Land JV, is not reasonably determinable at this time. While not generally known at this time, climate change may impact weather patterns or the occurrence of significant weather events which could impact economic activity or the value of real estate in specific markets in which we own our assets. The occurrence of any of these events or conditions may adversely impact our ability to lease its income properties or the Land JV’s ability to complete land transactions with potential buyers, which would adversely impact our financial condition, results of operations, and cash flows.

Risks Associated with our Common Stock and NEWCO’s Organization and Structure

We have several shareholders that beneficially own more than 5% of our outstanding common stock and exercise the related voting rights of those shares. Actions by these shareholders, including trading activity, could have a material adverse impact on the trading price of our stock.

Certain of our shareholders, specifically several institutional investment funds, each beneficially own, and will likely continue to beneficially own following the merger, more than 5% of our outstanding common stock. The daily trading activity in our stock is substantially lower, on average, than the total amount of shares owned by these shareholders. Any substantial trading activity executed by these large shareholders could have an adverse impact on the trading price of our stock which may impact our ability to raise capital through equity financing, which may adversely impact our ability to execute our business plan.

The market value of our common stock is subject to various factors that may cause significant fluctuations or volatility.

As with other publicly-traded securities, the market price of our common stock and convertible notes depends on various factors, which may change from time to time and/or may be unrelated to our financial condition, results of operations, or cash flows and such factors may cause significant fluctuations or volatility in the market price of our common stock. These factors include, but are likely not limited to, the following:

•	general economic and financial market conditions including a weak economic environment;

•	level and trend of interest rates;

•	our ability to access the capital markets to raise additional debt or equity capital;

•	changes in our cash flows or results of operations;

•	our financial condition and performance;

•	market perception of us compared to other real estate companies;

•	market perception of the real estate sector compared to other investment sectors; and

•	volume of average daily trading and the amount of our common stock available to be traded.

The market price of our common stock after the merger could be adversely affected by our level of cash distributions.

We believe the market price of our common stock following the REIT conversion will be based primarily upon the market’s perception of our growth potential, our current and potential future cash distributions, whether from operations, sales or refinancing, and our management and governance structure and will be secondarily based upon the real estate market value of our underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. To the extent we retain operating cash flows for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. If we fail to meet the market’s expectations with regard to future operating results and cash distributions, the market price of our common stock could be adversely affected.

Sales of substantial amounts of our common stock in the public markets, or the perception that they might occur, could reduce the price of our common stock and may dilute your voting power and your ownership interest in us after the merger.

Sales of substantial amounts of NEWCO common stock in the public market following this merger, or the perception that such sales could occur, could adversely affect the market price of NEWCO common stock and may make it more difficult for you to sell NEWCO common stock at a time and price that you deem appropriate.

In addition, following the merger, our charter will provide that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock. Moreover, following the merger, under Maryland law and as is provided in our charter, a majority of our board of directors will have the power to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we will be authorized to issue without shareholder approval. Future issuances of shares of our common stock or securities convertible or exchangeable into our common stock may dilute your ownership interest of our common stock. Because the decision to issue additional equity or convertible or exchangeable securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future issuances. In addition, we will not be required to offer any such securities to our existing shareholders on a preemptive basis. Therefore, it may not be possible for existing shareholders to participate in such future issuances, which may dilute the existing shareholders’ interests in NEWCO.

Risks Related to NEWCO’s Organization and Structure

Certain provisions of Maryland law could inhibit changes in control of NEWCO.

Certain “business combination” and “control share acquisition” provisions of the MGCL may have the effect of deterring a third party from making a proposal to acquire NEWCO or of impeding a change in control under circumstances that otherwise could provide the holders of NEWCO common stock with the opportunity to realize a premium over the then-prevailing market price of NEWCO common stock. Pursuant to the MGCL, the NEWCO Board has by resolution exempted business combinations between NEWCO and any other person. The NEWCO Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of NEWCO stock. However, there can be no assurance that these exemptions will not be amended or eliminated at any time in the future. The NEWCO Charter and NEWCO Bylaws and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for NEWCO common stock or that NEWCO’s shareholders otherwise believe to be in their best interest. See “Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws—Removal of Directors,” “—Control Share Acquisitions” and “—Advance Notice of Director Nominations and New Business.”

The rights of NEWCO and the rights of NEWCO’s shareholders to take action against NEWCO’s directors and executive officers are limited, which could limit the recourse of NEWCO shareholders in the event of actions not in the best interest of NEWCO’s shareholders.

The NEWCO Charter limits the liability of NEWCO’s present and former directors and executive officers to NEWCO and NEWCO’s shareholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, NEWCO’s present and former directors and executive officers will not have any liability to NEWCO or NEWCO’s shareholders for money damages other than liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty by the director or executive officer that was established by a final judgment and is material to the cause of action. As a result, NEWCO and NEWCO’s shareholders have limited rights against NEWCO’s present and former directors and executive officers, which could limit the recourse of NEWCO’s shareholder in the event of actions not in the best interest of NEWCO’s shareholders. See “Limitation of Liability and Indemnification of Directors and Officers.”

Other Operational Risks

Our operations could be negatively impacted by the loss of key management personnel.

We believe our future success depends, to a significant extent, on the efforts of each member of our senior management and our ability to attract and retain key personnel. The loss of, or our inability to replace, any member of senior management could adversely affect our operations and our ability to execute our business strategies and thereby our financial condition, results of operations and cash flows. We maintain key man life insurance on our Chief Executive Officer, but we do not have key man life insurance policies on the other members of our senior management.

Uninsured losses may adversely affect our ability to pay outstanding indebtedness.

Our income-producing properties are generally covered by comprehensive liability, fire, and extended insurance coverage, typically paid by the tenant under the triple-net and double-net lease structure. We believe that the insurance carried on our properties is adequate and in accordance with industry standards. There are, however, types of losses (such as from hurricanes, earthquakes, floods or other types of natural disasters, or wars, terrorism, or other acts of violence) which may be uninsurable or the cost of insuring against these losses may not be economically justifiable. If an uninsured loss occurs or a loss exceeds policy limits, we could lose both our invested capital and anticipated revenues from the property, thereby reducing our cash flow, impairing the value of the impacted income properties and adversely impacting our financial condition and results of operations.

We are highly dependent on information systems and certain third-party technology service providers, and systems failures not related to cyber-attacks or similar external attacks could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and adversely impact our results of operations and cash flows.

Our business is highly dependent on communications and information systems. Any failure or interruption of our systems or our networks could cause delays or other problems in our operations and communications. We rely heavily on our financial, accounting and other data processing systems. In addition, much of our information technology infrastructure is or may be managed by third parties and as such we also face the risk of operational failure, termination, or capacity constraints by any of these third parties with which we do business or that facilitate our business activities. It is difficult to determine what, if any, negative impact may directly result from any specific interruption or disruption of our networks or systems or any failure to maintain performance, reliability and security of our technological infrastructure, but significant events impacting our systems or networks could have a material adverse effect on our operating results and cash flows and negatively affect the market price of our common stock.

Cybersecurity risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation, and reputational damage adversely affecting customer or investor confidence. Should any such cyber incidents or similar events occur, our assets, particularly cash, could be lost and, as a result, our ability to execute its business and strategy could be impaired, thereby adversely affecting its financial condition, results of operations, and cash flows.

We are required to make a number of judgments in applying accounting policies, and different estimates and assumptions could result in changes to our financial condition and results of operations.

Material estimates that are particularly susceptible to significant change underlie our determination of the reserve for loan losses, which is based primarily on the estimated fair value of loan collateral, as well as the valuation of real estate assets and deferred tax assets. While we have identified those accounting policies that are considered critical and have procedures in place to facilitate the associated judgments, different assumptions in the application of these policies could have a material adverse effect on our financial performance and results of operations and actual results may differ materially from our estimates.

Changes in accounting rules will affect our financial reporting.

The FASB has issued new accounting standards that will affect our financial reporting.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”) which was issued to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments held by a reporting entity. This amendment replaces the incurred loss impairment methodology in current U.S. generally accepted accounting practices (“GAAP”) with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019. The Company adopted the changes to ASC 326, Financial Instruments-Credit Losses on January 1, 2020 and there was no material impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), and in July 2018, the FASB issued ASU 2018-11, Leases (“ASU 2018-11”), to address two requirements of ASU 2016-02. ASU 2016-02 and ASU 2018-11 are effective for interim and annual reporting periods beginning after December 15, 2018. ASU 2016-02 requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating or finance leases. For operating and finance leases, a lessee will be required to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its statement of financial position. Lessees under operating leases will be required to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term generally on a straight-line basis, and classify all cash payments within operating activities in its statement of cash flows. Lessees under finance leases will be required to recognize interest expense on the lease liability (under the effective interest method) and amortization expense of the right-of-use asset (generally on a straight-line basis), each reflected separately in its statement of operations. At the beginning of the period of adoption, January 1, 2019, through a cumulative-effect adjustment, the Company increased right-of use assets and lease liabilities for operating leases for which the Company is the lessee. The amount of the adjustment totaled approximately $681,000 and was reflected as an increase in Other Assets and Accrued and Other Liabilities for corporate leases totaling approximately $473,000 and an increase in Assets Held for Sale and Liabilities Held for sale for golf operations segment leases totaling approximately $208,000. There were no adjustments related to the leases for which the Company is the lessor.

Management has decided to elect the practical expedient package that allows us: (a) to not reassess whether any expired or existing contracts entered into prior to January 1, 2019 are or contain leases; (b) to not reassess the lease classification for any expired or existing leases entered into prior to January 1, 2019; and (c) to not reassess initial direct costs for any expired or existing leases entered into prior to January 1, 2019. In addition, we will elect to not record on our consolidated balance sheets leases whose term is less than 12 months at lease inception.

ASU 2018-11 amends ASU 2016-02 so that: (a) entities may elect to not recast the comparative periods presented when transitioning to ASC 842 by allowing entities to change their initial application to the beginning of the period of adoption; and (b) provides lessors with a practical expedient to not separate non-lease components from the associated lease component of the contractual payments if certain conditions are met. Management has decided to elect both of these provisions.

Changes in accounting standards could affect the comparability of our reported results with prior periods and our ability to comply with financial covenants under our debt instruments. We may also need to change our accounting systems and processes to enable us to comply with the new standards, which may be costly.

Actions of the U.S. government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market responses to those actions, may not achieve the intended effect and may adversely affect our business.

The U.S. government, including the U.S. Congress, the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have increased their focus on the regulation of the financial industry in recent years. New or modified regulations and related regulatory guidance may have unforeseen or unintended adverse effects on the financial industry. Laws, regulations or policies, including tax laws and accounting standards and interpretations, currently affecting us may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, our business may also be adversely affected by future changes in laws, regulations, policies or interpretations or regulatory approaches to compliance and enforcement.

Various legislative bodies have also considered altering the existing framework governing creditors’ rights and mortgage products including legislation that would result in or allow loan modifications of various sorts. Such legislation may change the operating environment in substantial and unpredictable ways. We cannot predict whether new legislation will be enacted, and if enacted, the effect that it or any regulations would have on our activities, financial condition, or results of operations.

Our success depends upon our retaining and recruiting key personnel, including a new chief financial officer.

Our future performance is substantially dependent upon the continued services of our senior management team. On June 30, 2020, Mark E. Patten tendered his resignation as our chief financial officer. Such resignation became effective on August 7, 2020. The loss of the services of Mr. Patten could have a material adverse effect on our business unless an adequate replacement is found. Our future performance depends on our ability to attract and retain skilled employees, including a new chief financial officer. We cannot assure you that we will be able to retain our existing personnel or attract additional qualified employees in the future.

Under the Americans with Disabilities Act of 1990, all public accommodations and commercial facilities must meet certain federal requirements related to access and use by disabled persons, compliance with which may be costly.

Compliance with the ADA requirements could involve modifications to our income properties or the Club or golf assets. Other federal, state and local laws may require modifications to or restrict further renovations of our income properties. Although we believe that our income properties are sufficiently in compliance with current requirements, noncompliance with the ADA or related laws or regulations could result in the imposition of governmental fines or in the award to private litigants of damages against us. Costs such as these, as well as the general costs of compliance with these laws or regulations, may adversely affect our financial condition, results of operations, and cash flows.

The impact of financial reform legislation and legislation promulgated thereunder on us is uncertain.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in 2010, instituted a wide range of reforms that will have an impact on all financial institutions. Many of the requirements called for in the Dodd-Frank Act will be implemented over time, most of which will be subject to implementing regulations over the course of several years. Many of these regulations have yet to be promulgated or are only recently promulgated. In addition, President Donald J. Trump has promised and issued several executive orders intended to relieve the financial burden created by the Dodd-Frank Act, although these executive orders only set forth several general principles to be followed by the federal agencies and do not mandate the wholesale repeal of the Dodd-Frank Act. Given the uncertainty associated with the manner in which the provisions of the Dodd-Frank Act will be implemented by the various regulatory agencies and through regulations, the full impact such requirements will have on our business, results of operations or financial condition is unclear. The changes resulting from the Dodd-Frank Act may require us to invest significant management attention and resources to evaluate and make necessary changes in order to comply with new statutory and regulatory requirements. Failure to comply with any such laws, regulations or principles, or changes thereto, may negatively impact our business, results of operations and financial condition. While we cannot predict what effect any changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to us and our unitholders.

Our failure to maintain effective internal control over financial reporting could have a material adverse effect on its business, operating results, and price of our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) as amended or modified from time to time, requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to maintain the adequacy of internal control over financial reporting, we may not be able to ensure that, on an ongoing basis, we have effective internal control over financial reporting and therefore would likely not be in compliance with SOX. An effective system of internal controls over financial reporting, particularly those related to revenue recognition, are necessary for us to prepare and produce reliable financial reports and to maintain our qualification as a public company and are important in reducing the risk of financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, qualification as a public company listed on the NYSE could be jeopardized, investors could lose confidence in our reported financial information, and the market price of our common stock could drop significantly.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and the market price of our common stock may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal controls, investors may lose confidence in our reported financial results and the market price of our common stock may decline.

We are subject to substantial regulation and numerous contractual obligations and internal policies, and failure to comply with these provisions could have a material adverse effect on our business, financial condition and results of operations.

We are subject to substantial regulation and numerous contractual obligations and internal policies. We are subject to regulation by the SEC, the NYSE, and other federal, state and local or international governmental bodies and agencies or self-regulatory organizations. Moreover, we are also responsible for managing or assisting with the regulatory aspects of PINE’s compliance with applicable REIT rules. The level of regulation and supervision to which we and PINE are subject varies from jurisdiction to jurisdiction and is based on the type of business activity involved. The regulations to which we and PINE are subject are extensive, complex and require substantial management time and attention. Our failure or PINE’s failure to comply with any of the regulations, contractual obligations or policies applicable to it may subject us to extensive investigations, as well as substantial penalties and reputational risk, and our business and operations could be materially adversely affected. Our lack of compliance with applicable law could result in, among other things, our inability to enforce contracts, our default under contracts (including our management agreements with PINE) and our ineligibility to contract with and receive revenue from PINE. We have numerous contractual obligations with which we must comply on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition. We have established internal policies designed to ensure that we manage our business in accordance with applicable law and regulation and in accordance with our contractual obligations. These internal policies may not be effective in all regards; and, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.

Employee misconduct could harm us by subjecting us to significant legal liability, reputational harm and loss of business.

There is a risk that our employees could engage in misconduct that adversely affects our business. We are subject to a number of obligations and standards arising from our business and our authority over PINE or the ventures we manage. The violation of these obligations and standards by any of our employees may adversely affect PINE or the ventures we manage and us. Our business often requires that we deal with confidential matters of great significance to PINE and the ventures we manage. If our employees improperly use or disclose confidential information, we and PINE or the ventures we manage could suffer serious harm to our and its reputation, financial position and current and future business relationships and face potentially significant litigation. It is not always possible to detect or deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in all cases. If any of our employees were to engage in or be accused of misconduct, our business and our reputation could be adversely affected. Misconduct by an employee might rise to the level of a default that would permit PINE or the ventures we manage to terminate the management agreements with us for cause and without paying a termination fee, which could materially adversely affect our business, results of operations and financial condition.

Significant legal proceedings may adversely affect our results of operations or financial condition.

We are subject to the risk of litigation, derivative claims, securities class actions, regulatory and governmental investigations and other litigation including proceedings arising from investor dissatisfaction with our operating performance. If any claims were brought against us and resulted in a finding of substantial legal liability, the finding could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could significantly adversely impact our business. Allegations of improper conduct by private litigants or regulators, regardless of veracity, may harm our reputation, and adversely impact our ability to grow our business or maintain our management of PINE or the ventures in which we have a financial interest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement/prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. Management believes the expectations reflected in such forward-looking statements are based upon present expectations and reasonable assumptions. However, our actual results could differ materially from those set forth in the forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise such forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements, include, but are not limited to, the following:

•	we are subject to risks related to the ownership of commercial real estate that could affect the performance and value of our properties;

•	our business is dependent upon our tenants successfully operating their businesses, and their failure to do so could materially and adversely affect us;

•	competition that traditional retail tenants face from e-commerce retail sales, or the integration of brick and mortar stores with e-commerce retail operators, could adversely affect our business;

•

we operate in a highly competitive market for the acquisition of income properties and more established entities or other investors may be able to compete more effectively for acquisition opportunities than we can;

•	the loss of revenues from our income property portfolio or certain tenants would adversely impact our results of operations and cash flows;

•

our revenues include receipt of management fees and potentially incentive fees derived from our provision of management services to PINE and the loss or failure, or decline in the business or assets, of PINE could substantially reduce our revenues;

•

there are various potential conflicts of interest in our relationship with PINE, including our executive officers and/or directors who are also officers and/or directors of PINE, which could result in decisions that are not in the best interest of our stockholders;

•

a prolonged downturn in economic conditions could adversely impact our business, particularly with regard to our ability to maintain revenues from our income-producing assets and our ability to monetize parcels of land the Land JV;

•	a part of our investment strategy is focused on investing in commercial loan investments which may involve credit risk;

•	we may suffer losses when a borrower defaults on a loan and the value of the underlying collateral is less than the amount due;

•	our real estate investments are generally illiquid;

•

if we are not successful in utilizing the like-kind exchange structure in deploying the proceeds from dispositions of income properties, or our like-kind exchange transactions are disqualified, we could incur significant taxes and our results of operations and cash flows could be adversely impacted;

•	we may be unable to obtain debt or equity capital on favorable terms, if at all, or additional borrowings may impact our liquidity or ability to monetize any assets securing such borrowings;

•	servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to service or pay our debt;

•	our operations and properties could be adversely affected in the event of natural disasters, pandemics, or other significant disruptions;

•	uncertainties relating to the estimate of the Special Distribution;

•

our ability to qualify and remain qualified as a REIT, particularly given the need to apply highly technical and complex provisions of the Code and make various factual determinations concerning matters and circumstances not entirely within our control;

•	the risk that the REIT requirements could limit our financial flexibility

•	our limited experience operating as a REIT;

•	the potential for actions necessary to ensure that we satisfy the REIT requirements to divert management’s attention from traditional business concerns;

•	our ability to pay dividends consistent with the REIT requirements, and expectations as to timing and amounts of such dividends;

•	the ability of the NEWCO Board to revoke our REIT status without shareholder approval;

•	the possibility that the anticipated benefits of our REIT status will not be realized or will not be realized within the expected time period;

•	our exposure to changes in U.S. federal and state income tax laws, including changes to the REIT requirements;

•	environmental problems which require remediation or the incurrence of significant costs to resolve, which could adversely impact our financial condition, results of operations, and cash flows; and

•

an epidemic or pandemic (such as the outbreak and worldwide spread of the COVID-19 Pandemic), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, may precipitate or materially exacerbate one or more of the above-mentioned and/or other risks and may significantly disrupt or prevent us from operating its business in the ordinary course for an extended period.

We describe the risks and uncertainties that could cause actual results and events to differ materially in the section entitled “Risk Factors” beginning on page 23 or incorporated by reference to this proxy statement/prospectus and other risks which are described in CTO’s filings with the SEC.

VOTING AND PROXIES

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the CTO Board for use at the special meeting of shareholders to be held on November 9, 2020, or any adjournments or postponements thereof.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually at www.meetingcenter.io/243211225, on November 9, 2020 at 2:00 p.m., Eastern Time.

Purpose of the Special Meeting

The purposes of the special meeting are:

•	to consider and vote upon the Merger Proposal; and

•	to consider and vote upon the Adjournment Proposal.

Shareholder Record Date for the Special Meeting

The CTO Board has fixed the close of business on October 13, 2020 as the record date for determining which CTO shareholders are entitled to notice of, and to vote those shares by proxy or online at the virtual special meeting and at any adjournment of the special meeting. On the record date, there were 4,716,793 shares of common stock outstanding, held by approximately 290 holders of record.

Quorum

A quorum is necessary to hold the special meeting. A majority of the outstanding shares of common stock on the record date must be represented either in attendance online at the special meeting or by proxy to constitute a quorum at the special meeting. For the purposes of determining the presence of a quorum, abstentions will be included in determining the number of shares of common stock present and entitled to vote at the special meeting; however, because brokers, banks or other nominees are not entitled to vote on the proposal to adopt the Merger Agreement absent specific instructions from the beneficial owner (as more fully described below) shares held by brokers, banks, or other nominees for which instructions have not been provided will not be included in the number of shares present and entitled to vote at the special meeting for the purposes of establishing a quorum. At the special meeting, each share of common stock is entitled to one vote on all matters properly submitted to CTO’s shareholders.

Voting By CTO Directors and Executive Officers

On October 13, 2020, the record date for the special meeting, directors and executive officers of CTO and their affiliates had the right to vote 199,713 shares of CTO common stock, or approximately 0.4% of the issued and outstanding CTO common stock at that date. We currently expect that each of these individuals will vote their shares of CTO common stock in favor of the proposals to be presented at the special meeting.

Vote Required for Each Proposal

Merger Proposal: The affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote is required to approve the Merger Proposal.

Adjournment Proposal: The affirmative vote of the holders of at least a majority of the shares of common stock voting on the Adjournment proposal is required to approve such proposal.

The CTO Board unanimously recommends that CTO’s shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Proxies

If you are a holder of common stock on the record date, you may vote by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the virtual special meeting and vote your shares online during the meeting. Those shareholders of record who choose to vote by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on November 8, 2020. All shares of common stock represented by properly executed proxy cards received before or at the CTO special meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted “FOR” each of the proposals.

If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the shareholder has abstained from voting on one or more of the proposals, the common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to adopt the Merger Agreement, abstentions have the same effect as a vote against the merger. For the Merger Proposal, abstentions have the same effect as a vote against such proposal. For the Adjournment Proposal, abstentions are treated as neither a vote cast in favor nor a vote cast against such proposal.

If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker, bank or other nominee holding shares that indicates that the broker, bank or other nominee does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Under applicable rules and regulations of the NYSE American, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The Merger Proposal is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker, bank or other nominee will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker, bank, or other nominee will have the same effect as a vote against the Merger Proposal.

Revoking Your Proxy

You can change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy, if you are a shareholder of record, you must either (1) notify the secretary of CTO in writing, (2) mail a new proxy card dated after the date of the proxy you wish to revoke, (3) submit a later dated proxy, by telephone or over the Internet by following the instructions on your proxy card or (4) attend the virtual special meeting and vote your shares online. Merely attending the special meeting will not constitute revocation of your proxy. If you are not a shareholder of record and your shares are held through a broker, bank or other nominee, then in order to change your vote you should contact your broker, bank or other nominee.

Adjournment or Postponement

Although it is not currently expected, the special meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal. In that event, CTO may ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal. If CTO’s shareholders approve the Adjournment Proposal, we could adjourn the meeting and use the time to solicit additional proxies.

Additionally, at any time prior to convening the special meeting, we may seek to postpone the meeting if a quorum is not present at the meeting or as otherwise permitted by the CTO Charter, the CTO Bylaws or as otherwise permitted by applicable law.

Solicitation of Proxies

CTO will bear all expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. CTO will also request banks, brokers and other nominees holding shares of common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means and personal solicitation by the officers or employees of CTO. No additional compensation will be paid to officers or employees for those solicitation efforts.

CTO has hired Georgeson to assist in obtaining proxies from its shareholders on a timely basis. CTO will pay Georgeson a fee of $10,000 and reimburse the firm for reasonable out-of-pocket expenses.

Other Matters

CTO is not aware of any business to be acted on at the special meeting, except as described in this proxy statement/prospectus. If any other matters are properly presented at the special meeting, or any adjournment or postponement of the special meeting, the persons appointed as proxies or their substitutes will have discretion to vote or act on the matter according to their best judgment and applicable law unless the proxy indicates otherwise.

BACKGROUND OF THE REIT CONVERSION AND THE MERGER

Prior to 2015, the CTO Board had determined that the best way for CTO to maximize shareholder value at that time was to execute a strategic business plan that was primarily focused on pursuing the monetization of CTO’s Daytona Beach land portfolio and reinvesting the proceeds therefrom in a tax-efficient manner by purchasing a high-quality portfolio of income-producing real estate (the “Land Monetization and Reinvestment Strategy”).

In conjunction with the determination to pursue this strategy, at a January 2015 board meeting, our management recommended that the CTO Board consider whether converting to a REIT would be in the best interests of our company and our shareholders. At that time, a REIT conversion was not feasible for CTO primarily because the composition of CTO’s real estate investment portfolio, and the income generated from land sale transactions, made it impracticable to comply with the REIT income tests. However, our management noted that, as CTO executed its strategic plan, its portfolio would become more similar to certain publicly traded REITs, likely facilitating compliance with the REIT income tests, and that a future REIT conversion could potentially deliver significant shareholder value. Our management presented an overview of the REIT conversion process, including an estimated timetable and costs. At the conclusion of the CTO Board’s discussion of a future REIT conversion, the CTO Board authorized management to continue evaluating the possibility of a REIT conversion and to engage accountants and other consultants/advisors necessary to assist with that evaluation. Following the January 2015 board meeting, we publicly announced that we had initiated a process to explore the potential conversion of CTO into a REIT.

Since our initial decision to evaluate a REIT conversion, we have continued to take steps to execute the Land Monetization and Reinvestment Strategy, while also consistently considering and evaluating strategic alternatives for CTO, including further study and analysis of a REIT conversion. This process involved engagement with, and was informed by, interactions with our shareholders and advisors.

In November 2015, the CTO Board solicited proposals from financial advisory firms to advise CTO as to its options for maximizing shareholder value, including potentially selling CTO, selling CTO’s assets or continuing the pursuit of CTO’s business plan. After consideration of the proposals from these financial advisory firms, a special committee of the CTO Board (the “Special Committee”) engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) for the purpose of exploring these strategic alternatives.

During the spring and summer of 2016, the Special Committee met with members of senior management and Deutsche Bank on numerous occasions to evaluate strategic alternatives for CTO. In July 2016, the Special Committee concluded its evaluation of strategic alternatives for CTO and reported its findings and recommendations to the CTO Board. Based on the Special Committee’s recommendations, the CTO Board concluded that we had not received any expressions of interest in acquiring our company or our assets that contained an indication of value that would provide a meaningful premium for our shareholders. The CTO Board also determined that the best way for CTO to maximize shareholder value at that time was to continue to execute the Land Monetization and Reinvestment Strategy.

In October 2016, the CTO Board met with various advisors to discuss REITs, including certain issues relevant to companies seeking to qualify for and maintain REIT status. The CTO Board also discussed with the advisors the process that CTO would need to follow in order to qualify as a REIT, and the CTO Board considered the potential timing for REIT conversion and the potential impact on our shareholders. Since this presentation, we, along with our advisors, have continued to discuss the rationale for a possible REIT conversion, the requirements to qualify as a REIT, including the applicable income and asset tests, distribution requirements and the requirement to distribute our Pre-REIT Conversion Earnings and Profits.

In September 2017, we engaged PricewaterhouseCoopers LLP (“PwC”) to analyze the tax implications of a possible REIT conversion. In October 2017, at a meeting of the CTO Board, management discussed with the

CTO Board the possibility of the conversion of our company to a REIT. At this meeting, the CTO Board and management discussed the potential timing for a REIT conversion and next steps.

The CTO Board has continuously explored alternatives for maximizing shareholder value, and throughout 2018, Deutsche Bank advised the CTO Board and management regarding strategic alternatives. We also continued to evaluate the potential benefits of converting to a REIT, but acknowledged that the feasibility of our conversion to a REIT was largely dependent upon our ability to monetize most of our land portfolio and reinvest the proceeds as described above.

In furtherance of the execution of the Land Monetization and Reinvestment Strategy, in May 2014, CTO announced that CTO had entered into an agreement with Minto Communities, LLC (“Minto”), whereby Minto would purchase from CTO approximately 1,600 acres of underdeveloped land in Daytona Beach, Florida (the “Phase I Minto Parcel”) for the development of a master-planned residential community. In July 2016, CTO announced that Minto had entered into an agreement to purchase an additional approximately 1,686 acre tract adjacent to the Phase I Minto Parcel (the “Phase II Minto Parcel” and, together with the Phase I Minto Parcel, the “Minto Parcel”). The Minto Parcel constituted a substantial portion of the Daytona Beach land portfolio. At a board meeting in July 2018, our management recommended that we engage an advisor to again review strategic alternatives once the sale of the Minto Parcel closed. During this time, one of management’s primary focuses was to consummate the sale of the Minto Parcel.

A portion of the transaction with Minto closed in February 2017, and management continued its efforts to sell to Minto the remaining portion of the Minto Parcel. These efforts continued into 2019. Despite multiple extensions of the agreement with Minto, Minto ultimately did not purchase the remaining portion of the Minto Parcel and, in January 2019, the agreement with Minto was formally terminated. Despite the termination of the agreement with Minto, CTO nevertheless continued to pursue execution of the Land Monetization and Reinvestment Strategy, and in April 2019, the CTO Board authorized the above-referenced Land JV transaction, pursuant to which CTO ultimately sold a 66.5% controlling interest in the entity that owned our remaining 5,300 acres of undeveloped Daytona Beach land for $97 million to Magnetar Capital LLC. In 2019, CTO also sold 20 single-tenant net leased income properties for approximately $149 million to PINE and also completed the sale of its golf operations for approximately $3.5 million. These transactions provided CTO with over $200 million of cash proceeds to invest in additional income-producing properties through a Section 1031 like-kind exchange structure. CTO completed the redeployment of these Section 1031 proceeds in February 2020.

In June 2019, CTO received a letter from a significant shareholder in which the shareholder expressed its support for CTO converting to a REIT. The CTO Board discussed this letter at length at a meeting in July 2019, as well as the impact that a REIT conversion could potentially have in connection with our efforts to maximize shareholder value.

In February 2020, members of our senior management met with representatives of Vinson & Elkins L.L.P. to discuss certain internal reorganization transactions necessary for us to begin operating in conformity with the requirements for qualification and taxation as a REIT under the Code for the taxable year ending December 31, 2020. Following this meeting, our senior management, with the assistance of representatives of Vinson & Elkins L.L.P., began implementing these internal reorganization transactions. As a result of these transactions, we now conduct our management services and real estate operations segments through subsidiaries that have elected to be treated as TRSs or through subsidiaries of a TRS.

The completion of the transactions described above resulted in CTO holding a portfolio of assets that was consistent with a potential REIT conversion, and would allow CTO to comply with the applicable REIT requirements. Through and following the execution and completion of these transactions, the CTO Board and management continued to evaluate the potential benefits of converting to a REIT. In July 2020, the CTO Board reviewed a presentation regarding our potential conversion to a REIT. At the conclusion of this meeting, the CTO Board unanimously authorized management to proceed with the REIT conversion, including the engagement of outside legal, financial and tax advisors to provide us with counsel regarding the highly technical and complex rules that must be satisfied in order for a corporation to qualify as a REIT. We retained the law firm of Vinson & Elkins L.L.P., as legal advisor, and PwC, as tax and accounting advisor.

Following the July 2020 board meeting, we and our advisors carefully analyzed the legal implications of a REIT election with respect to, among other things, our material contracts and our outstanding debt. This process also included a review, with management and our advisors, of other possible concerns arising from the requirements of qualifying as a REIT, including the potential burden and expense of continuously monitoring the REIT’s activities for compliance with the income and asset tests and other technical requirements enumerated in the Code, the possibility that in order to meet annual distribution requirements we may be required to distribute amounts that otherwise could be used for our operations (including amounts that otherwise might have been invested in acquisitions, development opportunities, capital expenditures or the repayment of debt), and other potential administrative burdens and costs incident to such qualification. Management, in consultation with both PwC and Vinson & Elkins L.L.P., also analyzed the tax implications of a possible REIT election.

At the meeting of the CTO Board held on August 26, 2020, after extensive consultation with our outside legal and financial advisors as described above, the CTO Board reviewed and unanimously approved the REIT conversion and the Merger Agreement.

Throughout each step of the evaluation process discussed above, the CTO Board and management reviewed, discussed and considered the potential drawbacks and disadvantages of qualifying as a REIT, including limitations on our ability to buy non-qualifying assets or expand non-real estate activities, restrictions on potential changes in business strategy, investor pressures against pursuing growth opportunities that are not immediately accretive, the potential need to make distributions to shareholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution, the impact on our accounting for income taxes, the need to comply with complex and highly technical provisions of the Code, and the impact of potential future legislative tax changes on REITs. The CTO Board also considered the costs associated with pursuing the REIT conversion. We currently estimate that our expenses directly related to the REIT conversion for the fiscal year ending December 31, 2020 will total between approximately $1.0 million and $1.4 million. The CTO Board and management have concluded that these one-time expenses will not have a material impact on CTO’s results of operations or financial condition either before or after the consummation of the REIT conversion. See “Risk Factors—Risks Related to Our Qualification and Operation as a REIT” and “Our Reasons for the REIT Conversion and the Merger” for additional risks the CTO Board and management considered in deciding to pursue the REIT conversion.

We believe that undertaking the REIT conversion, including the merger, will increase the prospect for the recognition of shareholder value. See “Our Reasons for the REIT Conversion and the Merger.”

OUR REASONS FOR THE REIT CONVERSION AND THE MERGER

The CTO Board has unanimously determined that the REIT conversion, including the merger, which we believe is an important element of the REIT conversion, is are fair to, and in the best interests of, CTO and its shareholders. In reaching this determination, the CTO Board consulted with management and numerous advisors, including various investment banks and PricewaterhouseCoopers LLP, as well as our legal advisors. The factors considered by the CTO Board in reaching its determination included, but were not limited to, the following:

•

To increase shareholder value: As a REIT, we believe we will be able to increase the value of NEWCO common stock by reducing corporate level taxes on most of our income, primarily the income we receive from rent on our commercial real estate properties, which in turn may increase the amount of future distributions to shareholders.

•

To return capital to shareholders: We believe that our REIT status will allow us to increase our regular cash distributions, which may broaden the appeal of our common stock to investors seeking dividends.

•

To expand our base of potential shareholders: As a REIT, we believe our shareholder base will expand to include REIT-dedicated investors and investors attracted by dividend income, which should improve the liquidity of our common stock.

•

To comply with REIT requirements: The merger will facilitate our compliance with REIT requirements by merging CTO with and into NEWCO, the latter of which will adopt and maintain charter documents that implement share ownership and transfer restrictions that are intended to facilitate compliance with such REIT requirements.

•

To take advantage of more favorable laws governing REITs. We have concluded that, when compared with Florida, Maryland has more comprehensive and flexible laws governing entities that qualify as REITs and courts with more experience in addressing issues pertinent to REITs. Maryland has laws specific to REITs, including (a) provisions that validate charter restrictions on the ownership and transfer of stock, which facilitate satisfaction of certain of the REIT requirements, and (b) provisions that permit the issuance of shares to holders for the specific purpose of satisfying the REIT requirements regarding the minimum number of share owners. Maryland also has a separate statute governing REITs that are organized as a trust, and while this statute does not apply to corporations, we believe it helps provide greater certainty with respect to the treatment of a REIT under state law. Moreover, Maryland law offers additional protections for director and officer indemnification, which should facilitate our efforts to attract and retain qualified directors and officers. In addition, Maryland law offers additional protections in the event of an unsolicited takeover attempt, which may better protect shareholder interests. Furthermore, the fact that many of the public companies that qualify as REITs are currently formed under Maryland law would mean that shareholders would hold stock of an entity with corporate governance arrangements more in line with that of our peer group.

The CTO Board weighed the advantages against the disadvantages and potential risks of the REIT conversion including, but not limited to, that as a REIT we will be unable to retain earnings as we will be required each year to distribute to our shareholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain) and that we will need to comply with highly technical REIT qualification provisions, which may hinder our ability to make certain attractive investments, including investments in the businesses to be conducted by our TRSs. In addition, the CTO Board considered the potential risks discussed in “Risk Factors—Risks Related to Our Qualification and Operation as a REIT.”

The foregoing discussion does not include all of the information and factors considered by The CTO Board. The CTO Board did not quantify or otherwise assign relative weights to the particular factors considered, but conducted an overall analysis of the information presented to and considered by it in reaching its determination.

TERMS OF THE MERGER

The following is a summary of the material terms of the Merger Agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the Merger Agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. You should read carefully the Merger Agreement in its entirety as it is the legal document that governs the merger.

Structure and Completion of the Merger

NEWCO is currently a wholly owned subsidiary of CTO. The Merger Agreement provides that CTO will merge with and into NEWCO, at which time the separate corporate existence of CTO will cease and NEWCO will be the surviving entity of the merger. Upon the effectiveness of the merger, the outstanding shares of common stock of CTO will be converted into the right to receive the same number of shares of NEWCO common stock, and NEWCO will change its name to “CTO Realty Growth, Inc.” and will succeed to and continue to operate the existing business of CTO.

The CTO Board and the NEWCO Board have approved the Merger Agreement, subject to shareholder approval. The merger will become effective at the time the articles of merger are submitted for filing and accepted by the State Department of Assessment and Taxation of the State of Maryland and the Department of State of the State of Florida in accordance with the MGCL and the FBCA, respectively, or at such later time as specified in the articles of merger. We anticipate that the merger will be completed on or about November 13, 2020 or as soon as possible thereafter, following the approval of CTO shareholders to adopt the Merger Agreement at the special meeting and the satisfaction or waiver of the other conditions to the merger as described in the section entitled “Conditions to Completion of the Merger.” However, the CTO Board reserves the right to cancel or defer the merger even if its shareholders vote to adopt the Merger Agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of CTO and its shareholders.

Exchange of Stock Certificates

Surrender of Certificates. Computershare, will act as exchange agent for the merger. As soon as reasonably practicable after the completion of the merger, Computershare will mail to each registered holder of a certificate of CTO common stock a letter of transmittal containing instructions for surrendering each holder’s certificate. Holders who properly submit a letter of transmittal and surrender their certificates to the exchange agent will receive a certificate representing shares of NEWCO common stock equal to that number of shares reflected in the surrendered certificate. The surrendered certificates will thereafter be cancelled. Upon the effectiveness of the merger, each certificate representing shares of CTO common stock will be deemed for all purposes to evidence a right to receive the same number of shares of NEWCO common stock until such certificate is exchanged for a certificate representing an equal number of shares of NEWCO common stock. If you currently hold shares of CTO common stock in uncertificated form, you will receive a notice of the completion of the merger and your shares of NEWCO common stock received in connection with the merger will continue to exist in uncertificated form.

Lost Certificates. If any CTO certificate is lost, stolen or destroyed, the owner of the certificate must provide an appropriate affidavit of that fact to the exchange agent and, if required by NEWCO, post a reasonable bond as indemnity against any claim that may be made against NEWCO with respect to such lost certificate.

Stock Transfer Books. At the completion of the merger, CTO will close its stock transfer books, and no subsequent transfers of common stock will be recorded on such books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

•

NEWCO Organizational Documents. The NEWCO Charter, as in effect immediately prior to the merger, will continue to be the articles of incorporation of NEWCO after the merger, except that the NEWCO Charter will be amended to change the name of NEWCO to “CTO Realty Growth, Inc.” Similarly, the NEWCO Bylaws, as in effect immediately prior to the merger, will continue to be the bylaws of NEWCO after the merger, except that the name of the corporation will be amended to “CTO Realty Growth, Inc.”

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Directors and Officers. The directors and officers of CTO serving as directors and officers of CTO immediately prior to the effective time of the merger will be the directors and officers of NEWCO immediately after the merger.

•

Stock Incentive Plans. NEWCO will assume the Plan, and all rights of participants to acquire shares of CTO common stock under the Plan will be converted into rights to acquire shares of NEWCO common stock in accordance with the terms of the Plan.

•

Distributions. CTO’s obligations with respect to any distributions to the shareholders of CTO that have been declared by CTO but not paid prior to the completion of the merger will be assumed by NEWCO.

•	Listing of NEWCO common stock. We expect that the NEWCO common stock will trade on the NYSE under our current symbol “CTO” following the completion of the merger.

Conditions to Completion of the Merger

The CTO Board has the right to cancel or defer the merger even if shareholders of CTO vote to adopt the Merger Agreement and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger is no longer in the best interests of CTO and its shareholders. The respective obligations of CTO and NEWCO to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

•	adoption of the Merger Agreement by the requisite vote of the shareholders of CTO and NEWCO;

•

receipt by CTO and NEWCO from Vinson and Elkins L.L.P. of an opinion to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and that each of CTO and NEWCO is a party to a reorganization within the meaning of Section 368(b) of the Code;

•	approval for listing on the NYSE of NEWCO common stock, subject to official notice of issuance;

•

the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC; and

•

receipt of all governmental approvals and third-party consents to the merger, except for consents as would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of NEWCO.

Termination of the Merger Agreement

The Merger Agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the Merger Agreement by the shareholders of CTO, by either:

•	the mutual written consent of the CTO Board and the NEWCO Board; or

•	the CTO Board in its sole discretion.

We have no current intention of abandoning the merger subsequent to the special meeting if shareholder approval is obtained and the other conditions to the merger are satisfied or waived. However, the CTO Board reserves the right to cancel or defer the merger or the REIT conversion even if shareholders of CTO vote to adopt the Merger Agreement, which is an important element of the REIT conversion, and the other conditions to the completion of the merger are satisfied or waived, if it determines that the merger or the REIT conversion is no longer in the best interests of CTO and its shareholders.

Interests of CTO’s Directors and Executive Officers in the Merger

CTO’s directors and executive officers own shares of CTO common stock, stock options, time-based restricted stock and performance-based equity awards and, to that extent, their interest in the merger is the same as that of the other holders of shares of CTO common stock, stock options, time-based restricted stock and performance-based equity awards.

In connection with our declaration and payment of the Special Distribution, we expect that we will adjust the number of shares of stock available for issuance as equity awards, the number of shares of stock subject to outstanding equity awards (restricted stock, performance shares and options), and the exercise price of any outstanding options under the Plan.

Regulatory Approvals

We are not aware of any federal, state, local or foreign regulatory requirements that must be complied with or approvals that must be obtained prior to completion of the merger pursuant to the Merger Agreement, other than compliance with applicable federal and state securities laws, the filing of an articles of merger as required under the MGCL and FBCA and various state governmental authorizations.

Absence of Dissenters’ Rights

The shareholders of CTO will not be entitled under applicable law to dissenters’ rights of appraisal as a result of the merger.

Restrictions on Sales of NEWCO Common Stock Issued Pursuant to the Merger

The shares of NEWCO common stock to be issued in connection with the merger will, subject to the restrictions on the transfer and ownership of NEWCO common stock set forth in the NEWCO Charter, be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an “affiliate” of CTO for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with, CTO and may include the executive officers, directors and significant shareholders of CTO.

Accounting Treatment of the Merger

For accounting purposes, the merger of CTO with and into NEWCO will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in NEWCO is the carryover basis of CTO. Shareholder’s equity of NEWCO will be that carried over from CTO, after giving effect to the Special Distribution.

DIVIDEND AND DISTRIBUTION POLICY

If our shareholders approve the merger, which we believe is an important element of the REIT conversion, we intend to declare regular quarterly distributions to holders of NEWCO common stock commencing in the first quarter of 2021, the amount of which will be determined, and is subject to adjustment by, the NEWCO Board. To qualify as a REIT, we must distribute to our shareholders an amount at least equal to 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income so as to not be subject to the income or excise tax on undistributed REIT taxable income. See the section entitled “Material U.S. Federal Income Tax Considerations.”

We expect that distributions will be declared quarterly. The amount, timing and frequency of distributions, however, will be at the sole discretion of the NEWCO Board and will be declared based upon various factors, many of which are beyond our control, including:

•	our financial condition and operating cash flows;

•	our retention of cash to pursue acquisitions of communications sites;

•	our operating and other expenses;

•	debt service requirements;

•	capital expenditure requirements;

•	our stock repurchase program;

•	the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay;

•	limitations on distributions in our existing and future debt instruments;

•	limitations on our ability to fund distributions using cash generated through our TRSs; and

•	other factors that the NEWCO Board may deem relevant.

We anticipate that distributions will generally be paid from cash from operations after debt service requirements and non-discretionary capital expenditures. To the extent that our cash available for distribution is insufficient to allow us to satisfy the REIT distribution requirements, we may borrow funds to make distributions or pay taxable stock or cash dividends consistent with this policy. Our ability to fund distributions through borrowings is subject to continued compliance with debt covenants, as well as the availability of borrowing capacity under our lending arrangements. If our operations do not generate sufficient cash flows and we are unable to borrow, we may be required to reduce our anticipated quarterly distributions. Our distribution policy enables us to review the alternative funding sources available to us for distributions from time to time. For information regarding risk factors that could materially adversely affect our actual results of operations, please see the section entitled “Risk Factors.”

THE SPECIAL DISTRIBUTION

CTO has historically been treated as a taxable C corporation for U.S. federal income tax purposes. To the extent our taxable income (with certain adjustments) in any given year was not distributed to our shareholders or otherwise reduced by losses, it became accumulated earnings and profits. After the merger is completed, NEWCO will succeed to CTO’s Pre-REIT Conversion Earnings and Profits. Because a REIT is required to distribute any earnings and profits accumulated during years when the company or its predecessor was taxed as a C corporation, prior to the end of its first REIT year (or the following January, if the distribution was declared and had a record date in October, November, or December of the first REIT year) we must declare one or more distributions to our shareholders, on or before December 31, 2020, of our Pre-REIT Conversion Earnings and Profits to elect REIT status for our 2020 taxable year.

To comply with this requirement and to ensure that we have distributed all of our Pre-REIT Conversion Earnings and Profits, we plan to make a one-time Special Distribution to our shareholders. We expect to pay the Special Distribution in a combination of cash and our common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to the cash limitation described below.

The total amount of cash payable in the Special Distribution will be subject to a limit based on the aggregate amount of the Special Distribution. The cash limitation will in no event be less than 10% of the aggregate amount of the Special Distribution (without regard to any cash that may be paid in lieu of fractional shares). If the total amount of cash elected by our shareholders exceeds the cash limitation, then, in general, the available cash will be prorated among those shareholders that elected to receive cash.

We currently expect that the aggregate amount of the Special Distribution will be between approximately $46 million and $54 million, which we expect to pay in a combination of 90% NEWCO common stock and 10% cash. A holder of our common stock will be required to report dividend income as a result of the Special Distribution even if such shareholder receives no cash or only nominal amounts of cash in the distribution. For more information, see “Material U.S. Federal Income Tax Considerations—Taxation of the Special Distribution” beginning on page 146.

We expect that that the Special Distribution will be declared in the fourth quarter of 2020 and paid in December 2020 to shareholders of record as of the record date for the distribution, who may be different than those who are entitled to notice of and to vote at the special meeting. However, the NEWCO Board may determine to declare and pay the Special Distribution at another time. In addition, potential tax law changes and other factors outside of our control could result in changes to the expected timing and form of the Special Distribution, or could result in the Special Distribution not being paid at all.

The amount, details and consequences of the Special Distribution will be described in the election form and accompanying materials that will be distributed to shareholders in connection with the Special Distribution.

Any CTO shareholders who dispose of their shares of CTO common stock before the record date for the Special Distribution will not be entitled to receive the Special Distribution.

OUR BUSINESS

Set forth below is a description of the business of CTO. CTO NEWCO REIT, Inc., a wholly owned subsidiary of CTO, was incorporated in Maryland on August 19, 2020 to succeed to and continue the business of CTO, which is described below, upon completion of the merger of CTO with and into NEWCO. Effective at the time of the merger, NEWCO will be renamed “CTO Realty Growth, Inc.” and will continue to operate the existing business of CTO.

COVID-19 PANDEMIC

In March 2020, the World Health Organization, declared the outbreak of the COVID-19 Pandemic, which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets and, in many industries, business activity was, for a time, virtually shut down entirely. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

The actions taken by federal, state and local governments to mitigate the spread of COVID-19, initially by ordering closures of non-essential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in some of our tenants temporarily closing their businesses, and for some, impacting their ability to pay rent.

The Company received second quarter payments from tenants representing approximately 81% of the Contractual Base Rent, defined as monthly base rent due pursuant to the original terms of the respective lease agreements without giving effect to any deferrals or abatements subsequently entered into, due during the three months ended June 30, 2020. With respect to unpaid Contractual Base Rent due during the three months ended June 30, 2020 approximately 9% was deferred and approximately 4% was abated. In general, repayment of the deferred Contractual Base Rent will begin in the third quarter of 2020, with ratable payments continuing, in some cases, through the end of 2021. Certain of the deferral agreements are pending full execution of the lease amendment; however, both parties have indicated, in writing, their agreement to the repayment terms and in some instances, the tenant has already made the payments contemplated in the agreed-to lease amendment. In connection with the leases in which rent was abated, other lease modifications, including extended lease terms and imposition of percentage rent, were agreed to by the Company and the tenants. Depending upon the duration of tenant closures and the overall economic downturn resulting from the COVID-19 Pandemic, we may find deferred rents difficult to collect. The Company has not yet reached an agreement with respect to approximately 6% of the Contractual Base Rent due during the three months ended June 30, 2020.

We have seen a positive uptick in our rent collections levels. While this is a positive trend driven by government mandated restrictions gradually being lifted, we are expecting that our rent collections will continue to be below our tenants’ Contractual Base Rent and historical levels, which will continue to adversely impact our results of operations and cash flows. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. Depending upon the duration of tenant closures, operating restrictions, and the overall economic downturn resulting from the COVID-19 Pandemic, we may find that even deferred rents are difficult to collect, and we may experience higher vacancies.

An assessment of the current or identifiable potential financial and operational impacts on the Company as a result of the COVID-19 Pandemic are as follows:

•

The total borrowing capacity on the Company’s revolving Credit Facility, based on the assets currently in the borrowing base, is $200 million, and as such the Company has the ability to draw an additional $37.2 million on the Credit Facility. Pursuant to the terms of the Credit Facility, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. For the tenants requesting rent relief with which the Company has reached an agreement, such deferral and/or abatement agreements for current rent, under the terms of the credit facility, would not be past due if it adheres to such modification, and thus those properties would not be required to be removed from the borrowing base.

•

As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and CTO’s Board, including: (i) conducting all meetings of the Board and Committees of the Board telephonically or via a visual conferencing service, (ii) permitting the Company’s employees to work from home at their election, (iii) enforcing appropriate social distancing practices in the Company’s office, (iv) encouraging the Company’s employees to wash their hands often and use face masks, (v) providing hand sanitizer and other disinfectant products throughout the Company’s office, (vi) requiring employees who do not feel well in any capacity to stay at home, and (vii) requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of the Company’s office. The Company also offered COVID-19 testing to its employees to ensure a safe working environment. These preventative measures have not had any material adverse impact on the Company’s financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. The Compensation Committee of the Board may reevaluate the performance goals and other aspects of the compensation arrangements of the Company’s executive officers later in 2020 as more information about the effects of the COVID-19 Pandemic become known.

Overview

CTO is a diversified real estate operating company. CTO owns and manages, sometimes utilizing third-party property management companies, thirty-one commercial real estate properties in twelve states in the United States. As of June 30, 2020, CTO owned twenty-five single-tenant and six multi-tenant income-producing properties with approximately 2.2 million square feet of gross leasable space. As a result of the acquisition completed on August 24, 2020 of an approximately 120,000 square foot single-tenant office property in Tampa, Florida, CTO now owns approximately 2.3 million square feet of gross leasable space.

In addition to CTO’s income property portfolio, as of June 30, 2020, CTO’s business included the following:

Management Services:

•	A fee-based management business that is engaged in managing PINE and the Land JV.

Commercial Loan Investments:

•

A portfolio of commercial loan investments, of which four were sold during the three months ended June 30, 2020. For more information regarding these loan sales, please see CTO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020.

Real Estate Operations:

•	A portfolio of mineral interests consisting of approximately 455,000 subsurface acres in 20 counties in the State of Florida and a portfolio of mitigation credits;

•	A retained interest in the Land JV which is seeking to sell approximately 1,800 acres of undeveloped land in Daytona Beach, Florida; and

•	An interest in the Mitigation Bank JV that owns an approximately 2,500 acre parcel of land in the western part of Daytona Beach, Florida which is engaged in the operation of a mitigation bank.

CTO’s business also includes an investment, as of June 30, 2020, in approximately 23.5% of the PINE’s outstanding equity, including OP Units.

Legal Proceedings

Following completion of the merger, NEWCO will assume all liability arising under legal proceedings filed against CTO.

On November 21, 2011, we, Indigo Mallard Creek LLC and Indigo Development LLC, as owners of the property leased to Harris Teeter, Inc. (“Harris Teeter”) in Charlotte, North Carolina, were served with pleadings filed in the General Court of Justice, Superior Court Division for Mecklenburg County, North Carolina, for a highway condemnation action involving this property. The proposed road modifications would impact access to the property. We do not believe the road modifications provided a basis for Harris Teeter to terminate the lease. Regardless, in January 2013, the North Carolina Department of Transportation (“NCDOT”) proposed to redesign the road modifications to keep the all access intersection open for ingress with no change to the planned limitation on egress to the right-in/right-out only. Additionally, NCDOT and the City of Charlotte proposed to build and maintain a new access road/point into the property. Construction has begun and is not expected to be completed until 2020. Harris Teeter has expressed satisfaction with the redesigned project and indicated that it will not attempt to terminate its lease if this project is built as currently redesigned. Because the redesigned project will not be completed until 2020, the condemnation case has been placed in administrative closure. As a result, the trial and mediation will not likely be scheduled until requested by the parties, most likely in 2021.

We periodically become involved in various claims and lawsuits that are incidental to our business. In the opinion of management, after consultation with counsel, other than the legal proceeding discussed above and in Note 21 “Commitments and Contingencies” to our consolidated financial statements included in CTO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the SEC on August 7, 2020 and incorporated herein by reference, there are no matters currently pending that would, in the event of an adverse outcome, have a material impact on our consolidated financial position, results of operations or liquidity.

Employees

As of June 30, 2020, we employed 16 full-time individuals and consider our employee relations to be satisfactory.

Properties

Income Property Portfolio.

As of June 30, 2020, CTO owned twenty-five single-tenant and six multi-tenant income properties. Following is a summary of these properties:

Tenant	City	State	Area (Square Feet)	Year Built
24 Hour Fitness USA, Inc.	Falls Church	VA	46,000	2012
Aspen Development	Aspen	CO	19,596	2015
Big Lots	Phoenix	AZ	34,512	2000
Big Lots	Germantown	MD	25,589	2000
Burlington Stores, Inc.	N. Richland Hills	TX	70,891	1993
Carpenter Hotel	Austin	TX	—	1949/2018
Carrabba’s Italian Grill	Austin	TX	6,528	1994
Chuy’s Restaurant & Bar	Jacksonville	FL	7,950	2017
Crabby’s Restaurant	Daytona Beach	FL	5,780	2018
Fidelity Investments	Albuquerque	NM	210,067	2009
Firebirds Wood Fired Grill	Jacksonville	FL	6,948	2017
General Dynamics Corporation	Reston	VA	64,319	1984/2018
Harris Teeter	Charlotte	NC	45,089	1993
LandShark Bar & Grill	Daytona Beach	FL	6,264	2018
Lowe’s Corporation	Katy	TX	131,644	1997
Macaroni Grill	Arlington	TX	8,123	1993
Moe’s Southwest Grill	Jacksonville	FL	3,111	2017
Outback Steakhouse	Austin	TX	6,176	1994
PDQ	Jacksonville	FL	3,366	2017
Party City Corporation	Oceanside	NY	15,500	1999/2014
Rite Aid Corp.	Renton	WA	16,280	2006
Staples	Sarasota	FL	18,120	2012
Walgreens	Clermont	FL	13,650	2003
Wawa	Jacksonville	FL	6,267	2017
Wells Fargo	Raleigh	NC	450,393	1996/1997

25 Single-Tenant Properties			1,222,163

World of Beer/Fuzzy’s Taco Shop	Brandon	FL	6,715	2006
Riverside Avenue	Jacksonville	FL	136,856	2003
Westcliff Shopping Center	Fort Worth	TX	136,185	1954
The Strand	Jacksonville	FL	212,402	2017/2018
Crossroads Towne Center	Chandler	AZ	254,109	2006
Perimeter Place	Atlanta	GA	268,572	2006

6 Multi-Tenant Properties			1,014,839

Total 31 Properties			2,237,002

Land and Development Costs

As of June 30, 2020, CTO owned approximately six acres of land with existing structures in downtown Daytona Beach, which represent the substantial portion of an entire city block in downtown Daytona Beach adjacent to International Speedway Boulevard, a major thoroughfare in Daytona Beach. We have engaged a national real estate brokerage firm to assist us in identifying a developer or investor to acquire a portion or all of the property. We are pursuing entitlements for the potential redevelopment of these parcels, along with certain other adjacent land parcels, some of which we have under contract for purchase. As of June 30, 2020, the Daytona Beach downtown development included in CTO’s consolidated balance sheet, including raze and entitlement costs, totaled approximately $5.6 million, which is included in Land and Development Costs.

Additionally, as of June 30, 2020, CTO owned full or fractional subsurface oil, gas, and mineral interests underlying approximately 455,000 “surface” acres of land owned by others in 20 counties in Florida (the “Subsurface Interests”). As of June 30, 2020, the Subsurface Interests included in CTO’s consolidated balance sheet, totaled approximately $0.7 million, which is included in Land and Development Costs.

Offices

CTO’s executive offices, which are leased from a third party, are located at 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our anticipated policies with respect to distributions, investments, financing, lending and certain other activities of NEWCO. Upon completion of the REIT conversion, these policies will be determined and periodically thereafter amended by the NEWCO Board without notice to, or a vote of, the shareholders of NEWCO, except that changes in certain policies with respect to conflicts of interest must be consistent with legal and contractual requirements.

Dividend Policy

If the merger, which is an important element of the REIT conversion, is approved by our shareholders, we intend to pay regular quarterly distributions. For a discussion of our dividend and distribution policy, see the section entitled “Dividend and Distribution Policy.”

Investment Policy

Our business plan is primarily focused on investing in income-producing real estate, primarily retail and office properties, with an emphasis on major markets and growth markets in the U.S. We may also self-develop income properties. We may also invest in commercial loans or similar financings secured by commercial real estate. We hold and operate substantially all of our income property portfolio and commercial loan investment portfolio business directly and indirectly through various subsidiaries, and we hold our fee-based management businesses and real estate operations (including our portfolio of mineral interests and interests, through joint ventures, in undeveloped land and mitigation bank land) through TRSs and subsidiaries of TRSs. Our investment objective is to seek the highest risk adjusted returns on invested capital for our shareholders by simultaneously increasing recurring free cash flow per share and our return on invested capital.

We have entered into an exclusivity and right of first offer agreement with PINE (the “Exclusivity and ROFO Agreement”). The Exclusivity and ROFO Agreement generally precludes us from acquiring any single-tenant net leased income properties unless we first offer that opportunity to PINE and PINE’s independent directors decline to pursue the opportunity.

Investments in Real Estate Mortgages and Other Real Estate-Related Debt

Subject to the income and asset tests necessary for REIT qualification, we may originate secured or unsecured real estate loans or purchase debt securities as a stand-alone, long-term investment. In such circumstances, the mortgages in which we may invest may be first-lien mortgages or subordinate mortgages secured by real estate. The subordinated mezzanine loans in which we may invest may include mezzanine loans secured by a pledge of ownership interests in an entity owning a property or group of properties. Investments in real estate mortgages and subordinated real estate loans are subject to the risk that one or more borrowers may default and that the collateral securing the mortgages may not be sufficient or, in the case of subordinated mezzanine loans, available to enable us, to recover our full investment.

Financing Policy

Our financing policies will largely depend on the nature and timeline of our investment opportunities and the prevailing economic and market conditions. If the NEWCO Board determines that additional funding is desirable, we may raise funds through the following means:

•	debt financings, including but not limited to, accessing U.S. debt capital markets, drawing from our credit facilities and local country bank borrowings;

•	equity offerings of securities;

•	reducing or eliminating stock repurchase activity under our stock repurchase program; and

•	any combination of the above methods.

We intend to retain the maximum possible cash flow to fund our investments, subject to provisions in the Code requiring distribution of REIT taxable income to maintain our REIT status, and to minimize our income and excise tax liabilities. Further, as of June 30, 2020, we had approximately $47.9 million of liquidity, which consisted of $10.7 million of cash and cash equivalents, $37.2 million of availability under our revolving Credit Facility. We intend to utilize our cash on hand and availability under our revolving Credit Facility, until it expires in May 2023, to fund future discretionary investments. In connection with the REIT conversion, we do not anticipate needing to refinance or repay any of our existing indebtedness.

We do not have a formal policy limiting the amount of indebtedness that we may incur, although we are subject to certain restrictions in our indentures and loan agreements with regard to permitted indebtedness.

The NEWCO Board may also authorize the obtaining of additional capital through the issuance of equity securities. Pursuant to the NEWCO Charter, we will have authority to issue up to 500,000,000 shares of NEWCO common stock and 100,000,000 shares of undesignated preferred stock. We may seek to offer equity securities as a source of discretionary investment funding when it is either (a) a requirement of a seller, (b) if the size of a strategic transaction would increase our leverage beyond what the NEWCO Board or management believes to be appropriate, or (c) as otherwise determined appropriate by the NEWCO Board.

In the future, we may seek to extend, expand, reduce or renew our credit facility, obtain new credit facilities or lines of credit, or issue new unsecured or secured debt that may contain limitations on indebtedness. We will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including overall prudence, the purchase price of assets to be acquired with debt financing, the estimated market value of our assets upon refinancing, our ability to generate cash flow to cover our expected debt service and restrictions under our existing debt arrangements. For additional information, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Lending Policy

We expect we will continue to make loans to our operating subsidiaries to the extent to which they require additional financing to fund growth through their discretionary capital programs and acquisitions. For additional information, see the section entitled “Policies With Respect to Certain Activities—Investments in Real Estate Mortgages and Other Real Estate-Related Debt.”

Reports to Shareholders

We make available to our shareholders our annual reports, including our audited financial statements. We are subject to the information reporting provisions of the Exchange Act, which require us to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Other Activities

At all times, we intend to operate and to invest so as to comply with the REIT requirements unless the NEWCO Board determines that it is no longer in the best interests of NEWCO and its shareholders to qualify as a REIT.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 and unaudited pro forma consolidated balance sheet as of June 30, 2020 give effect to (i) CTO’s acquisition on December 9, 2019 of an approximately 212,000 square foot multi-tenant commercial retail property called the Strand, located in Jacksonville, Florida, for approximately $62.7 million (the “Strand Acquisition”), and CTO’s acquisition on February 21, 2020 of an approximately 269,000 square foot multi-tenant commercial retail property called Perimeter Place, located in Atlanta, Georgia, for approximately $75.4 million (the “Perimeter Acquisition” and together with the Strand Acquisition, the “Income Property Acquisition Historical Adjustments”), (ii) the merger and (iii) the REIT conversion (together with the merger, the “REIT Transaction Accounting Adjustments”).

The unaudited pro forma consolidated statements of operations present the effects of the Income Property Acquisition Historical Adjustments and the REIT Transaction Accounting Adjustments as though they had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet is presented as if the merger and the REIT conversion had occurred on June 30, 2020. The unaudited pro forma consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma consolidated financial data are not necessarily indicative of the financial position or operating results that would have been achieved had the REIT conversion been completed as of the dates indicated, nor are they necessarily indicative of future financial position or operating results. This information should be read in conjunction with the historical financial statements and related notes included in, or incorporated by reference into, this proxy statement/prospectus.

The unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet do not reflect the following:

•

one-time transaction costs related to the merger and the REIT conversion estimated to be approximately $1.2 million to $1.7 million, consisting of (i) $225,000 incurred prior to the periods presented and (ii) approximately $1.0 million to $1.4 million to be incurred subsequent to June 30, 2020; and

•

the potential effect of lower cash balances, higher borrowing costs, or foregone investment opportunities related to these transactions due to the anticipated increase in total dividends to be paid as a REIT.

In addition, in connection with our declaration and payment of the Special Distribution, we anticipate that we will adjust the number of shares of stock available for issuance as equity awards, the number of shares of stock subject to outstanding equity awards (restricted stock, performance shares and options), and the exercise price of any outstanding options under the Plan. The unaudited pro forma consolidated statements of operations and the unaudited pro forma consolidated balance sheet do not reflect the impact of any such adjustments.

A REIT is required to distribute any earnings and profits accumulated during years when the Company or its predecessor was taxed as a C corporation by the end of its first REIT year (or the following January, if the distribution was declared and has a record date in October, November, or December of the first REIT year). We currently estimate that, if we elect REIT status as of January 1, 2020, the aggregate amount of the Special Distribution will be no more than $54 million, which is expected to be paid in a combination of 90% NEWCO common stock and 10% cash.

To qualify as a REIT, we generally must annually distribute to our shareholders an amount equal to at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and excluding any net capital gains). The amounts of quarterly distributions are not reflected in the unaudited pro forma consolidated balance sheet, as it is presented as if the REIT conversion had occurred on June 30, 2020.

The pro forma financial results assume that 100% of our taxable income has been distributed and that all relevant REIT qualification tests, as dictated by the Code and IRS rules and interpretations, were met for the entire year.

For accounting purposes, the merger of CTO with and into NEWCO will be treated as a transfer of assets and exchange of shares between entities under common control. The accounting basis used to initially record the assets and liabilities in NEWCO is the carryover basis of CTO. Stockholder’s equity of NEWCO will be that carried over from CTO.

CTO REALTY GROWTH, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(In thousands except share and per share amounts)	CTO Historical	Strand Acquisition Historical	Notes	Perimeter Acquisition Historical	Notes	REIT Transaction Accounting Adjustments	Notes	Pro Forma
Revenues
Income Properties	$41,956	$5,719	(A)(B)	$7,230	(A)(B)	$—		$54,905
Management Fee Income	304	—		—		—		304
Interest Income from Commercial Loan Investments	1,829	—		—		—		1,829
Real Estate Operations	852	—		—		—		852

Total Revenues	44,941	5,719		7,230		—		57,890

Direct Cost of Revenues
Income Properties	(7,000)	(1,723)	(A)	(2,674)	(A)	—		(11,397)
Real Estate Operations	(105)	—		—		—		(105)

Total Direct Cost of Revenues	(7,105)	(1,723)		(2,674)		—		(11,502)
General and Administrative Expenses	(9,818)	—		—		—		(9,818)
Depreciation and Amortization	(15,797)	(2,390)	(B)	(2,725)	(B)	—		(20,912)

Total Operating Expenses	(32,720)	(4,113)		(5,399)		—		(42,232)

Gain on Disposition of Assets	21,977	—		—		—		21,977

Total Operating Income	34,198	1,606		1,831		—		37,635
Investment and Other Income	345	—		—		—		345
Interest Expense	(12,466)	—		—		(175)	(I)	(12,641)

Income from Continuing Operations Before Income Tax Benefit (Expense)	22,077	1,606		1,831		(175)		25,339
Income Tax Benefit (Expense) from Continuing Operations	(5,472)	(400)	(C)	(456)	(C)	6,252	(E)	(76)

Net Income from Continuing Operations	$16,605	$1,206		$1,375		$6,077		$25,263

Per Share Information:
Basic and Diluted Net Income from Continuing Operations	$3.32							$4.18
Weighted Average Number of Shares Outstanding:
Basic	4,991,656					1,052,263	(D)	6,043,919
Diluted	4,998,043					1,052,263	(D)	6,050,306

See accompanying notes to unaudited pro forma consolidated financial statements.

CTO REALTY GROWTH, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(In thousands except share and per share amounts)	CTO Historical	Perimeter Acquisition Historical	Notes	REIT Transaction Accounting Adjustments	Notes	Pro Forma
Revenues
Income Properties	$22,476	$1,010	(A)(B)	$—		$23,486
Management Fee Income	1,398	—		—		1,398
Interest Income from Commercial Loan Investments	1,887	—		—		1,887
Real Estate Operations	87	—		—		87

Total Revenues	25,848	1,010		—		26,858

Direct Cost of Revenues
Income Properties	(4,682)	(374)	(A)	—		(5,056)
Real Estate Operations	(1,581)	—		—		(1,581)

Total Direct Cost of Revenues	(6,263)	(374)		—		(6,637)
General and Administrative Expenses	(5,261)	—		157	(H)	(5,104)
Impairment Charges	(1,905)	—		—		(1,905)
Depreciation and Amortization	(9,574)	(381)	(B)	—		(9,955)

Total Operating Expenses	(23,003)	(755)		157		(23,601)

Gain on Disposition of Assets	7,076	—		—		7,076
Gain on Extinguishment of Debt	1,141	—		—		1,141

Other Gains and Income	8,217	—		—		8,217

Total Operating Income	11,062	255		157		11,474
Investment and Other Loss	(4,717)	—		—		(4,717)
Interest Expense	(5,905)	—		(42)	(I)	(5,947)

Income from Continuing Operations Before Income Tax Benefit (Expense)	440	255		115		810
Income Tax Benefit (Expense) from Continuing Operations	(91)	(53)	(C)	158	(E)	14

Net Income from Continuing Operations	$349	$202		$273		$824

Per Share Information:
Basic and Diluted Net Income from Continuing Operations	$0.07					$0.14
Weighted Average Number of Shares Outstanding:
Basic and Diluted	4,682,511			1,052,263	(D)	5,734,774

See accompanying notes to unaudited pro forma consolidated financial statements.

CTO REALTY GROWTH, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2020

(In thousands except share amounts)	CTO Historical	REIT Transaction Accounting Adjustment	Notes	Pro Forma
ASSETS
Property, Plant, and Equipment:
Income Properties, Land, Buildings, and Improvements	$480,683	$—		$480,683
Other Furnishings and Equipment	745	—		745
Construction in Progress	43	—		43

Total Property, Plant, and Equipment	481,471	—		481,471
Less, Accumulated Depreciation and Amortization	(26,329)	—		(26,329)

Property, Plant, and Equipment—Net	455,142	—		455,142
Land and Development Costs	7,152	—		7,152
Intangible Lease Assets—Net	54,736	—		54,736
Assets Held for Sale	9,975	—		9,975
Investment in Joint Ventures	55,759	—		55,759
Investment in Alpine Income Property Trust, Inc.	33,164	—		33,164
Mitigation Credits	2,498	—		2,498
Commercial Loan Investments	18,489	—		18,489
Cash and Cash Equivalents	10,701	157	(H)	10,858
Restricted Cash	29,710	—		29,710
Other Assets	11,527	—		11,527

Total Assets	$688,853	$157		$689,010

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$759	$—		$759
Accrued and Other Liabilities	9,627	—		9,627
Deferred Revenue	5,179	—		5,179
Intangible Lease Liabilities—Net	26,176	—		26,176
Liabilities Held for Sale	831	—		831
Income Taxes Payable	1,239	—		1,239
Deferred Income Taxes—Net	90,581	(78,519)	(F)	12,062
Long-Term Debt	270,784	4,998	(I)	275,782

Total Liabilities	405,176	(73,521)		331,655

Commitments and Contingencies
Shareholders’ Equity:
Common Stock—25,000,000 shares authorized; $1 par value, 6,108,185 shares issued; 4,713,261 shares outstanding at June 30, 2020; 500,000,000 shares authorized; $0.01 par value, 5,765,524 shares issued and outstanding pro forma at June 30, 2020	6,047	(5,990)	(D)(G)	57
Preferred Stock—100,000,000 shares authorized; $0.01 par value, no shares issued or outstanding pro forma at June 30, 2020	—	—		—
Treasury Stock—1,394,924 shares at June 30, 2020, -0- shares pro forma at June 30, 2020	(77,540)	77,540	(G)	—
Additional Paid-In Capital	32,888	(26,566)	(D)(G)	6,322
Retained Earnings	324,074	28,694	(H)(J)	352,768
Accumulated Other Comprehensive Loss	(1,792)	—		(1,792)

Total Shareholders’ Equity	283,677	73,678		357,355

Total Liabilities and Shareholders’ Equity	$688,853	$157		$689,010

See accompanying notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Income Property Acquisition Historical Adjustments:

On December 9, 2019, CTO completed the acquisition of an approximately 212,000 square foot multi-tenant commercial retail property called the Strand, located in Jacksonville, Florida (the “Strand”), for approximately $62.7 million from PGP Jacksonville TC, LLC (the “Strand Seller”). The weighted average lease term, at the time of acquisition, for the leases of all 20 tenants at the Strand was approximately 9.5 years.

On February 21, 2020, CTO completed the acquisition of an approximately 269,000 square foot multi-tenant commercial retail property called Perimeter Place, located in Atlanta, Georgia (“Perimeter Place”), for approximately $75.4 million from GLL Perimeter Place, L.P. (the “Perimeter Place Seller”). The weighted average lease term, at the time of acquisition, for the leases of all 42 tenants at Perimeter Place was approximately 3.6 years.

(A) Rental Income

Includes estimated rental income for the Strand of approximately $5.7 million for the year ended December 31, 2019, based on the calculation of rent on a straight-line basis utilizing the existing lease terms, and related direct costs of the rental income of approximately $1.7 million for the year ended December 31, 2019, based on the Strand Seller’s historical information, of the Strand, as if the acquisition had occurred on January 1, 2019, the beginning of the earliest applicable reporting period.

Includes estimated rental income for Perimeter Place of approximately $7.2 million and $1.0 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, based on the calculation of rent on a straight-line basis utilizing the existing lease terms, and related direct costs of the rental income of approximately $2.7 million and $374,000 for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, based on the Perimeter Place Seller’s historical information, of Perimeter Place, as if the acquisition had occurred on January 1, 2019, the beginning of the earliest applicable reporting period.

(B) Depreciation and Amortization

Includes depreciation and amortization related to the real estate acquired related to the Strand acquisition, which totaled approximately $2.4 million for the year ended December 31, 2019, based on the estimated remaining economic useful life for tangible assets and the weighted average remaining lease term for the related intangible assets and intangible liabilities. Capitalized above- and below-market lease values are amortized as a decrease or increase, respectively, to rental income which resulted in a decrease of approximately $73,000 for the year ended December 31, 2019.

Includes depreciation and amortization related to the real estate acquired related to the Perimeter Place acquisition, which totaled approximately $2.7 million and $381,000 for the year ended December 31, 2019 and the period from January 1, 2020 through February 20, 2020, respectively, based on the estimated remaining economic useful life for tangible assets and the weighted average remaining lease term for the related intangible assets and intangible liabilities. Capitalized above- and below-market lease values are amortized as a decrease or increase, respectively, to rental income which resulted in a decrease of approximately $197,000 and $28,000 for the year ended December 31, 2019 and the period from January 1, 2020 through February 20, 2020, respectively.

(C) Income Tax Expense

Includes income tax expense related to CTO’s estimated operating income from the Strand and Perimeter Place acquisitions for pro-forma presentation purposes. The effective tax rate for the year ended December 31, 2019 and the six months ended June 30, 2020 was 24.9% and 20.8%, respectively. As both The Strand and the Perimeter Place acquisitions are part of the non-taxable activities of the REIT, such income tax expense has been removed in the “Adjustments Related to REIT Conversion” described in Note (E).

REIT Transaction Accounting Adjustments:

(D) Special Distribution

In conjunction with the proposed REIT conversion, we will be required to distribute all of our Pre-REIT Conversion Earnings and Profits (i.e., the earnings and profits accumulated during years when CTO was taxed as a C corporation pursuant to the Code).

We currently estimate that the aggregate amount of the Special Distribution will be between $46 million and $54 million, which we expect to declare and pay during the fourth quarter of 2020 in a combination of 90% CTO REIT common stock and 10% cash.

The total amount of cash payable in the Special Distribution will be subject to a limit based on the aggregate amount of the Special Distribution. The cash limitation will in no event be less than 10% of the Special Distribution (without regard to any cash amount that may be paid in lieu of fractional shares). If the total amount of cash elected by our shareholders exceeds the cash limitation, then, in general, the available cash will be prorated among these shareholders that elected to receive cash. For pro forma purposes, using the closing price of CTO’s stock as of September 2, 2020 of $42.75, and assuming a Special Distribution of $50 million, the mid-point of the estimated range, utilizing a combination of 10% cash, or $5 million, and 90% stock, or $45 million, an approximate incremental 1.1 million shares of common stock are assumed to have been issued and outstanding as of June 30, 2020. The calculation of the Special Distribution is factually and legally complex and is not final. Any change to the amount of the Special Distribution will impact the pro forma financial statements.

If the Special Distribution were to be $50 million, the unaudited pro forma consolidated balance sheet would reflect cash and cash equivalents of $10.9 million, total assets of $689.0 million and total shareholders’ equity of $357.4 million as of June 30, 2020. The unaudited pro forma consolidated balance sheet reflects no impact on cash and cash equivalents as the cash received from the Long-Term Debt borrowing is immediately distributed for purposes of the pro forma as an adjustment to retained earnings.

(In millions)	As of June 30, 2020
Cash Portion of Special Distribution	$5.0
Common Stock Portion of Special Distribution	45.0

Total Special Distribution	$50.0

Pro Forma Balance Sheet Adjustments:
Long-Term Debt	$5.0
Common Stock Portion of Special Distribution	$45.0
Retained earnings	$(50.0)

(E) Income Taxes

As a result of the assumed REIT election on January 1, 2020, income taxes would no longer be payable on certain of our activities. The following activities were considered to be part of the non-taxable activities of a REIT and hence no tax liability was assumed:

•	operating income from tenant leases;

•	interest income from our commercial loan investments;

•	dividends received from our investment in PINE outstanding equity;

•	the operating income resulting from our 23.5% investment in PINE;

•	operating income from CTO’s Subsurface Interests;

•	general and administrative costs associated with the above activities;

•	interest costs associated with debt held by CTO; and

•	an allocation of corporate administrative costs.

The following activities were considered to be part of a TRS. The income from these activities was assumed to be taxed at an average rate of 24.9%:

•	operating income from management services provided to PINE and the Land JV;

•	operating income from CTO’s interests, through joint ventures, in the Land JV and the Mitigation Bank JV;

•	operating income from the sale of mitigation credits owned by CTO;

•	general and administrative costs associated with the above activities; and

•	an allocation of corporate administrative costs.

The result reduces income tax expense by approximately $6.3 million and $158,000 for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, which would result in income from continuing operations of $25.3 million and $824,000 for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively.

(F) Deferred Taxes

The REIT conversion would create a one-time reversal through our income statement of deferred tax assets and liabilities for assets and liabilities no longer subject to income taxes at the REIT level. The pro forma consolidated balance sheet includes the reversal of net deferred assets and liabilities of approximately $78.5 million. However, the actual reversal upon REIT election will vary depending on the assets within the TRSs at the time of the actual REIT conversion. This reversal has not been reflected in our unaudited pro forma consolidated income statements.

The following table sets forth the estimated net deferred tax reduction for assets and liabilities being reversed by type.

(In millions)	Net Deferred Tax Reversal
Deferred Income Tax Assets
Depreciation	$4.9
Intangible Lease Liabilities	6.6
Income Property Tenant Contributions	0.7
Impairment Reserves	0.1
Stock Options and Restricted Stock	1.1
Interest Rate Swap	1.8
Other—Net	1.5

Total Deferred Income Tax Assets	16.7
Deferred Income Tax Liabilities
Sales of Real Estate (1)	(89.0)
Discount on Equity Component of Convertible Debt	(1.4)
Basis Difference in Alpine Income Property OP, LP	(4.0)
Deferred Revenue (Net of Straight-line Rent Adjustments)	(0.8)

Total Deferred Income Tax Liabilities	(95.2)

Net Deferred Income Tax Liabilities	$(78.5)

(1)

Although, as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders, we will nevertheless pay tax at the highest applicable regular U.S. federal corporate income tax rate (currently 21%) if we recognize built-in gain on the sale or disposition of any asset we held on January 1, 2020 (the first day of our first REIT year), during the five-year period after such date. We currently anticipate that Built-in Gains Tax will not apply during the five-year period following our REIT conversion as we intend to either hold the applicable assets until after the expiration of such five-year period or sell or dispose of any such assets during such five-year period in transactions that would eliminate the Built-in Gains Tax (such as Section 1031 exchanges).

The pro forma consolidated balance sheet as of June 30, 2020 does not give effect to the estimated income tax liability of approximately $6.3 million as described in Management’s Discussion and Analysis of Financial Condition and Results of Operations found in the Land JV Update on page 95 as approximately 86% of the sales from the Land JV during the nine months ended September 30, 2020, based on sales price, were completed during the third quarter of 2020, which gave rise to the significant majority of the income tax liability. Such adjustment would be reflected in the third quarter as a decrease to the Deferred Income Taxes-Net with a corresponding increase to Income Taxes Payable.

(G) Effect of Merger on Treasury Stock

As required by the Merger Agreement, upon completion of the merger between CTO and NEWCO, each share of CTO common stock held in CTO’s treasury will cease to be outstanding and will return to unissued status, with a corresponding adjustment to additional paid-in capital and common stock.

As a result of the merger, NEWCO is authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Accordingly, the adjustment in par value has been reflected in additional paid-in capital and common stock.

(H) One-Time REIT Evaluation/Conversion and Other Costs

The unaudited pro forma consolidated balance sheet and consolidated statements of operations eliminate certain costs associated with the REIT evaluation and conversion, the merger, and other transactions directly related to our anticipated REIT election. These costs are one-time in nature and exclude certain costs that would be expected to be incurred on an ongoing basis to maintain REIT compliance. During the six months ended June 30, 2020, CTO incurred approximately $157,000 of one-time costs associated with the REIT evaluation and conversion, the merger, and other transactions directly related to our anticipated REIT election. The adjustment is reflected as a decrease to General and Administrative Expenses. During the year ended December 31, 2019, no costs were incurred related to the aforementioned transactions.

During the years ended December 31, 2018 and 2017, CTO incurred $50,000 and $175,000, respectively, in connection with a preliminary earnings and profits analysis associated with the REIT conversion. These costs are not reflected as an adjustment in the unaudited pro forma consolidated statements of operations as such costs were incurred prior to January 1, 2019.

CTO estimates that additional one-time costs associated with the merger and other transactions directly related to our anticipated REIT election will range between $1.0 million and $1.4 million through the end of 2020.

(I) Revolving Line of Credit

The unaudited pro forma consolidated balance sheet assumes approximately $5 million of borrowings under our revolving credit facility to fund the cash portion of the Special Distribution.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020 reflect interest expense on the approximately $5 million of revolver borrowings. The incremental interest expense assumes an interest rate of 3.51% and 1.68% for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, which was the interest rate applicable on our revolving credit facility borrowings for the time periods presented. A change of 100 basis points (i.e., 1%) in the interest rate on the approximately $5 million in borrowings under our revolving credit facility would increase interest expense by approximately $50,000 for the year ended December 31, 2019 and approximately $25,000 for the six months ended June 30, 2020.

(J) Pro Forma Adjustments Affecting Retained Earnings

The proforma adjustments affecting retained earnings are as follows (in millions):

Special Distribution (Note D)	$(50.0)
Deferred Tax Reversal (Note F)	78.5
One-Time REIT Costs (Note H)	0.2

Total	$28.7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

CTO NEWCO REIT, Inc.

Opinion on the financial statements

We have audited the accompanying balance sheet of CTO NEWCO REIT, Inc. (the “Company”) as of September 3, 2020, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of September 3, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Orlando, Florida

September 3, 2020

CTO NEWCO REIT, INC.

BALANCE SHEET

September 3, 2020
ASSETS
Cash	$100

Total Assets	$100

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Liabilities	$—

Total Liabilities	—

Shareholder’s Equity:
Common Stock—500,000,000 shares authorized; $0.01 par value per share, 1,000 shares issued and outstanding at September 3, 2020	1
Preferred Stock—100,000,000 shares authorized; $0.01 par value per share, no shares issued or outstanding at September 3, 2020	—
Additional Paid-in-Capital	99

Total Shareholder’s Equity	100

Total Liabilities and Shareholder’s Equity	$100

The accompanying notes are an integral part of this financial statement.

CTO NEWCO REIT, INC.

NOTES TO BALANCE SHEET

1.	Organization

CTO NEWCO REIT, Inc. (“NEWCO”) was incorporated on August 19, 2020 under the laws of the State of Maryland, amended and restated its Articles of Incorporation on September 2, 2020 and is authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. NEWCO, a wholly owned subsidiary of CTO Realty Growth, Inc. (“CTO”), was formed for the purpose of participating in the merger described below. CTO paid $100 to capitalize NEWCO. This was the only transaction from the date of incorporation of NEWCO to September 3, 2020.

Prior to the merger, NEWCO will have conducted no activities other than those incidental to its formation and participation in the transactions contemplated by the Merger Agreement. In the merger, CTO will merge with and into NEWCO, with NEWCO as the surviving corporation. Upon completion of the merger, each outstanding share of CTO common stock will be automatically converted into the right to receive one share of NEWCO common stock. Each share of CTO common stock held in CTO’s treasury and each share of NEWCO common stock issued and outstanding prior to the merger will cease to be outstanding and will be cancelled without payment of any consideration and will cease to exist. NEWCO will, by virtue of the merger, directly or indirectly own all of the assets and business formerly owned by CTO.

Promptly following consummation of the merger, NEWCO will change its name to CTO Realty Growth, Inc.

Statements of operations, shareholders’ equity and cash flows have not been presented as there has been no other activity since formation.

2.	Subsequent Events

Management has evaluated all subsequent events through September 3, 2020, the date the consolidated balance sheet was available to be issued. There were no subsequent events that have occurred that would require recognition or disclosure in the balance sheet.

SELECTED FINANCIAL DATA

The following tables present a summary of historical consolidated financial data as of the dates and for the periods indicated for CTO, which, upon completion of the merger, will be deemed to be the predecessor of NEWCO for accounting purposes.

The selected statement of operations data presented below for the six months ended June 30, 2020 and 2019 and the selected balance sheet data as of each period then ended have been derived from CTO’s unaudited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The selected statement of operations data presented below for the fiscal years ended December 31, 2019, 2018, 2017, 2016 and 2015 and the selected balance sheet data as of each period then ended have been derived from CTO’s audited consolidated financial statements and related notes thereto incorporated by reference into this proxy statement/prospectus. The information in the following table may not be comparable to the operations of NEWCO on a going-forward basis following the REIT conversion and thus may not be indicative of NEWCO’s future performance.

The following information does not provide all of the information contained in CTO’s financial statements, including the related notes. It is important for you to read the following summary of selected financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with CTO’s consolidated financial statements and accompanying notes incorporated by reference into this proxy statement/prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Statement of Operations Data (In thousands except per share amounts):
Total Revenues	$25,848	$21,648	$44,941	$43,658	$38,651	$31,415	$25,199
Total Direct Cost of Revenues	(6,263)	(3,653)	(7,105)	(8,761)	(8,338)	(7,765)	(4,416)
General and Administrative	(5,261)	(4,621)	(9,818)	(9,785)	(10,253)	(10,298)	(8,754)
Impairment Charges	(1,905)	—	—	—	—	(2,181)	(510)
Depreciation and Amortization	(9,574)	(7,421)	(15,797)	(15,762)	(12,315)	(7,929)	(4,950)
Gain on Disposition of Assets	7,076	18,682	21,977	22,035	—	12,759	5,517
Gain on Extinguishment of Debt	1,141	—	—	—	—	—	—

Operating Income	11,062	24,635	34,198	31,385	7,745	16,001	12,086
Interest Expense, Net of Investment and Other Income (Loss)	(10,622)	(5,912)	(12,121)	(10,371)	(8,485)	(9,284)	(6,712)
Income Tax Benefit (Expense) from Continuing Operations	(91)	(4,716)	(5,472)	(6,025)	22,481	(3,613)	(2,114)

Income from Continuing Operations	349	14,007	16,605	14,989	21,741	3,104	3,260
Income from Discontinued Operations (Net of Income Tax)	—	3,058	98,368	22,179	19,978	13,095	5,028

Net Income	349	17,065	114,973	37,168	41,719	16,199	8,288
Less: Net Loss Attributable to Noncontrolling Interest in Consolidated VIE	—	—	—	—	—	52	58

Net Income Attributable to CTO Realty Growth, Inc.	$349	$17,065	$114,973	$37,168	$41,719	$16,251	$8,346

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Basic:
Net Income from Continuing Operations Attributable to CTO Realty Growth, Inc.	$0.07	$2.73	$3.32	$2.72	$3.92	$0.56	$0.57
Net Income from Discontinued Operations Attributable to CTO Realty Growth, Inc. (Net of Income Tax)	—	0.59	19.71	4.04	3.61	2.30	0.87

Basic Net Income per Share	$0.07	$3.32	$23.03	$6.76	$7.53	$2.86	$1.44

Diluted:
Net Income from Continuing Operations Attributable to CTO Realty Growth, Inc.	$0.07	$2.73	$3.32	$2.71	$3.90	$0.55	$0.57
Net Income from Discontinued Operations Attributable to CTO Realty Growth, Inc. (Net of Income Tax)	—	0.59	19.68	4.01	3.58	2.30	0.86

Diluted Net Income per Share	$0.07	$3.32	$23.00	$6.72	$7.48	$2.85	$1.43

Dividends Declared and Paid	$0.50	$0.20	$0.44	$0.27	$0.18	$0.12	$0.08

	As of June 30,		As of December 31,
	2020	2019	2019	2018	2017	2016	2015
Balance Sheet Data (In thousands):
Property, Plant, and Equipment—Net	$455,142	$414,964	$370,591	$368,751	$342,628	$267,611	$257,256
Total Assets	$688,853	$577,523	$703,286	$556,330	$466,130	$408,623	$404,354
Shareholders’ Equity	$283,677	$197,500	$285,413	$211,761	$184,178	$148,276	$134,781
Long-Term Debt	$270,783	$278,875	$287,218	$247,625	$195,816	$166,245	$166,797

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Set forth below is a discussion and analysis of the financial condition and results of operations of CTO. After the merger, NEWCO will succeed to and continue the business of CTO. Due to the impact of taxes and anticipated distributions following the merger and the REIT conversion, we do not believe the historical results of operations of CTO will be fully comparable to the results from operations following the REIT conversion and the merger. Information concerning significant financial effects of the REIT conversion is contained in the section entitled “Pro Forma Financial Information.” This pro forma information reflects adjustments to our historical balance sheet and statements of operations for the period presented as if CTO had operated as a REIT. The adjustments are not necessarily indicative of the financial condition or operating results that would have been achieved had the REIT conversion been completed as of the date of the financial statements, but illustrates its estimated effect.

The discussion and analysis of our financial condition and results of operations that follow are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ significantly from these estimates under different assumptions or conditions. This discussion should be read in conjunction with CTO’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2019 and the accompanying notes thereto, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and the information set forth in the section entitled “Critical Accounting Policies.”

COVID-19 PANDEMIC

In March 2020, the World Health Organization, declared the outbreak of the COVID-19 Pandemic, which has spread throughout the United States. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets and, in many industries, business activity was, for a time, virtually shut down entirely. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies.

The actions taken by federal, state and local governments to mitigate the spread of COVID-19, initially by ordering closures of non-essential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in some of our tenants temporarily closing their businesses, and for some, impacting their ability to pay rent.

The Company received second quarter payments from tenants representing approximately 81% of the Contractual Base Rent, defined as monthly base rent due pursuant to the original terms of the respective lease agreements without giving effect to any deferrals or abatements subsequently entered into, due during the three months ended June 30, 2020. With respect to unpaid Contractual Base Rent due during the three months ended June 30, 2020 approximately 9% was deferred and approximately 4% was abated. In general, repayment of the deferred Contractual Base Rent will begin in the third quarter of 2020, with ratable payments continuing, in some cases, through the end of 2021. Certain of the deferral agreements are pending full execution of the lease amendment; however, both parties have indicated, in writing, their agreement to the repayment terms and in some instances, the tenant has already made the payments contemplated in the agreed-to lease amendment. In connection with the leases in which rent was abated, other lease modifications, including extended lease terms and imposition of percentage rent, were agreed to by the Company and the tenants. Depending upon the duration of tenant closures and the overall economic downturn resulting from the COVID-19 Pandemic, we may find deferred rents difficult to collect. The Company has not yet reached an agreement with respect to approximately 6% of the Contractual Base Rent due during the three months ended June 30, 2020.

We have seen a positive uptick in our rent collections levels. While this is a positive trend driven by government mandated restrictions gradually being lifted, we are expecting that our rent collections will continue to be below our tenants’ Contractual Base Rent and historical levels, which will continue to adversely impact our results of operations and cash flows. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted. Depending upon the duration of tenant closures, operating restrictions, and the overall economic downturn resulting from the COVID-19 Pandemic, we may find that even deferred rents are difficult to collect, and we may experience higher vacancies.

An assessment of the current or identifiable potential financial and operational impacts on the Company as a result of the COVID-19 Pandemic are as follows:

•

The total borrowing capacity on the Company’s revolving Credit Facility, based on the assets currently in the borrowing base, is $200 million, and as such the Company has the ability to draw an additional $31.2 million on the Credit Facility as of September 30, 2020. Pursuant to the terms of the Credit Facility, any property in the borrowing base with a tenant that is more than 60 days past due on its contractual rent obligations would be automatically removed from the borrowing base and the Company’s borrowing capacity would be reduced. For the tenants requesting rent relief with which the Company has reached an agreement, such deferral and/or abatement agreements for current rent, under the terms of the credit facility, would not be past due if it adheres to such modification, and thus those properties would not be required to be removed from the borrowing base.

•

As a result of the outbreak of the COVID-19 Pandemic, the federal government and the state of Florida issued orders encouraging everyone to remain in their residence and not go into work. In response to these orders and in the best interest of our employees and directors, we have implemented significant preventative measures to ensure the health and safety of our employees and CTO’s Board, including: (i) conducting all meetings of the Board and Committees of the Board telephonically or via a visual conferencing service, (ii) permitting the Company’s employees to work from home at their election, (iii) enforcing appropriate social distancing practices in the Company’s office, (iv) encouraging the Company’s employees to wash their hands often and use face masks, (v) providing hand sanitizer and other disinfectant products throughout the Company’s office, (vi) requiring employees who do not feel well in any capacity to stay at home, and (vii) requiring all third-party delivery services (e.g. mail, food delivery, etc.) to complete their service outside the front door of the Company’s office. The Company also offered COVID-19 testing to its employees to ensure a safe working environment. These preventative measures have not had any material adverse impact on the Company’s financial reporting systems, internal controls over financial reporting or disclosure controls and procedures. At this time, we have not laid off, furloughed, or terminated any employee in response to the COVID-19 Pandemic. The Compensation Committee of the Board may reevaluate the performance goals and other aspects of the compensation arrangements of the Company’s executive officers later in 2020 as more information about the effects of the COVID-19 Pandemic become known.

Overview

We are a diversified real estate operating company. We own and manage, sometimes utilizing third-party property management companies, thirty-one commercial real estate properties in twelve states in the United States. As of June 30, 2020, we owned twenty-five single-tenant and six multi-tenant income-producing properties with approximately 2.2 million square feet of gross leasable space. As a result of the acquisitions completed during the three months ended September 30, 2020 of an approximately 120,000 square foot single-tenant office property in Tampa, Florida, and an approximately 108,000 square foot retail property in Hialeah, Florida, we now own approximately 2.4 million square feet of gross leasable space.

In addition to our income property portfolio, as of June 30, 2020, our business included the following:

Management Services:

•	A fee-based management business that is engaged in managing PINE and the Land JV.

Commercial Loan Investments:

•

A portfolio of commercial loan investments, of which four were sold during the three months ended June 30, 2020. For more information regarding these loan sales, please see CTO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020.

Real Estate Operations:

•	A portfolio of mineral interests consisting of approximately 455,000 subsurface acres in 20 counties in the State of Florida and a portfolio of mitigation credits;

•	A retained interest in the Land JV which is seeking to sell approximately 1,800 acres of undeveloped land in Daytona Beach, Florida; and

•	An interest in the Mitigation Bank JV that owns an approximately 2,500 acre parcel of land in the western part of Daytona Beach, Florida which is engaged in the operation of a mitigation bank.

Subsequent to June 30, 2020 the following events occurred:

Income Property Acquisitions

During the three months ended September 30, 2020, CTO completed the acquisition of two single-tenant properties as described below. The acquisitions were funded from a combination of 1031 like-kind exchange restricted cash generated from property dispositions and borrowings on CTO’s revolving Credit Facility.

On August 21, 2020, CTO acquired an approximately 120,000 square foot single-tenant office property in Tampa, Florida for approximately $26.9 million, which is leased to Ford Motor Credit Company LLC.

On September 25, 2020, CTO acquired an approximately 108,000 square foot retail property in Hialeah, Florida for $21.0 million, which is master-leased to a national retail developer.

Income Property Dispositions

On July 23, 2020, the Company sold its Wawa ground lease located in Jacksonville, Florida, for a sales price of approximately $7.1 million, reflecting an exit cap rate of approximately 4.9%. The Company’s estimated gain on the sale is approximately $246,000, or $0.04 per share, after tax.

On August 5, 2020, the Company sold its single-tenant income property leased to Carrabba’s Italian Grill located in Austin, Texas, for a sales price of approximately $2.5 million, reflecting an exit cap rate of approximately 6.4%. The Company’s estimated loss on the sale is approximately $94,000, or $(0.02) per share, after tax.

On September 9, 2020, the Company sold its single-tenant income property ground leased to PDQ and located in Jacksonville, Florida, for a sales price of approximately $2.5 million, reflecting an exit cap rate of 6.1%. The Company’s estimated gain on the sale is approximately $128,000, or $0.02 per share, after tax.

Land JV Update

During the three months ended September 30, 2020, the Land JV completed nine land sales totaling approximately 3,300 acres for approximately $46.0 million. Since its inception in October 2019 through September 30, 2020, the Land JV has sold approximately 3,730 acres, in 15 separate transactions, for approximately $68.2 million. The current pipeline of potential land sales includes seven purchase and sale agreements representing approximately $22.8 million of potential proceeds to the Land JV. The approximately 278 acres under contract represents approximately 17% of the total remaining land in the Land JV. As of September 30, 2020, the capital balance of the joint venture partner totals approximately $42.3 million.

As a result of the land sales completed by the Land JV during the nine months ended September 30, 2020, of which approximately 86% of the sales, based on sales price, were completed during the third quarter of 2020, CTO estimates its combined federal and state income tax liability through the nine months ended September 30, 2020 to be approximately $6.3 million. CTO made estimated tax payments during the third quarter totaling $3.6 million.

On October 1, 2020, the TRS that holds the interest in the Land JV entered into an inter-company note with CTO for a principal amount of $7.0 million, the proceeds of which will be used for the payment of estimated income taxes and other operating expenses.

Mitigation Bank JV – Put Right

In July 2020, BlackRock exercised its put right and put 19.745 mitigation credits to the Company, which the Company purchased for approximately $1.48 million, or approximately $75,000 per credit. In October 2020, BlackRock exercised its put right and put 8.536 mitigation credits to the Company, which the Company purchased for approximately $640,000, or approximately $75,000 per credit. The Company evaluated the impact of the exercised put right on the fair value of the Company’s investment in the Mitigation Bank JV noting no impairment. The Company evaluates its estimates of fair value on an ongoing basis; however, actual results may differ from those estimates.

From the balance of mitigation credits put to the Company, 21.31 credits were reserved during the three months ended September 30, 2020 in connection with a land sale completed by the Land JV during the third quarter of 2020. The 21.31 mitigation credits have a cost basis of $75,000 per credit, or approximately $1.6 million, and are to be provided at no cost to the buyer of the land. Accordingly, the Company expects an increase in direct costs of revenues of real estate operations of approximately $1.6 million during the three months ended September 30, 2020 in advance of the credits being transferred to the permit for the land. The transfer of credits occurred on October 12, 2020.

Investment in Alpine Income Property Trust, Inc.

Our business also includes the current value of our investment in PINE of approximately $33.2 million, or approximately 23.5% of the PINE’s outstanding equity, including OP Units we hold in the Operating Partnership, which are exchangeable into common stock of PINE on a one-for-one basis, at PINE’s election. Our investment in PINE generates investment income through the dividends distributed by PINE. In addition to the dividends we receive from PINE, our investment in PINE may benefit from any appreciation in PINE’s stock price, although no assurances can be provided that such appreciation will occur, the amount by which our investment will increase in value, or the timing thereof. Any dividends received from PINE are included in Investment Income on the statement of operations.

Discontinued Operations. The Company reports the historical financial position and results of operations of disposed businesses as discontinued operations when it has no continuing interest in the business. On October 16, 2019, the Company sold a controlling interest in its wholly owned subsidiary that held the approximately 5,300 acres of undeveloped land in Daytona Beach, Florida. On October 17, 2019, the Company sold its interest in the LPGA golf operations. For the six months ended June 30, 2019, the Company has reported the historical financial position and the results of operations related to the Land JV and the golf operations as discontinued operations.

Income Property Operations. We have pursued a strategy of investing in income-producing properties, when possible by utilizing the proceeds from real estate transactions qualifying for income tax deferral through like-kind exchange treatment for tax purposes.

Our strategy for investing in income-producing properties is focused on factors including, but not limited to, long-term real estate fundamentals and target markets, including major markets or those markets experiencing significant economic growth. We employ a methodology for evaluating targeted investments in income-producing properties which includes an evaluation of: (i) the attributes of the real estate (e.g. location, market demographics, comparable properties in the market, etc.); (ii) an evaluation of the existing tenant(s) (e.g. credit-worthiness, property level sales, tenant rent levels compared to the market, etc.); (iii) other market-specific conditions (e.g. tenant industry, job and population growth in the market, local economy, etc.); and (iv) considerations relating to the Company’s business and strategy (e.g. strategic fit of the asset type, property management needs, alignment with the Company’s 1031 like-kind exchange structure, etc.).

We believe investment in each of these income-producing asset classes provides attractive opportunities for stable current cash flows and increased returns in the long run and the potential for capital appreciation. We currently expect a short term decrease in cash from operations as our tenants are impacted by the COVID-19 Pandemic and, while contractually obligated, some have not paid rent during July 2020. A prolonged imposition of mandated closures or other social-distancing guidelines as a result of the COVID-19 Pandemic may adversely impact more our tenants’ ability to generate sufficient revenues, and could force additional tenants to default on their leases, or result in the bankruptcy or insolvency of tenants, which would diminish the rental revenue we receive under our leases. The rapid development and fluidity of the pandemic precludes any prediction as to the ultimate adverse impact on our business.

Our current portfolio of twenty-five (25) single-tenant income properties generates approximately $20.1 million of revenues from straight-line base lease payments on an annualized basis and had a weighted average remaining lease term of 13.7 years as of June 30, 2020. Our current portfolio of six (6) multi-tenant properties generates approximately $21.6 million of revenue from straight-line base lease payments on an annualized basis and had a weighted average remaining lease term of 5.0 years as of June 30, 2020.

We self-developed two single-tenant net lease restaurant properties on a 6-acre beachfront parcel in Daytona Beach, Florida. The development was completed in January of 2018 and rent commenced from both tenants pursuant to their separate leases. On a limited basis, we have acquired and may continue to selectively acquire other real estate, either vacant land or land with existing structures, that we would demolish and develop into additional income properties, possibly in the downtown and beachside areas of Daytona Beach, Florida. Through June 30, 2020, we invested approximately $5.6 million to acquire approximately 6.0 acres in downtown Daytona Beach that is located in an opportunity zone.

Our focus on acquiring income-producing investments includes a continual review of our existing income property portfolio to identify opportunities to recycle our capital through the sale of income properties based on, among other possible factors, the current or expected performance of the property and favorable market conditions. We sold one single-tenant income property and four multi-tenant income properties during the six months ended June 30, 2020. In part, as a result of entering the Exclusivity and ROFO Agreement which generally prevents us from investing in single-tenant net lease income properties, our income property investment strategy will be focused primarily on multi-tenant retail and office properties. We may pursue this strategy, in part, by monetizing certain of our single-tenant properties, and should we do so, we would seek to utilize a Section 1031 like-kind exchange structure to preserve the tax-deferred gain on the original transaction(s) that pertains to the replacement asset.

Management Services Business.

Our business plans also include generating revenue from managing PINE and the Land JV. We will generate a base management fee equal to 1.5% of PINE’s total equity. The structure of the base fee provides us with an opportunity for our base fee to grow should PINE’s independent board members determine to raise additional equity capital in the future. We also have an opportunity to achieve additional cash flows as manager of PINE pursuant to the terms of the incentive fee.

The Company also generates management fees as the Land JV manager. Pursuant to the terms of the operating agreement for the Land JV, the initial amount of the management fee is $20,000 per month. The management fee is evaluated quarterly and as land sales occur in the Land JV, the basis for our management fee will be reduced as the management fee is based on the value of real property that remains in the Land JV.

Commercial Loan Investments.

Our investments in commercial loans or similar structured finance investments, such as mezzanine loans or other subordinated debt, have been and are expected to continue to be secured by preferred equity, commercial or residential real estate or the borrower’s pledge of its ownership interest in the entity that owns the real estate. The first mortgage loans we invest in or originate are generally for commercial real estate located in the United States and its territories and are current or performing with either a fixed or floating rate. Some of these loans may be syndicated in either a pari-passu or senior/subordinated structure. Commercial first mortgage loans generally provide for a higher recovery rate due to their senior position in the underlying collateral. Commercial mezzanine loans are typically secured by a pledge of the borrower’s equity ownership in the underlying commercial real estate. Unlike a mortgage, a mezzanine loan is not secured by a lien on the property. An investor’s rights in a mezzanine loan are usually governed by an intercreditor agreement that provides holders with the rights to cure defaults and exercise control on certain decisions of any senior debt secured by the same commercial property.

Real Estate Operations.

•

Investment in the Land JV. The Company is continuing to pursue land sales on the approximately 1,800 acres that formerly comprised its land holdings in its role as manager (of the Land JV) on behalf of the JV partners. The Company’s retained interest in the Land JV represents a notional 33.5% stake in the venture, the value of which may be realized in the form of distributions based on the timing and the amount of proceeds achieved when the land is ultimately sold by the Land JV.

•

Daytona Beach Development. During 2018, the Company acquired a 5-acre parcel of land with existing structures in downtown Daytona Beach, for a purchase price of approximately $2.0 million. As of June 30, 2020, the Company has also acquired other contiguous parcels totaling approximately 1-acre for approximately $2.1 million. Combined, these parcels represent the substantial portion of an entire city block in downtown Daytona Beach adjacent to International Speedway Boulevard, a major thoroughfare in Daytona Beach. We have engaged a national real estate brokerage firm to assist us in identifying a developer or investor to acquire a portion or all of the property.

•

Mitigation Bank. The mitigation bank transaction consists of the sale of a 70% interest in the entity that holds approximately 2,500 acres of land that has been permitted for the creation of a wetland mitigation bank. The purchaser of the 70% interest in the Mitigation Bank JV is comprised of certain funds and accounts managed by an investment advisor subsidiary of BlackRock, Inc. (“Blackrock”) The Company retained an approximately 30% non-controlling interest in the Mitigation Bank JV. A third-party was retained by the Mitigation Bank JV as the day-to-day manager of the Mitigation Bank property, responsible for the maintenance, generation, tracking, and other aspects of wetland mitigation credits.

•	Other Real Estate Assets. The Company owns mitigation credits with a cost basis of approximately $2.5 million as of June 30, 2020.

•

Subsurface Interests. As of June 30, 2020, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 455,000 “surface” acres of land owned by others in 20 counties in Florida. The revenues generated by the portfolio of subsurface interests includes the sale of subsurface acres, the leasing of subsurface acres for mineral exploration activities, and payments made to the Company, typically by the owner of the surface acres, to compensate us for releasing our right to enter the surface acres to access our subsurface acres.

Summary of Operating Results

Six Months Ended June 30, 2020 and 2019

Revenue

Total revenue for the six months ended June 30, 2020 is presented in the following summary and indicates the changes as compared to six months ended June 30, 2019:

Operating Segment	Revenue for the Six Months Ended 6/30/2020 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2019 ($000’s)	Vs. Same Period in 2019 (%)
Income Properties	$22,476	$1,376	7%
Management Services	1,398	1,398	100%
Commercial Loan Investments	1,887	1,834	3477%
Real Estate Operations	87	(409)	-82%

Total Revenue	$25,848	$4,201	19%

Total revenue for the six months ended June 30, 2020 totaled approximately $25.8 million, compared to approximately $21.6 million during the same period in 2019. The increase in total revenue reflects the net impact of an increase in revenue from our income property operations of approximately $1.4 million, which is the result of an increase in revenue of approximately $10.4 million from recent acquisitions and a decrease relating to our recent dispositions of income properties, which totaled approximately $8.7 million. In addition, our revenues increased by approximately $1.4 million in connection with the management fees we earned from PINE and the Land JV as well as an increase of approximately $1.8 million from the revenue generated by our commercial loan portfolio due to five loan originations subsequent to the second quarter of 2019. These increases were offset by a decrease of approximately $409,000 in the revenue we generated from our real estate operations segment, primarily related to our exploration lease which ended on September 22, 2019.

Income Property Operations Revenue	Revenue for the Six Months Ended 6/30/2020 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2019 ($000’s)	Vs. Same Period in 2019 (%)
Revenue from Recent Acquisitions	$10,407	$10,407	100%
Revenue from Recent Dispositions	—	(8,739)	-100%
Revenue from Remaining Portfolio	11,595	(185)	-2%
Accretion of Above Market/Below Market Intangibles	474	(107)	-18%

Total Income Property Operations Revenue	$22,476	$1,376	7%

Real Estate Operations Revenue	Revenue for the Six Months Ended 6/30/2020 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2019 ($000’s)	Vs. Same Period in 2019 (%)
Mitigation Credit Sales	$4	$4	100%
Subsurface Revenue	78	(364)	-82%
Fill Dirt and Other Revenue	5	(49)	-90%

Total Real Estate Operations Revenue	$87	$(409)	-82%

Net Income

Net income and basic net income per share for the six ended June 30, 2020, compared to the same period in 2019, was as follows:

	Increase (Decrease)
	Six Months Ended 6/30/2020 ($000’s)	Vs. Same Period in 2019 ($000’s)
Income from Continuing Operations ($000’s)	$349	$(13,658)
Income from Discontinued Operations (Net of Income Tax) ($000’s)	$—	$(3,058)
Net Income ($000’s)	$349	$(16,716)
Basic Net Income from Continuing Operations Per Share	$0.07	$(2.66)
Basic Net Income from Discontinued Operations Per Share	$—	$(0.59)
Basic Net Income Per Share	$0.07	$(3.25)

Our above results for the six months ended June 30, 2020, as compared to the same period in 2019, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

A decrease in investment and other income of approximately $4.8 million primarily due to the decrease in the closing stock price of PINE resulting in the unrealized, non-cash loss on the Company’s investment in PINE of approximately $5.6 million, or $0.91 per share, after tax;

•

An increase in impairment charges of approximately $1.9 million related to the Company’s implementation of CECL, hereinafter defined, resulting in an allowance reserve of approximately $252,000, in addition to the impairment totaling approximately $1.6 million, recognized during the first quarter of 2020, related to marketing the Company’s loan portfolio in advance of their upcoming maturities, prior to the disposition of four commercial loan investments during the second quarter of 2020;

•

An increase in the direct cost of real estate operations of approximately $1.5 million associated with the cost basis of approximately 20 mitigation credits provided at no cost to buyers, of which is not recurring in nature;

•	An increase in depreciation and amortization expense of approximately $2.2 million which is primarily due to the increase in the Company’s income property portfolio;

•

A decrease in gain on disposition of assets totaling approximately $11.6 million attributable to approximately $7.4 million on the disposition of four single-tenant and one multi-tenant income property during the six months ended June 30, 2020, versus that of gains totaling approximately $18.7 million on the disposition of three multi-tenant income properties during the six months ended June 30, 2020. The decrease in gain on disposition of assets was further impacted by the sale of four of the Company’s commercial loan investments, resulting in loss of approximately $353,000, or approximately $0.06 per share, after tax; and

•

An increase in gain on extinguishment of debt of approximately $1.1 million, or approximately $0.18 per share, after tax related to the repurchase of approximately $12.5 million aggregate amount of 2025 Notes at a discount totaling approximately $2.6 million.

Income Properties

Revenues and operating income from our income property operations totaled approximately $22.5 million and $17.8 million, respectively, during the six months ended June 30, 2020, compared to total revenue and operating income of approximately $21.1 million and $17.5 million, respectively, for the six months ended June 30, 2019. The direct costs of revenues for our income property operations totaled approximately $4.7 million and $3.6 million for the six months ended June 30, 2020 and 2019, respectively. The increase in revenues of approximately $1.4 million, or 7%, during the six months ended June 30, 2020 reflects our expanded portfolio of income properties including increases of approximately $10.4 million due to recent acquisitions, offset by the decrease of approximately $8.7 million related to properties we sold during 2019. Revenue from our income properties during the six months ended June 30, 2020 and 2019 also includes approximately $474,000 and $581,000, respectively, in revenue from the net accretion of the above-market and below-market lease intangibles, of which a significant portion is attributable to the property located in Raleigh, North Carolina, leased to Wells Fargo (“Wells Fargo Raleigh”). Our increased operating income from our income property operations reflects increased rent revenues, offset by an increase of approximately $1.1 million in our direct costs of revenues which was primarily comprised of approximately $2.5 million in increased operating expenses related to our recent acquisitions, offset by the reduction in operating expenses related to the property dispositions completed in 2019. See our discussion above under the heading “COVID-19 PANDEMIC” for a description of how the COVID-19 Pandemic has impacted our income property operations.

Management Services

Revenue from our management services totaled approximately $1.4 million during the six months ended June 30, 2020 with no revenue recognized during the six months ended June 30, 2019. During the six months ended June 30, 2020, the Company earned management services revenue from PINE of approximately $1.3 million and approximately $105,000 from the Land JV.

Commercial Loan Investments

Interest income from our commercial loan investments totaled approximately $1.9 million and approximately and $53,000 during the six months ended June 30, 2020 and 2019, respectively. The increase is due to the timing of investing in the Company’s commercial loan investment portfolio, as the Company held no commercial loan investments during 2019 until June 14, 2019 when the Company originated a $8.0 million first mortgage bridge loan secured by 72 acres of land in Orlando, Florida at a fixed rate of 12.00%.

Real Estate Operations

During the six months ended June 30, 2020, the operating loss from real estate operations was approximately $1.5 million on revenues totaling approximately $87,000. During the six months ended June 30, 2019, operating income was approximately $409,000 on revenues totaling approximately $496,000. The operating loss was due to the decrease in revenue and the charge of approximately $1.5 million attributable to the approximately 16 mitigation credits, with a cost basis of approximately $1.2 million, provided at no cost to buyers, which is not expected to be recurring in nature.

General and Administrative Expenses

Total general and administrative expenses for the six months ended June 30, 2020 is presented in the following summary and indicates the changes as compared to the six months ended June 30, 2019:

General and Administrative Expenses	G&A Expense Six Months Ended 6/30/2020 ($000’s)	Decrease (Increase)
		Vs. Same Period in 2019 ($000’s)	Vs. Same Period in 2019%)
Recurring General and Administrative Expenses	$3,744	$(703)	-23%
Non-Cash Stock Compensation	1,518	(73)	-5%
Shareholder and Proxy Matter Legal and Related Costs	—	134	100%

Total General and Administrative Expenses	$5,262	$(642)	-14%

General and administrative expenses totaled approximately $5.3 million and $4.6 million for the six months ended June 30, 2020 and 2019, respectively. The approximately $703,000 increase in recurring general and administrative expenses consists of an increase in legal and tax fees related to the Company’s potential REIT conversion of approximately $127,000 as well as approximately $317,000 of increased audit, tax, and legal fees primarily attributable to the significant transactions completed during the fourth quarter of 2019 including the Land JV and the asset portfolio sale to PINE.

Gains (Losses) and Impairment Charges

2025 Note Repurchases. During the six months ended June 30, 2020, the Company repurchased approximately $12.5 million aggregate principal amount of the 2025 Notes, representing a cash discount of approximately $2.6 million. The gain on the repurchase of approximately $1.1 million, net of the pro-rata share of the conversion value, is included in Gain on Extinguishment of Debt in the consolidated statements of operations for the six months ended June 30, 2020.

Commercial Loan Portfolio. In light of the COVID-19 Pandemic, the Company began marketing its commercial loan portfolio in advance of their upcoming maturities to further strengthen the Company’s liquidity. The Company received multiple bids including a bid offering a value that was at a discount to par. Additionally, the Company implemented the guidance regarding CECL effective January 1, 2020, which resulted in an allowance reserve of approximately $252,000. The CECL reserve combined with the impairment related to marketing the loan portfolio resulted in an aggregate impairment charge on the loan portfolio of approximately $1.9 million, or $0.30 per share, after tax during the three months ended March 31, 2020.

During the three months ended June 30, 2020, the Company sold four of its commercial loan investments in two separate transactions generating aggregate proceeds of approximately $20.0 million and resulting in a second quarter loss of approximately $353,000, or approximately $0.06 per share, after tax. The total loss on the loan portfolio disposition, including the impairment and CECL reserve charges in the three months ended March 31, 2020, was approximately $2.1 million, or $0.33 per share, after tax.

2020 Dispositions. During the six months ended June 30, 2020, the Company disposed of four single-tenant income properties, including three ground leases, and one multi-tenant income property, as described below:

Tenant Description	Tenant Type	Date of Disposition	Sales Price	Gain (Loss) on Sale	EPS, After Tax	Exit Cap Rate
CVS, Dallas, TX	Single-Tenant	04/24/20	$15,222,000	$854,336	$0.14	4.50%
Wawa, Daytona Beach, FL	Single-Tenant	04/29/20	6,002,400	1,768,603	0.29	4.75%
JPMorgan Chase Bank, Jacksonville, FL	Single-Tenant	06/18/20	6,714,738	959,444	0.15	4.15%
7-Eleven, Dallas, TX	Multi-Tenant	06/26/20	2,400,000	(45,615)	(0.01)	6.08%
Bank of America, Monterey, CA	Single-Tenant	06/29/20	9,000,000	3,892,049	0.63	3.28%

Total / Weighted Average			$39,339,138	$7,428,817	$1.20	4.30%

2019 Dispositions. During the six months ended June 30, 2019, the Company disposed of three multi-tenant income properties, as described below:

Tenant Description	Tenant Type	Date of Disposition	Sales Price	Gain (Loss) on Sale	EPS, After Tax	Exit Cap Rate
Whole Foods, Sarasota, FL	Multi-Tenant	02/21/19	$24,620,000	$6,869,957	$0.96	5.15%
The Grove, Winter Park, FL	Multi-Tenant	05/23/19	18,250,000	2,803,198	0.42	6.72%
3600 Peterson, Santa Clara, CA	Multi-Tenant	06/24/19	37,000,000	9,008,709	1.36	6.62%

Total / Weighted Average			$79,870,000	$18,681,864	$2.74	6.19%

There were no impairment charges on the Company’s undeveloped land holdings, or its income property portfolio during the six months ended June 30, 2020 or 2019.

Investment and Other Income

During the six months ended June 30, 2020, the closing stock price of PINE decreased by $2.77 per share, with a closing price of $16.26 on June 30, 2020. As a result, the Company recognized an unrealized, non-cash loss on its 2,039,644 shares (including OP Units) of approximately $5.6 million, or $0.91 per share, after tax, which is included in Investment and Other Income (Loss).

Discontinued Operations

During the six months ended June 30, 2020, there was no activity related to discontinued operations. During the six months ended June 30, 2019, discontinued operations activity consisted of land operations and golf operations, which were sold during the fourth quarter of 2019.

Interest Expense

Interest expense totaled approximately $5.9 million and $6.0 million for the six months ended June 30, 2020 and 2019, respectively. The decrease of approximately $100,000 is primarily attributable to decreased interest expense totaling approximately $290,000 related to the lower outstanding balance on the 2025 Notes as well as the reduced rate, partially offset by increased interest expense totaling approximately $133,000 related to higher outstanding balances on the Credit Facility.

Years Ended December 31, 2019 and 2018

Revenue

Total revenue for the year ended December 31, 2019 is presented in the following summary and indicates the changes as compared to the year ended December 31, 2018:

Operating Segment	Revenue for the Year Ended 12/31/2019 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2018 ($000’s)	Vs. Same Period in 2018 (%)
Income Properties	$41,956	$1,880	5%
Management Services	304	304	100%
Commercial Loan Investments	1,829	1,213	197%
Real Estate Operations	852	(2,114)	-71%

Total Revenue	$44,941	$1,283	3%

Total revenue for the year ended December 31, 2019 increased to approximately $44.9 million, compared to approximately $43.7 million during the same period in 2018. The slight increase in total revenue reflects the net impact of an increase in revenue from our income property operations of approximately $1.88 million, which is the result of an increase in revenue of approximately $8.5 million from acquisitions during the year and a decrease relating to our dispositions of income properties during the year ended December 31, 2019 which totaled approximately $5.3 million. In addition, our revenues increased by approximately $300,000 in connection with the management fees we earned from PINE during its initial stub period of operations (from November 26, 2019 through December 31, 2019) and total revenues increased by approximately $1.2 million based on the increase in revenue generated by our commercial loan portfolio. These increases were offset by a decrease of approximately $2.1 million in the revenue we generated from our real estate operations segment, which does not include any results of the land sales we achieved in 2019, which pertains to the termination of the subsurface lease as well as a decrease of approximately $1.3 million in impact fee and mitigation credit sales.

Income Property Operations Revenue	Revenue for the Year Ended 12/31/2019 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2018 ($000’s)
Revenue from Recent Acquisitions	$11,124	$8,529
Revenue from Recent Dispositions	9,138	(5,260)
Revenue from Remaining Portfolio	19,311	(1,433)
Accretion of Above Market/Below Market Intangibles	2,383	44

Total Income Property Operations Revenue	$41,956	$1,880

Real Estate Operations Revenue	Revenue for the Year Ended 12/31/2019 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2018 ($000’s)
Impact Fee and Mitigation Credit Sales	$—	$(1,338)
Subsurface Revenue	748	(877)
Other Revenue	104	101

Total Real Estate Operations Revenue	$852	$(2,114)

Net Income

Net income and basic net income per share for the years ended December 31, 2019 and 2018, and as compared to the same period in 2018, was as follows:

	Year Ended 12/31/2019	Year Ended 12/31/2018	Increase (Decrease)
			Vs. Same Period in 2018	Vs. Same Period in 2018
Net Income from Continuing Operations ($000’s)	$16,605	$14,989	$1,616	11%
Income from Discontinued Operations (Net of Income Tax) ($000’s)	$98,368	$22,179	$76,189	344%
Net Income ($000’s)	$114,973	$37,168	$77,805	209%
Basic Net Income from Continuing Operations Per Share	$3.32	$2.72	$0.60	22%
Basic Net Income from Discontinued Operations Per Share	$19.71	$4.04	$15.67	388%
Basic Net Income Per Share	$23.03	$6.76	$16.27	241%

Our above results for the year ended December 31, 2019, as compared to the same period in 2018, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

The approximately $127.5 million gain on the sale of the controlling interest in the wholly-owned subsidiary that held the Company’s land holdings of approximately 5,300 acres, for $97 million which resulted in a gain of approximately $78.6 million, or approximately $12.21 per share, after tax, on the land sale and a non-cash gain of approximately $48.9 million on the Company’s retained interest in the Land JV, or approximately $7.59 per share, after tax;

•

A decrease in direct cost of revenues of approximately $1.7 million primarily reflecting the decrease of approximately $1.2 million in the direct cost of revenues of the income property operations segment reflecting the income property disposition during 2019; and

•	Increased interest expense of approximately $2.0 million resulting from increased borrowings under our Credit Facility.

Income Properties

Revenues and operating income from our income property operations totaled approximately $42.0 million and $35.0 million, respectively, during the year ended December 31, 2019, compared to total revenue and operating income of approximately $40.1 million and $31.9 million, respectively, for the year ended December 31, 2018. The direct costs of revenues for our income property operations totaled approximately $7.0 million and $8.2 million for the years ended December 31, 2019 and 2018, respectively. The increase in revenues of approximately $1.9 million, or 5%, during the year ended December 31, 2019 reflects our expanded portfolio of income properties including increases of approximately $8.5 million due to recent acquisitions, offset by the decrease of approximately $5.3 million related to properties we sold during 2019. Revenue from our income properties during years ended December 31, 2019 and 2018 also includes approximately $2.4 million in revenue from the accretion of the below-market lease intangible, of which a significant portion is attributable to Wells Fargo Raleigh. Our increased operating income from our income property operations reflects increased rent revenues and a decrease of approximately $1.2 million in our direct costs of revenues which was primarily comprised of approximately $215,000 in increased operating expenses related to our recent acquisitions, offset by the reduction in operating expenses related to the recent PINE Income Property Sale Transactions (hereinafter defined) and the properties we sold during 2019.

Management Services

Revenue from our management services totaled approximately $0.3 million during the year ended December 31, 2019 with none recognized during the year ended December 31, 2018. During the year ended December 31, 2019, the Company earned management services revenue from PINE of approximately $254,000 which represents the initial stub period of PINE’s operations from November 26, 2019 to December 31, 2019 and approximately $50,000 from the Land JV which represents the initial stub period of the Land JV’s operations from October 16, 2019 to December 31, 2019.

Commercial Loan Investments

Interest income from our commercial loan investments totaled approximately $1.8 million and $616,000 during the years ended December 31, 2019 and 2018, respectively. The increase is primarily attributable to investment in three commercial loans during 2019 totaling approximately $18.3 million and with a weighted-average interest rate of 11.3%.

Real Estate Operations

During the year ended December 31, 2019, operating income from real estate operations was approximately $748,000 on revenues totaling approximately $852,000. During the year ended December 31, 2018, operating income was approximately $2.4 million on revenues totaling approximately $3.0 million. The decrease in revenue of approximately $2.1 million and operating income of approximately $1.6 million is primarily attributable to the decrease in the subsurface revenue and impact fee and mitigation credit sales revenue of approximately $877,000 and $1.3 million, respectively. The decrease of approximately $486,000 in direct costs of real estate operations is primarily the result of the reduction of cost basis in the impact fees and the mitigation credits sold in December 31, 2018.

General and Administrative and Other Corporate Expenses

Total general and administrative expenses for the year ended December 31, 2019 is presented in the following summary and indicates the changes as compared to the year ended December 31, 2018:

General and Administrative Expenses	G&A Expense Year Ended 12/31/2019 ($000’s)	(Increase) Decrease
		Vs. Same Period in 2018 ($000’s)	Vs. Same Period in 2018 (%)
Recurring General and Administrative Expenses	$6,668	$(149)	-2%
Non-Cash Stock Compensation	2,688	(765)	-40%
Shareholder, Proxy Matter and Alpine Costs	462	881	65%

Total General and Administrative Expenses	$9,818	$(33)	0%

General and administrative expenses totaled approximately $9.8 million for the years ended December 31, 2019 and 2018, respectively. While total general and administrative expenses for the year in 2019 were relatively flat compared to the same period in 2018, recurring general and administrative expense increased approximately $149,000 while the costs associated with certain shareholder matters was down approximately $881,000. Non-cash stock compensation increased by approximately $765,000 which was due to the Company’s third year of performance share awards and a grant of stock to our directors in January of 2019.

Gains on Disposition of Assets and Impairment Charges

We recognized gains on dispositions of approximately $22 million for the year ended December 31, 2019 which was approximately the same amount we recognized on gains from dispositions in the same period of 2018.

The gains recognized for the year ended December 31, 2019 included the gain of approximately $1.0 million we recognized from the sale of 20 single-tenant net lease properties to PINE in November 2019. In addition, the Company completed the sale of four other income properties during the year ended December 31, 2019. In February 2019, the Company sold its approximately 59,000 square foot multi-tenant retail property located in Sarasota, Florida that was anchored by a Whole Foods Market grocery store, for approximately $24.6 million. In May 2019, the Company sold its approximately 112,000 square foot retail strip center, anchored by a 24-Hour Fitness, for approximately $18.3 million. In June 2019 the Company sold its approximately 76,000 square foot two-tenant office property in Santa Clara, California for approximately $37 million. And finally, in August of 2019, the Company sold its property that was subject to a ground lease with WaWa for approximately $2.8 million. In aggregate, the four dispositions generated approximately $82.6 million in proceeds with gains recognized of approximately $20.8 million, or approximately $3.06 per share, after tax.

Discontinued Real Estate Operations

Real Estate Operations Revenue	Revenue for the Year Ended 12/31/2019 ($000’s)	(Increase) Decrease
		Vs. Same Period in 2018 ($000’s)	Vs. Same Period in 2018 (%)
Land Sales Revenue	$10,975	$(30,477)	-74%
Revenue from Reimbursement of Infrastructure Costs	—	(1,556)	-100%
Agriculture	68	45	196%

Total Real Estate Operations Revenue	$11,043	$(31,988)	-74%

On October 16, 2019, the Company completed the sale of a controlling interest in its wholly-owned subsidiary, Crisp39 SPV LLC to affiliates of Magnetar Capital LLC (the “Magnetar Land Sale”) pursuant to an interest purchase agreement, which sale generated proceeds of approximately $97 million. The transaction resulted in a gain of approximately $127.5 million, which was comprised of a gain of approximately $78.6 million, or approximately $12.21 per share, after tax, on the land sale and a non-cash gain of approximately $48.9 million on the Company’s retained interest in the Land JV, or approximately $7.59 per share, after tax. The Magnetar Land Sale resulted in the Company effectively exiting the business of selling land, a major component of its business, and accordingly the Company determined that the portion of its real estate operations segment pertaining to land sales should be classified as a discontinued operation and therefore all components of the real estate operations associated with land sales should be appropriately reclassified in the statement of operations for all periods presented.

With regard to the revenue and direct cost of revenues for the year ended December 31, 2019 as compared to the same period in 2018 the decreases are attributable to the land sales transactions completed in 2019. In the year ended December 31, 2019 we closed five (5) land sales transactions, excluding the Magnetar Land Sale, generating proceeds of approximately $11.0 million and the recognition of the cost basis in the land plus closing costs of approximately $5.3 million. In the year ended December 31, 2018 we closed twelve (12) land sales transactions, excluding the Mitigation Bank transaction, generating proceeds of approximately $42.9 million and the recognition of the cost basis in the land plus closing costs of approximately $8.1 million

Discontinued Golf Operations

Revenues from golf operations totaled approximately $4.1 million and $4.9 million for the years ended December 31, 2019 and 2018, respectively. The total direct cost of golf operations revenues totaled approximately $5.3 million and $5.8 million for the years ended December 31, 2019 and 2018, respectively. As a result of treating the golf operations as a discontinued operation as of December 31, 2018, the Company did not recognize any deprecation or amortization expense for the year ended December 31, 2019. The Company’s golf operations had a net operating loss of approximately $1.2 million and approximately $906,000 during the years ended December 31, 2019 and 2018, respectively, an increase in operating results of approximately $260,000.

Interest Expense

Interest expense totaled approximately $12.5 million and $10.4 million for the years ended December 31, 2019 and 2018, respectively. The increase of approximately $2.0 million is primarily the result of increased borrowings under the Company’s Credit Facility generally for income property acquisitions and our stock buyback program.

Years Ended December 31, 2018 and 2017

Revenue

Total revenue for the year ended December 31, 2018 is presented in the following summary and indicates the changes as compared to the year ended December 31, 2017:

Operating Segment	Revenue for the Year Ended 12/31/2018 ($000’s)	(Increase) Decrease
		Vs. Same Period in 2017 ($000’s)	Vs. Same Period in 2017 (%)
Income Properties	$40,076	$8,669	28%
Management Services	—	—	0%
Commercial Loan Investments	616	(1,437)	-70%
Real Estate Operations	2,966	(2,225)	-43%

Total Revenue	$43,658	$5,007	13%

Total revenue for the year ended December 31, 2018 increased to approximately $43.7 million, compared to approximately $38.7 million during the same period in 2017. The year-over-year revenue increased by approximately $5.0 million which was primarily the result of the increases from our income property operations revenue offset by the decreases in our real estate operations revenue as outlined in the following tables, as well as a decrease in commercial loan investment revenue:

Income Property Operations Revenue	Revenue for the Year Ended 12/31/2018 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2017 ($000’s)
Revenue from Recent Acquisitions	$12,211	$9,021
Revenue from Recent Dispositions	350	(920)
Revenue from Remaining Portfolio	25,176	423
Accretion of Above Market/Below Market Intangibles	2,339	145

Total Income Property Operations Revenue	$40,076	$8,669

Real Estate Operations Revenue	Revenue for the Year Ended 12/31/2018 ($000’s)	Increase (Decrease)
		Vs. Same Period in 2017 ($000’s)
Impact Fee and Mitigation Credit Sales	$1,338	$(788)
Subsurface Revenue	1,625	(1,423)
Other Revenue	3	(14)

Total Real Estate Operations Revenue	$2,966	$(2,225)

Net Income

Net income and basic net income per share for the years ended December 31, 2018 and 2017, and as compared to the same period in 2017, was as follows:

	Year Ended 12/31/2018	Year Ended 12/31/2017	Increase (Decrease)
			Vs. Same Period in 2017	Vs. Same Period in 2017
Net Income from Continuing Operations ($000’s)	$14,989	$21,741	$(6,752)	-31%
Income from Discontinued Operations (Net of Income Tax) ($000’s)	$22,179	$19,978	$2,201	11%
Net Income ($000’s)	$37,168	$41,719	$(4,551)	-11%
Basic Net Income from Continuing Operations Per Share	$2.72	$3.92	$(1.20)	-31%
Basic Net Income from Discontinued Operations Per Share	$4.04	$3.61	$0.43	12%
Basic Net Income Per Share	$6.76	$7.53	$(0.77)	-10%

Our above results for the year ended December 31, 2018, as compared to the same period in 2017, reflected the following significant operating elements in addition to the impacts on revenues described above:

•

An increase in direct cost of revenues of approximately $423,000 primarily reflecting the impact of the larger impact and mitigation credit sales during the year ended December 31, 2017, for a decrease of approximately $829,000 in the direct cost of revenues of real estate operations, partially offset by an increase of approximately $1.3 million in the operating costs of the income property operations segment reflecting the larger income property portfolio;

•

The impairment charge on the golf assets comprising the Club, which is included in income from discontinued operations, during the year ended December 31, 2018 of approximately $1.1 million, or $0.15 per share, after tax, based on the Company’s estimated fair market value of the property of approximately $3.1 million;

•

The approximately $22.0 million gain on disposition of assets recognized during the year ended December 31, 2018, consisting of (i) the approximately $18.4 million gain on the Mitigation Bank transaction, comprised of (a) the gain on the sale of the 70% interest for proceeds of $15.3 million and (b) the gain on the 30% retained interest, and (ii) the approximately $3.7 million gain on the Self-Developed Properties Sale (hereinafter defined), with no such gains on disposition of assets recognized during the same period in 2017;

•

Income of approximately $2.2 million, which is included in income from discontinued operations, recognized during the year ended December 31, 2017 in connection with the Company’s purchase from the City of Daytona Beach, Florida (the “City”) of the fee interest in the 690 acres comprising the golf courses at the Club, which purchase resulted in the termination of the lease of a large portion of land underlying the club which CTO leased from the City prior to January 1, 2017 (the “Golf Course Lease”) affiliated with the golf operations and triggered an elimination of the previously recognized straight-line rent under the Golf Course Lease;

•	Increased interest expense of approximately $1.9 million resulting from increased borrowings under our credit facility; and

•	An increase in depreciation and amortization of approximately $3.4 million resulting from the growth in our income property portfolio.

Income Properties

Revenues and operating income from our income property operations totaled approximately $40.1 million and $31.9 million, respectively, during the year ended December 31, 2018, compared to total revenue and operating income of approximately $31.4 million and $24.5 million, respectively, for the year ended December 31, 2017. The direct costs of revenues for our income property operations totaled approximately $8.2 million and $6.9 million for the years ended December 31, 2018 and 2017, respectively. The increase in revenues of approximately $8.7 million, or 28%, during the year ended December 31, 2018 reflects our expanded portfolio of income properties including increases of approximately $7.1 million due to recent acquisitions, and an increase of approximately $2.0 million in revenue generated by the lease-up of The Grove and the rent from our two self-developed single-tenant beachfront restaurant properties that opened in January 2018 (the “Beachfront Restaurants”), offset by the decrease of approximately $920,000 related to the recent Self-Developed Properties Sale. Revenue from our income properties during years ended December 31, 2018 and 2017 also includes approximately $2.4 million and $2.2 million, respectively, in revenue from the accretion of the below-market lease intangible, of which a significant portion is attributable to Wells Fargo Raleigh. Our increased operating income from our income property operations reflects increased rent revenues offset by an increase of approximately $1.3 million in our direct costs of revenues which was primarily comprised of approximately $769,000 in increased operating expenses related to our recent acquisitions and increased costs associated with The Grove and the Beachfront Restaurants, offset by the reduction in operating expenses related to the recent Self-Developed Properties Sale.

Management Services

During the year ended December 31, 2018 and 2017, the Company did not have management services arrangements and did not generate management services income.

Commercial Loan Investments

Interest income from our commercial loan investments totaled approximately $616,000 and $2.1 million during the years ended December 31, 2018 and 2017, respectively. The decrease is primarily attributable to the sale of the Company’s two mezzanine loans in October 2017. With the payoff of the approximately $9.0 million B-Note at its maturity in June 2018 and the payoff of the $3.0 million fixed rate first mortgage loan at its maturity in August 2018, no interest income was earned during the fourth quarter of 2018 as the Company holds no commercial loan investments as of December 31, 2018.

Real Estate Operations

During the year ended December 31, 2018, operating income from real estate operations was approximately $2.4 million on revenues totaling approximately $3.0 million. During the year ended December 31, 2017, operating income was approximately $3.8 million on revenues totaling approximately $5.2 million. The decrease in revenue of approximately $2.2 million is primarily attributable to a decrease in surface entry releases of approximately $1.5 million as well as decreases in mitigation credit and impact fee sales of a combined approximately $0.8 million. The decrease in operating income of approximately $1.4 million is attributable to the aforementioned decrease in revenues offset by a decrease in direct costs of revenues of approximately $0.8 million which is primarily the result of the decrease in mitigation credit and impact fee cost basis due to the decrease in those sales.

General and Administrative and Other Corporate Expenses

Total general and administrative expenses for the year ended December 31, 2018 is presented in the following summary and indicates the changes as compared to the year ended December 31, 2017:

General and Administrative Expenses	G&A Expense Year Ended 12/31/2018 ($000’s)	(Increase) Decrease
		Vs. Same Period in 2017 ($000’s)	Vs. Same Period in 2017 (%)
Recurring General and Administrative Expenses	$6,898	$395	5%
Non-Cash Stock Compensation	1,684	(247)	-17%
Shareholder and Proxy Matter Legal and Related Costs	1,203	320	21%

Total General and Administrative Expenses	$9,785	$468	5%

General and administrative expenses totaled approximately $9.8 million and $10.3 million for the years ended December 31, 2018 and 2017, respectively. The net decrease is primarily related to the decrease in shareholder related costs as well as recurring costs, offset by an increase in non-cash stock compensation costs.

Gains on Disposition of Assets and Impairment Charges

During the year ended December 31, 2018, the Company completed the sale of a 70% interest in the Mitigation Bank that holds approximately 2,492 acres of land for proceeds of $15.3 million. The gain on the sale totaled approximately $18.4 million and is comprised of the gain on the sale of the 70% interest for proceeds of $15.3 million as well as the gain on the 30% interest retained.

Four income properties were disposed of during the year ended December 31, 2018. On March 26, 2018, the Company sold its four self-developed, multi-tenant office properties located in Daytona Beach, Florida, for approximately $11.4 million (the “Self-Developed Properties Sale”). The sale included the 22,012 square-foot Concierge office building, the 30,720 square-foot Mason Commerce Center comprised of two office buildings, and the 15,360 square-foot Williamson Business Park office building. The gain on the sale totaled approximately $3.7 million, or approximately $0.49 per share, after tax. The Company utilized the proceeds to fund a portion of the previously acquired income property located near Portland, Oregon, leased to Wells Fargo, through a reverse 1031 like-kind exchange structure. No income properties were disposed of during the year ended December 31, 2017.

There were no impairment charges included in continuing operations during the years ended December 31, 2018 or 2017.

Discontinued Real Estate Operations

Real Estate Operations Revenue	Revenue for the Year Ended 12/31/2018 ($000’s)	(Increase) Decrease
		Vs. Same Period in 2017 ($000’s)	Vs. Same Period in 2017 (%)
Land Sales Revenue	$41,452	$(4,019)	-9%
Revenue from Reimbursement of Infrastructure Costs	1,556	(304)	-16%
Agriculture	23	(312)	-93%

Total Real Estate Operations Revenue	$43,031	$(4,635)	-10%

Discontinued Golf Operations

During the year ended December 31, 2018, the Company wrote down the value of the golf assets comprising the Club, which resulted in a corresponding impairment charge of approximately $1.1 million, or $0.15 per share, after tax. The write-down of the golf operation assets to approximately $3.1 million and the related $1.1 million impairment charge were the result of the Company’s assessment of certain triggering events, including activities related to a review of strategic alternatives for the golf operations, occurring during the third quarter of 2018, which required an assessment of the carrying value of the golf assets comprising the Club. In the fourth quarter of 2018, the Company commenced efforts to pursue the monetization of the golf operations and assets comprising the Club. Accordingly, as of December 31, 2018 and 2017, the golf assets comprising the Club have been classified as held for sale in the consolidated balance sheets and the results of golf operations have been classified as discontinued operations in the accompanying consolidated statements of income for the years ended December 31, 2018, 2017, and 2016. During the year ended December 31, 2018, the loss from golf operations, excluding capital expenditures, totaled approximately $906,000. Should the Company complete the sale of the golf operations, it could favorably impact cash flows.

Revenues from golf operations totaled approximately $4.9 million and $5.1 million for the years ended December 31, 2018 and 2017, respectively. The total direct cost of golf operations revenues totaled approximately $5.8 million and $6.0 million for the years ended December 31, 2018 and 2017, respectively. The Company’s golf operations had a net operating loss of approximately $906,000 and approximately $864,000 during the years ended December 31, 2018 and 2017, respectively, a decrease in operating results of approximately $43,000.

Interest Expense

Interest expense totaled approximately $10.4 million and $8.5 million for the years ended December 31, 2018 and 2017, respectively. The increase of approximately $1.9 million is primarily the result of increased borrowings under the Company’s Credit Facility for recent acquisitions.

Liquidity and Capital Resources

Cash totaled approximately $10.7 million at June 30, 2020. Restricted cash totaled approximately $29.7 million at June 30, 2020 of which approximately $27.5 million of cash is being held in multiple separate escrow accounts to be reinvested through the like-kind exchange structure into other income properties; $1.7 million is being held in a general tenant improvement reserve account with Wells Fargo in connection with our financing of Wells Fargo Raleigh; approximately $286,000 is being held in a capital replacement reserve account in connection with our financing of six income properties with Wells Fargo Bank, NA (“Wells Fargo”); $100,000 is being held in an escrow account in connection with the sale of the Company’s ground lease located in Daytona Beach, FL, and approximately $78,000 is being held in an escrow account related to a separate land transaction which closed in February 2017.

Our total cash balance at June 30, 2020, reflected cash flows provided by our operating activities totaling approximately $9.7 million during the six months ended June 30, 2020, compared to the prior year’s cash flows provided by operating activities totaling approximately $13.3 million in the same period in 2019, a decrease of approximately $3.6 million. The decrease of approximately $3.6 million primarily consists of the approximately $1.5 million of cash utilized in the first quarter of 2020 for the purchase of 20 mitigation credits put by the Mitigation Bank JV and a decrease of approximately $7.6 million of cash that was provided by discontinued operations, primarily land sales, during the first and second quarter of 2019, offset by the aggregate increase in management fee income and interest income from commercial loan investments of approximately $3.3 million. The net change in operating cash is also impacted by various other differences with regards to the timing of payments within other assets, accounts payable, and accrued and other liabilities.

Our cash flows used in investing activities totaled approximately $87.9 million for the six months ended June 30, 2020, compared to cash flows provided by investing activities of approximately $28.3 million for the six months ended June 30, 2019, a decrease of approximately $116.3 million. The decrease is primarily the result of an increase in cash outflows of approximately $97.0 million for income property acquisitions during the six months ended June 30, 2020 compared to the same period in 2019, a decrease of cash inflows of approximately $39.9 million related to the additional proceeds received during the six months ended June 30, 2019 for three multi-tenant dispositions, primarily the sale of the 3600 Peterson property, as compared to dispositions during the six months ended June 30, 2020, offset by an increase of cash inflows totaling approximately $21.0 million related to the commercial loan investments sold during the second quarter of 2020.

Our cash flows used in financing activities totaled approximately $16.2 million for the six months ended June 30, 2020, compared to cash flows used in financing activities of approximately $2.1 million for the six months ended June 30, 2019, an increase of approximately $14.2 million. The increase in cash used in financing activities is primarily related to the net draws on the Company’s Credit Facility totaling approximately $3.0 million during the six months ended June 30, 2020, as compared to net draws on the Credit Facility of approximately $31.1 million during the six months ended June 30, 2019. This increase was partially offset by the cash outlay of approximately $9.9 million to repurchase approximately $12.5 million principal amount of the 2025 Notes, at a discount. Offsetting the impact of our net borrowings and 2025 Note repurchases were the use of funds of approximately $4.1 million for stock buybacks during the six months ended June 30, 2020, versus approximately $31.1 million of stock buybacks during the same period in 2019.

Long Term Debt

As of June 30, 2020, the Company’s outstanding indebtedness, at face value, was as follows:

	Face Value Debt	Maturity Date	Interest Rate
Credit Facility (1)	$162,845,349	May 2023	30-day LIBOR plus 1.35% - 1.95%
Mortgage Note Payable (originated with Wells Fargo) (2)	30,000,000	October 2034	4.330%
Mortgage Note Payable (originated with Wells Fargo) (3)	23,536,432	April 2021	3.170%
3.875% Convertible Senior Notes due 2025	62,468,000	April 2025	3.875%

Total Long-Term Face Value Debt	$278,849,781

(1)

Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed interest rate of 0.7325% plus the applicable spread on $100 million of the outstanding principal balance. Subsequent to June 30, 2020, the Company utilized an interest rate swap to achieve a fixed interest rate of 0.2200% plus the applicable spread on $50 million of the outstanding principal balance, which was effective August 31, 2020.

(2)

Secured by the Company’s interest in six income properties. The mortgage loan carries a fixed rate of 4.33% per annum during the first ten years of the term, and requires payments of interest only during the first ten years of the loan. After the tenth anniversary of the effective date of the loan, the cash flows, as defined in the related loan agreement, generated by the underlying six income properties must be used to pay down the principal balance of the loan until paid off or until the loan matures. The loan is fully pre-payable after the tenth anniversary of the effective date of the loan.
(3)

Secured by the Company’s income property leased to Wells Fargo Raleigh. The mortgage loan has a 5-year term with two years interest only, and interest and a 25-year amortization for the balance of the term. The mortgage loan bears a variable rate of interest based on the 30-day LIBOR plus a rate of 190 basis points. The interest rate for this mortgage loan has been fixed through the use of an interest rate swap that fixed the rate at 3.17%. The mortgage loan can be prepaid at any time subject to the termination of the interest rate swap. Amortization of the principal balance began in May 2018.

Credit Facility. The Company’s revolving credit facility (the “Credit Facility”), with Bank of Montreal (“BMO”) serving as the administrative agent for the lenders thereunder, is unsecured with regard to our income property portfolio but is guaranteed by certain wholly owned subsidiaries of the Company. The Credit Facility bank group is led by BMO and also includes Wells Fargo and Branch Banking & Trust Company. On September 7, 2017, the Company executed the second amendment and restatement of the Credit Facility (the “2017 Amended Credit Facility”).

On May 24, 2019, the Company executed the Second Amendment to the 2017 Amended Credit Facility (the “Second Revolver Amendment”). As a result of the Second Revolver Amendment, the Credit Facility has a total borrowing capacity of $200.0 million with the ability to increase that capacity up to $300.0 million during the term, subject to lender approval. The Credit Facility provides the lenders with a security interest in the equity of the Company subsidiaries that own the properties included in the borrowing base. The indebtedness outstanding under the Credit Facility accrues interest at a rate ranging from the 30-day LIBOR plus 135 basis points to the 30-day LIBOR plus 195 basis points based on the total balance outstanding under the Credit Facility as a percentage of the total asset value of the Company, as defined in the 2017 Amended Credit Facility, as amended by the Second Revolver Amendment. The Credit Facility also accrues a fee of 15 to 25 basis points for any unused portion of the borrowing capacity based on whether the unused portion is greater or less than 50% of the total borrowing capacity. Pursuant to the Second Revolver Amendment, the Credit Facility matures on May 24, 2023, with the ability to extend the term for 1 year.

On November 26, 2019, the Company entered into the Third Amendment to the Second Amended and Restated Credit Agreement (the “Second 2019 Revolver Amendment”), which further amends the 2017 Amended Credit Facility. The Second 2019 Revolver Amendment included, among other things, an adjustment of certain financial maintenance covenants, including a temporary reduction of the minimum fixed charge coverage ratio to allow the Company to redeploy the proceeds received from the sale of certain income properties to PINE (the “PINE Income Property Sale Transactions”), and an increase in the maximum amount the Company may invest in stock and stock equivalents of real estate investment trusts to allow the Company to invest in the common stock and operating partnership units of PINE.

On July 1, 2020, the Company entered into the Fourth Amendment to the Second Amended and Restated Credit Agreement (the “2020 Revolver Amendment”) whereby the tangible net worth covenant was adjusted to be more reflective of market terms. The 2020 Revolver Amendment was effective as of March 31, 2020.

At June 30, 2020, the current commitment level under the Credit Facility was $200.0 million. The available borrowing capacity under the Credit Facility was approximately $37.2 million, based on the level of borrowing base assets. As of June 30, 2020, the Credit Facility had a $162.8 million balance outstanding. See Note 1, “Description of Business and Principles of Interim Statements” in CTO’s unaudited consolidated financial statements included in CTO’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 7, 2020 and incorporated herein by reference, for a discussion of the potential impact on borrowing base assets due to the COVID-19 Pandemic.

The Credit Facility is subject to customary restrictive covenants including, but not limited to, limitations on the Company’s ability to: (a) incur indebtedness; (b) make certain investments; (c) incur certain liens; (d) engage in certain affiliate transactions; and (e) engage in certain major transactions such as mergers. In addition, the Company is subject to various financial maintenance covenants including, but not limited to, a maximum indebtedness ratio, a maximum secured indebtedness ratio, and a minimum fixed charge coverage ratio. The Credit Facility also contains affirmative covenants and events of default including, but not limited to, a cross default to the Company’s other indebtedness and upon the occurrence of a change in control. The Company’s failure to comply with these covenants or the occurrence of an event of default could result in acceleration of the Company’s debt and other financial obligations under the Credit Facility.

Mortgage Notes Payable. In addition to the Credit Facility, the Company has certain other borrowings, as noted in the table above, all of which are non-recourse.

Convertible Debt. The Company’s $75.0 million aggregate principal amount of 4.50% Convertible Notes (the “2020 Notes”) were scheduled to mature on March 15, 2020; however, the Company completed the Note Exchanges, hereinafter defined, on February 4, 2020. The initial conversion rate was 14.5136 shares of common stock for each $1,000 principal amount of the 2020 Notes, which represented an initial conversion price of approximately $68.90 per share of common stock.

On February 4, 2020, the Company closed privately negotiated exchange agreements with certain holders of its outstanding 2020 Notes pursuant to which the Company issued approximately $57.4 million principal amount of 2025 Notes in exchange for approximately $57.4 million principal amount of the 2020 Notes (the “Note Exchanges”). In addition, the Company closed a privately negotiated purchase agreement with an investor, who had not invested in the 2020 Notes, and issued approximately $17.6 million principal amount of the 2025 Notes (the “New Notes Placement,” and together with the Note Exchanges, the “Convert Transactions”). The Company used approximately $5.9 million of the proceeds from the New Notes Placement to repurchase approximately $5.9 million of the 2020 Notes. As a result of the Convert Transactions there was a total of $75.0 million aggregate principal amount of 2025 Notes outstanding.

In exchange for issuing the 2025 Notes pursuant to the Note Exchanges, the Company received and cancelled the exchanged 2020 Notes. The $11.7 million of net proceeds from the New Notes Placement were used to redeem at maturity on March 15, 2020 approximately $11.7 million of the aggregate principal amount of the 2020 Notes that remained outstanding.

During the six months ended June 30, 2020, the Company repurchased approximately $12.5 million aggregate principal amount of 2025 Notes at an approximate $2.6 million discount, resulting in a gain on the extinguishment of debt of approximately $1.1 million. Following the repurchase of the 2025 Notes during the first and second quarter of 2020, $62.5 million aggregate principal amount of the 2025 Notes remains outstanding.

The 2025 Notes represent senior unsecured obligations of the Company and pay interest semi-annually in arrears on each April 15th and October 15th, commencing on April 15, 2020, at a rate of 3.875% per annum. The 2025 Notes mature on April 15, 2025 and may not be redeemed by the Company prior to the maturity date. The conversion rate for the 2025 Notes is initially 12.7910 shares of the Company’s common stock per $1,000 of principal of the 2025 Notes (equivalent to an initial conversion price of approximately $78.18 per share of the Company’s common stock). The initial conversion price of the 2025 Notes represents a premium of approximately 20% to the $65.15 closing sale price of the Company’s common stock on the NYSE American on January 29, 2020. If the Company’s board of directors increases the quarterly dividend above the $0.13 per share in place at issuance, the conversion rate is adjusted with each such increase in the quarterly dividend amount. After the second quarter 2020 dividend, the conversion rate is equal to 12.8551 shares of common stock for each $1,000 principal amount of 2025 Notes, which represents an adjusted conversion price of approximately $77.79 per share of common stock. The 2025 Notes are convertible into cash, common stock or a combination thereof, subject to various conditions, at the Company’s option. Should certain corporate transactions or events occur prior to the stated maturity date, the Company will increase the conversion rate for a holder that elects to convert its 2025 Notes in connection with such corporate transaction or event.

The conversion rate is subject to adjustment in certain circumstances. Holders may not surrender their 2025 Notes for conversion prior to January 15, 2025 except upon the occurrence of certain conditions relating to the closing sale price of the Company’s common stock, the trading price per $1,000 principal amount of 2025 Notes, or specified corporate events including a change in control of the Company. The Company may not redeem the 2025 Notes prior to the stated maturity date and no sinking fund is provided for the 2025 Notes. The 2025 Notes are convertible, at the election of the Company, into solely cash, solely shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock. The Company intends to settle the 2025 Notes in cash upon conversion, with any excess conversion value to be settled in shares of our common stock. In accordance with GAAP, the 2025 Notes were accounted for as a liability with a separate equity component recorded for the conversion option. A liability was recorded for the 2025 Notes on the issuance date at fair value based on a discounted cash flow analysis using current market rates for debt instruments with similar terms. The difference between the initial proceeds from the 2025 Notes and the estimated fair value of the debt instruments resulted in a debt discount, with an offset recorded to additional paid-in capital representing the equity component. As of June 30, 2020, the unamortized debt discount of the 2025 Notes was approximately $6.8 million.

Acquisitions and Investments. As noted previously, the Company acquired two multi-tenant income properties during the six months ended June 30, 2020 for an aggregate purchase price of approximately $137.2 million. These acquisitions included the following:

Tenant Description	Tenant Type	Property Location	Date of Acquisition	Property Square-Feet	Purchase Price	Percentage Leased at Acquisition	Remaining Lease Term at Acquisition Date (in years)
Crossroads Towne Center	Multi-Tenant	Chandler, AZ	01/24/20	254,109	$61,800,000	99%	5.0
Perimeter Place	Multi-Tenant	Atlanta, GA	02/21/20	268,572	75,435,000	80%	3.6

Total / Weighted Average				522,681	$137,235,000		4.2

The Company’s guidance for 2020 investments in income-producing properties totaled between $160 million and $210 million. We expect to fund such acquisitions utilizing cash on hand, primarily our $27.5 million in 1031 restricted cash, cash from operations, proceeds from the dispositions of income properties and potentially the sale of all or a portion of our Subsurface Interests, and borrowings, if available. We expect dispositions of income properties and subsurface interests will qualify under the like-kind exchange deferred-tax structure, and additional financing sources.

Dispositions. During the six months ended June 30, 2020, the Company disposed of four single-tenant income properties, including three ground leases, and one multi-tenant income property. With the closing of these transactions, the Company has more than $27 million of restricted cash, which proceeds are expected to be re-invested as part of a future Section 1031 like-kind exchange.

The properties disposed of during the six months ended June 30, 2020 are described below:

Tenant Description	Tenant Type	Date of Disposition	Sales Price	Gain (Loss) on Sale	EPS, After Tax	Exit Cap Rate
CVS, Dallas, TX	Single-Tenant	04/24/20	$15,222,000	$854,336	$0.14	4.50%
Wawa, Daytona Beach, FL	Single-Tenant	04/29/20	6,002,400	1,768,603	0.29	4.75%
JPMorgan Chase Bank, Jacksonville, FL	Single-Tenant	06/18/20	6,714,738	959,444	0.15	4.15%
7-Eleven, Dallas, TX	Multi-Tenant	06/26/20	2,400,000	(45,615)	(0.01)	6.08%
Bank of America, Monterey, CA	Single-Tenant	06/29/20	9,000,000	3,892,049	0.63	3.28%

Total / Weighted Average			$39,339,138	$7,428,817	$1.20	4.30%

Contractual Commitments. In connection with the acquisition of Perimeter Place in Atlanta, Georgia on February 21, 2020, the Company received approximately $460,000 of credits from the seller of the property for tenant improvement allowances and leasing commissions for multiple tenants. Such credits have been included in accrued and other liabilities. During the six months ended June 30, 2020, payments totaling approximately $231,000 were made, leaving a remaining commitment of approximately $229,000.

In connection with the acquisition of the Crossroads Towne Center property in Chandler, Arizona on January 24, 2020, the Company received approximately $1.3 million of credits from the seller of the property for tenant improvement allowances and leasing commissions for two tenants. Such credits have been included in accrued and other liabilities. No payments have been made during the six months ended June 30, 2020, accordingly, the remaining commitment is approximately $1.3 million.

In connection with the acquisition of The Strand property located in Jacksonville, FL on December 9, 2019, the Company received a credit of approximately $450,000 for a tenant improvement allowance for one of the tenants of The Strand. Accordingly, this amount is included in accrued and other liabilities in the consolidated balance sheets as of December 31, 2019 incorporated by reference into this proxy statement/prospectus. During the six months ended June 30, 2020, the improvements were completed by the tenant and the Company funded the $450,000.

Other Matters. In connection with a certain land sale contract to which the Company is a party, the purchaser’s pursuit of customary development entitlements gave rise to an inquiry by federal regulatory agencies regarding prior agricultural activities by the Company on such land. During the second quarter of 2015, we received a written information request regarding such activities. We submitted a written response to the information request along with supporting documentation. During the fourth quarter of 2015, based on discussions with the agency, a penalty related to this matter was deemed probable, and accordingly the estimated penalty of $187,500 was accrued as of December 31, 2015, for which payment was made during the quarter ended September 30, 2016. Also, during the fourth quarter of 2015, the agency advised the Company that the resolution to the inquiry would likely require the Company to incur costs associated with wetlands restoration relating to approximately 148.4 acres of the Company’s land. At December 31, 2015, the Company’s third-party environmental engineers estimated the cost for such restoration activities to range from approximately $1.7 million to approximately $1.9 million. Accordingly, as of December 31, 2015, the Company accrued an obligation of approximately $1.7 million, representing the low end of the estimated range of possible restoration costs, and included such estimated costs on the consolidated balance sheets as an increase in the basis of our land and development costs associated with those and benefitting surrounding acres. As of June 30, 2016, the final proposal from the Company’s third-party environmental engineer was received reflecting a total cost of approximately $2.0 million. Accordingly, an increase in the accrual of approximately $300,000 was made during the second quarter of 2016. During the first quarter of 2019, the Company received a revised estimate for completion of the restoration work for which the adjusted final total cost was approximately $2.4 million. Accordingly, an increase in the accrual of approximately $361,000 was recorded during the first quarter of 2019. The Company has funded approximately $2.3 million of the total $2.4 million of estimated costs through June 30, 2020, leaving a remaining accrual of approximately $57,000. The Company believes there is at least a reasonable possibility that the estimated remaining liability of approximately $57,000 could change within one year of the date of the consolidated financial statements, which in turn could have a material impact on the Company’s consolidated balance sheets and future cash flows. The Company evaluates its estimates on an ongoing basis; however, actual results may differ from those estimates.

During the first quarter of 2017, the Company completed the sale of approximately 1,581 acres of land to Minto Communities LLC which acreage represents a portion of the Company’s remaining $430,000 obligation. Accordingly, the Company deposited $423,000 of cash in escrow to secure performance on the obligation. The funds in escrow can be drawn upon completion of certain milestones including completion of restoration and annual required monitoring. The first such milestone was achieved during the fourth quarter of 2017 and $189,500 of the escrow was refunded. The second milestone related to the completion of the first-year maintenance and monitoring was achieved during the first quarter of 2019 and $77,833 of the escrow was refunded, leaving an escrow balance of approximately $156,000 as of December 31, 2019. The third milestone related to the completion of the second-year maintenance and monitoring was achieved during the first quarter of 2020 and $77,833 of the escrow was refunded, leaving an escrow balance of approximately $78,000 as of June 30, 2020. Additionally, resolution of the regulatory matter required the Company to apply for an additional permit pertaining to an additional approximately 54.66 acres, which permit may require mitigation activities which the Company anticipates could be satisfied through the utilization of existing mitigation credits owned by the Company or the acquisition of mitigation credits. Resolution of this matter allowed the Company to obtain certain permits from the applicable federal or state regulatory agencies needed in connection with the closing of the land sale contract that gave rise to this matter. As of June 30, 2017, the Company determined that approximately 36 mitigation credits were required to be utilized, which represents approximately $298,000 in cost basis of the Company’s mitigation credits. Accordingly, the Company transferred the mitigation credits through a charge to direct cost of revenues of real estate operations during the three months ended June 30, 2017, thereby resolving the required mitigation activities related to the approximately 54.66 acres.

As of June 30, 2020, we have no other contractual requirements to make capital expenditures.

We believe we will have sufficient liquidity to fund our operations, capital requirements, maintenance, and debt service requirements over the next twelve months and into the foreseeable future, with cash on hand, cash flow from our operations and approximately $37.2 million of available capacity on the existing $200.0 million Credit Facility, based on our current borrowing base of income properties, as of June 30, 2020.

The CTO Board and management consistently review the allocation of capital with the goal of providing the best long-term return for our shareholders. These reviews consider various alternatives, including increasing or decreasing regular dividends, repurchasing the Company’s securities, and retaining funds for reinvestment. Annually, the CTO Board reviews our business plan and corporate strategies, and makes adjustments as circumstances warrant. Management’s focus is to continue our strategy to diversify our portfolio by redeploying proceeds from like-kind exchange transactions and utilizing our Credit Facility to increase our portfolio of income-producing properties, providing stabilized cash flows with strong risk-adjusted returns primarily in larger metropolitan areas and growth markets.

We believe that we currently have a reasonable level of leverage. Our strategy is to utilize leverage, when appropriate and necessary, and proceeds from sales of income properties, the disposition or payoffs on our commercial loan investments, and certain transactions in our subsurface interests, to acquire income properties. We may also acquire or originate commercial loan investments, invest in securities of real estate companies, or make other shorter-term investments. Our targeted investment classes may include the following:

•	Multi-tenant office and retail properties in major metropolitan areas and growth markets, typically stabilized;

•

Single-tenant retail and office, double or triple net leased, properties in major metropolitan areas and growth markets that are compliant with our commitments under the Exclusivity and ROFO agreement;

•	Purchase or origination of ground leases, that are compliant with our commitments under the Exclusivity and ROFO agreement;

•	Self-developed properties on Company-owned land including select retail and office;

•	Joint venture development using Company-owned land;

•

Origination or purchase of commercial loan investments with loan terms of 1-10 years with strong risk-adjusted yields secured by property types to include hotel, office, retail, residential, land and industrial;

•	Select regional area investments using Company market knowledge and expertise to earn strong risk-adjusted yields; and

•	Real estate related investment securities, including commercial mortgage backed securities, preferred or common stock, and corporate bonds.

Our investments in income-producing properties are typically subject to long-term leases. For multi-tenant properties, each tenant typically pays its proportionate share of the aforementioned operating expenses of the property, although for such properties we typically incur additional costs for property management services. Single-tenant leases are typically in the form of triple or double net leases and ground leases. Triple-net leases generally require the tenant to pay property operating expenses such as real estate taxes, insurance, assessments and other governmental fees, utilities, repairs and maintenance, and capital expenditures.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, as well as related disclosures of contingent assets and liabilities. We evaluate our policies and estimates on an ongoing basis, including those related to impairment of assets, asset retirement obligations, accounting for acquisitions, revenue recognition, rent expense, stock-based compensation and income taxes. Management bases its estimates on historical experience and other various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We have reviewed our policies and estimates to determine our critical accounting policies for the year ended December 31, 2019. We have identified the following policies as critical to an understanding of our results of operations and financial condition. This is not a comprehensive list of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles in the United States, with no need for management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Because of the variability in market conditions that have occurred in the national real estate markets, and the volatility and uncertainty in the financial and credit markets, it is possible that the estimates and assumptions, most notably those related to the Company’s investment in income properties and commercial loans, could change materially during the time span associated with the continued volatility of the real estate and financial markets or as a result of a significant dislocation in those markets.

Purchase Accounting for Acquisitions of Real Estate Subject to a Lease. In accordance with the FASB guidance on business combinations, the fair value of the real estate acquired with in-place leases is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, the value of in-place leases, and the value of leasing costs, based in each case on their relative fair values.

The fair value of the tangible assets of an acquired leased property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on the determination of the fair values of these assets.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded as other assets or liabilities based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining term of the lease, including the probability of renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining terms of the respective leases. The capitalized below-market lease values are amortized as an increase to rental income over the initial term unless the Company believes that it is likely that the tenant will renew the option whereby the Company amortizes the value attributable to the renewal over the renewal period.

The aggregate value of other acquired intangible assets, consisting of in-place leases, is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. The value of in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off. The value of tenant relationships is reviewed on individual transactions to determine if future value was derived from the acquisition.

Income Property Leases. The rental of the Company’s income properties are classified as operating leases. The Company recognizes lease income on these properties on a straight-line basis over the term of the lease.

Land and Development Costs. The carrying value of land and development includes the initial acquisition costs of land, improvements thereto, and other costs incidental to the acquisition or development of land. Subsurface Interests and capitalized costs relating to timber and hay operations are also included in land and development costs. These costs are allocated to properties on a relative sales value basis and are charged to costs of sales as specific properties are sold. Due to the nature of the business, land and development costs have been classified as an operating activity on the consolidated statements of cash flows.

Sales of Real Estate. Gains and losses on sales of real estate are accounted for as required by FASB ASC Topic 606, Revenue from Contracts with Customers. The Company recognizes revenue from the sales of real estate when the Company transfers the promised goods and/or services in the contract based on the transaction price allocated to the performance obligations within the contract. As market information becomes available, real estate cost basis is analyzed and recorded at the lower of cost or market.

Long-Lived Assets. The Company follows FASB ASC Topic 360-10, Property, Plant, and Equipment in conducting its impairment analyses. The Company reviews the recoverability of long-lived assets, including land and development costs, real estate held for sale, and property, plant, and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Examples of situations considered to be triggering events include: a substantial decline in operating cash flows during the period, a current or projected loss from operations, an income property not fully leased or leased at rates that are less than current market rates, and any other quantitative or qualitative events deemed significant by our management. Long-lived assets are evaluated for impairment by using an undiscounted cash flow approach, which considers future estimated capital expenditures. Impairment of long-lived assets is measured at fair value less cost to sell.

Stock-Based Compensation. Prior to 2010, the Company maintained a stock option plan (the “2001 Plan”) pursuant to which 500,000 shares of the Company’s common stock were available to be issued. The 2001 Plan was approved at the April 25, 2001 shareholders’ meeting and expired in April 2011, with no new option shares issued after that date.

At the Annual Meeting of Shareholders of the Company held on April 28, 2010, the Company’s shareholders approved the Consolidated-Tomoka Land Co. 2010 Equity Incentive Plan (the “Original 2010

Plan”). The Original 2010 Plan replaced the Company’s 2001 Plan. At the Annual Meeting of Shareholders of the Company held on April 24, 2013, the Company’s shareholders approved an amendment and restatement of the entire Original 2010 Plan, which among other things, incorporated claw back provisions and clarified language regarding the shares available subsequent to forfeiture of any awards of restricted shares. At the Annual Meeting of Shareholders of the Company held on April 23, 2014, the Company’s shareholders approved an amendment to the Original 2010 Plan increasing the number of shares authorized for issuance by 240,000 shares, bringing the total number of shares authorized for issuance to 450,000. At the Annual Meeting of Shareholders of the Company held on April 25, 2018, the Company’s shareholders approved the Second Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) which, among other things, increased the number of shares available thereunder to 720,000. At the Annual Meeting of Shareholders of the Company held on April 29, 2020, the Company’s shareholders approved an amendment to the 2010 Plan which increased the number of shares available thereunder to 895,000. Awards under the Plan may be in the form of stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and performance units. Employees of the Company and its subsidiaries and non-employee directors may be selected by the Compensation Committee to receive awards under the Plan. The maximum number of shares of which stock awards may be granted under the Plan is 895,000 shares. No participant may receive awards during any one calendar year representing more than 50,000 shares of common stock. In no event will the number of shares of common stock issued under the Plan upon the exercise of incentive stock options exceed 895,000 shares. These limits are subject to adjustments by the Compensation Committee as provided in the Plan for stock splits, stock dividends, recapitalizations, and other similar transactions or events. The Plan currently provides that it will expire on the tenth anniversary of the date that the 2010 Plan was adopted by the CTO Board, and that no awards will be granted under the Plan after that date.

All non-qualified stock option awards, restricted share awards, and performance share awards granted under the 2010 Plan were determined to be equity-based awards under FASB ASC Topic, Share-Based Payments.

The Company used the Black-Scholes valuation pricing model to determine the fair value of its non-qualified stock option awards. The determination of the fair value of the awards is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the term of the awards, annual dividends, and a risk-free interest rate assumption.

The Company used a Monte Carlo simulation pricing model to determine the fair value and vesting period of the restricted share awards. The determination of the fair value of market condition-based awards is affected by the stock price as well as assumptions regarding a number of other variables. These variables include expected stock price volatility over the requisite performance term of awards, the performance of the Company’s stock price, annual dividends, and a risk-free interest rate assumption. Compensation cost is recognized regardless of the achievement of the market conditions, provided the requisite service period is met.

Recently Issued Accounting Standards

Lease Modifications. In April 2020, the FASB issued interpretive guidance relating to the accounting for lease concessions provided as a result of the COVID-19 Pandemic. In this guidance, entities can elect not to apply lease modification accounting with respect to such lease concessions and, instead, treat the concession as if it was a part of the existing contract. This guidance is only applicable to lease concessions related to the COVID-19 Pandemic that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee. As of and for the six months ended June 30, 2020, the Company elected to not apply lease modification accounting with respect to rent deferrals as the concessions were related to the COVID-19 Pandemic and there was not a substantial increase in the lessor’s rights under the lease agreement. Accordingly, for leases in which deferred rent agreements were reached, the Company has continued to account for the lease by recognizing the normal straight-line rental income and as the deferred rents are repaid by the tenant, the straight-line receivable will be reduced. The portion of the straight-line adjustment related to the COVID-19 Pandemic concessions has been reflected separately in the Company’s statement of cash flows for the six months ended June 30, 2020. With respect to rent abatement agreements, lease modification accounting applies as extended term was a part of such agreements, accordingly the Company re-calculated straight-line rental income for such leases to recognize over the new lease term.

Tax Cuts and Jobs Act. In February 2018, the FASB issued ASU 2018-02, which amends the guidance allowing for a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act effective January 1, 2018 (the “2018 Tax Cuts and Jobs Act”). The amendments in this update are effective for annual reporting periods beginning after December 15, 2018. The Company implemented ASU 2018-02 effective January 1, 2019 and there were no such reclassifications related to the Tax Cuts and Jobs Act.

ASC Topic 230, Statement of Cash Flows. In November 2016, the FASB issued ASU 2016-18, which addresses diversity in the classification and presentation of changes in restricted cash in the statement of cash flows as operating, investing, or financing activities. The Company adopted ASU 2016-18 effective January 1, 2018 and has classified the changes in restricted cash between operating, investing, and financing in the consolidated statements of cash flows as applicable per the new guidance.

In August 2016, the FASB issued ASU 2016-15, which clarifies the appropriate classification of certain cash receipts and payments in the statement of cash flows. The amendments in this update are effective for annual reporting periods beginning after December 15, 2017. The Company adopted ASU 2016-15 effective January 1, 2018 and determined there was no material impact on its consolidated financial statements.

ASC Topic 326, Financial Instruments-Credit Losses. In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, which amends its guidance on the measurement of credit losses on financial instruments. The amendments in this update are effective for annual reporting periods beginning after December 31, 2019. ASU 2016-13 affects entities holding financial assets that are not accounted for at fair value through net income, including but not limited to, loans, trade receivables, and net investments in leases. The Company adopted the changes to FASB ASC 326, Financial Instruments-Credit Losses on January 1, 2020. The Company’s evaluation of current expected credit losses (“CECL”) resulted in a reserve of approximately $252,000 on the Company’s commercial loan investment portfolio during the six months ended June 30, 2020.

ASC Topic 842, Leases. In February 2016, the FASB issued ASU 2016-02, which requires entities to recognize assets and liabilities that arise from financing and operating leases and to classify those finance and operating lease payments in the financing or operating sections, respectively, of the statement of cash flows pursuant to FASB ASC Topic 842, Leases. The amendments in this update are effective for annual reporting periods beginning after December 15, 2018.

The Company implemented ASC 842 effective January 1, 2019 and has elected to follow the practical expedients and accounting policies below:

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The Company, as lessee and as lessor, will not reassess (i) whether any expired or existing contracts are or contain leases (ii) lease classification for any expired or existing leases or (iii) initial direct costs for any expired or existing leases.

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The Company, as lessee, will not apply the recognition requirements of ASC 842 to short-term (twelve months or less) leases. Instead, the Company, as lessee, will recognize the lease payments in profit or loss on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred. As of the date of this report, the Company has no such short-term leases.

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The Company, as lessor, will not separate nonlease components from lease components and, instead, will account for each separate lease component and the nonlease components associated with that lease as a single component if the nonlease components otherwise would be accounted for under ASC Topic 606. The primary reason for this election is related to instances where common area maintenance is, or may be, a component of base rent within a lease agreement.

At the beginning of the period of adoption, January 1, 2019, through a cumulative-effect adjustment, the Company increased right-of use assets and lease liabilities for operating leases for which the Company is the lessee. The amount of the adjustment totaled approximately $681,000 and was reflected as an increase in Other Assets and Accrued and Other Liabilities for corporate leases totaling approximately $473,000 and an increase in Assets Held for Sale and Liabilities Held for sale for golf operations segment leases totaling approximately $208,000. There were no adjustments related to the leases for which the Company is the lessor.

Financial Instruments. In January 2016, the FASB issued ASU 2016-01, relating to the recognition and measurement of financial assets and financial liabilities. The amendments in this update are effective for annual reporting periods beginning after December 15, 2017. The Company adopted ASU 2016-01 effective January 1, 2018 and determined there was no material impact on its consolidated financial statements.

ASC Topic 606, Revenue from Contracts with Customers. In May 2014, the FASB issued ASU 2014-09, which amends its guidance on the recognition and reporting of revenue from contracts with customers. In April 2016, the FASB ASC issued Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for annual reporting periods beginning after December 15, 2017. The Company completed its evaluation of the provisions during the year ended December 31, 2017 and determined there was no impact on the Company’s revenue recognition within the consolidated financial statements. All required disclosures relating to FASB ASC Topic 606 have been implemented herein as required by the standard. The Company adopted FASB ASC Topic 606 effective January 1, 2018 utilizing the modified retrospective method.

Quantitative and Qualitative Disclosures About Market Risk

The principal market risk (i.e. the risk of loss arising from adverse changes in market rates and prices), to which we are exposed is interest rate risk relating to our debt. We may utilize overnight sweep accounts and short-term investments as a means to minimize the interest rate risk. We do not believe that interest rate risk related to cash equivalents and short-term investments, if any, is material due to the nature of the investments.

We are primarily exposed to interest rate risk relating to our own debt in connection with our Credit Facility, as this facility carries a variable rate of interest. Our borrowings on our $200.0 million revolving Credit Facility bear a variable rate of interest based on the 30-day LIBOR plus a rate of between 135 basis points and 195 basis points based on our level of borrowing as a percentage of our total asset value. Effective March 31, 2020, the Company utilized an interest rate swap to achieve a fixed interest rate of 0.7325% plus the applicable spread on $100 million of the outstanding principal balance. As of June 30, 2020, the outstanding balance on our Credit Facility was approximately $162.8 million. A hypothetical change in the interest rate of 100 basis points (i.e., 1%) would affect our financial position, results of operations, and cash flows by approximately $1.6 million. The $23.5 million mortgage loan which closed on April 15, 2016, bears a variable rate of interest based on the 30-day LIBOR plus a rate of 190 basis points. The interest rate for this mortgage loan has been fixed through the use of an interest rate swap that fixed the rate at 3.17%. By virtue of fixing the variable rate, our exposure to changes in interest rates is minimal but for the impact on Other Comprehensive Income. Management’s objective is to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs.

HISTORICAL MARKET PRICE AND DIVIDEND DATA

CTO’s common stock is listed on the NYSE American under the symbol “CTO.”

The following table presents the reported high and low sale prices of CTO’s common stock on the NYSE American, in each case for the periods indicated and as reported by the NYSE American, as well as the quarterly dividends paid per share. On September 2, 2020 the last full trading day prior to the public announcement of the Merger Proposal, the closing sale price of CTO’s common stock on the NYSE American was $42.75 per share. On October 15, 2020, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of CTO’s common stock on the NYSE American was $47.96 per share. You should obtain a current stock price quotation for CTO’s common stock.

	Dividends Paid Per Share	CTO Common Stock Market Price Per Share
		High	Low
Year Ended December 31, 2017
First Quarter	$0.04	$56.49	$49.73
Second Quarter	$0.04	$57.90	$50.51
Third Quarter	$0.05	$61.58	$51.02
Fourth Quarter	$0.05	$64.31	$55.65
Year Ended December 31, 2018
First Quarter	$0.06	$67.97	$59.75
Second Quarter	$0.06	$65.87	$57.81
Third Quarter	$0.07	$67.02	$57.39
Fourth Quarter	$0.08	$62.90	$49.23
Year Ended December 31, 2019
First Quarter	$0.10	$63.55	$51.40
Second Quarter	$0.10	$63.74	$57.33
Third Quarter	$0.11	$68.64	$59.00
Fourth Quarter	$0.13	$68.40	$58.56
Year Ending December 31, 2020
First Quarter	$0.25	$66.00	$35.52
Second Quarter	$0.25	$46.10	$34.69
Third Quarter (through October 15, 2020)	$0.40	$48.63	$33.41

It is expected that, upon completion of the merger, NEWCO’s common stock will be listed and traded on the NYSE. The historical trading prices of shares of CTO’s common stock are not necessarily indicative of the future trading prices of shares of NEWCO’s common stock because, among other things, the current stock price of CTO’s common stock reflects the current market valuation of CTO’s current business and assets, including the cash that may be distributed in connection with the Special Distribution, and does not necessarily take into account the changes in our business and operations that will occur in connection with our efforts to continue to qualify as a REIT.

For the first two quarters in 2018, the dividend declared on CTO common stock was $0.06 per share for each quarter. The CTO Board increased the dividend to $0.07 per share for the third quarter in 2018 and $0.08 for the fourth quarter in 2018. The CTO Board increased the dividend to $0.10 per share for the first and second quarters of 2019, $0.11 per share for the third quarter of 2019 and $0.13 per share for the fourth quarter of 2019. The CTO Board increased the dividend to $0.25 per share for the first two quarters of 2020 and $0.40 per share the third quarter of 2020. The declaration and payment of dividends on NEWCO common stock in the future will be subject to the discretion of the NEWCO Board. For more information, see “Dividend and Distribution Policy.”

DESCRIPTION OF NEWCO CAPITAL STOCK

The following summarizes the material terms of NEWCO common stock and undesignated preferred stock as will be set forth in the NEWCO Charter and which governs the rights of NEWCO common stock. A copy of the NEWCO Charter is attached as Annex B-1 to this proxy statement/prospectus. While we believe that the following description covers the material terms of NEWCO’s capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, the NEWCO Charter and the other documents we refer to for a more complete understanding of NEWCO’s capital stock following the merger.

Authorized Capital

The NEWCO Charter authorizes NEWCO to issue up to 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share.

NEWCO Common Stock

When issued as contemplated in the Merger Agreement, the NEWCO common stock will be duly authorized, fully paid and nonassessable. NEWCO Shareholders will be entitled to receive distributions when authorized by the NEWCO Board and declared by NEWCO out of assets legally available for the payment of dividends. NEWCO shareholders will also be entitled to share ratably in our assets legally available for distribution to NEWCO shareholders in the event of its liquidation, dissolution, or winding up, after payment of, or adequate provision for, all of its known debts and liabilities. These rights are subject to the preferential rights of any other class or series of NEWCO stock, including any shares of preferred stock it may issue, and to the provisions of the NEWCO Charter regarding restrictions on ownership and transfer of its stock.

Subject to the NEWCO Charter restrictions on ownership and transfer of its stock and the terms of any other class or series of its stock, each outstanding share of its common stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting in the election of directors is not permitted. Directors will be elected by a majority of the votes cast at the meeting in which directors are being elected and at which a quorum is present.

NEWCO common shareholders will have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of NEWCO capital stock. The NEWCO Charter provides that NEWCO shareholders generally have no appraisal rights unless the NEWCO Board determines that appraisal rights will apply to one or more transactions in which its common shareholders would otherwise be entitled to exercise such rights. Subject to the NEWCO Charter restrictions on ownership and transfer of its stock, holders of shares of NEWCO common stock will initially have equal dividend, liquidation and other rights.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert into another form of entity, engage in a statutory share exchange or engage in similar transactions unless such transaction is declared advisable by the NEWCO Board and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The NEWCO Charter provides for approval of these matters by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of the NEWCO Charter relating to the removal of directors or the vote required to amend the removal provisions.

The NEWCO Charter authorizes the NEWCO Board to reclassify any unissued shares of our common stock into other classes or series of stock, including classes or series of preferred stock, and to establish the designation and number of shares of each such class or series and to set, subject to the provisions of the NEWCO Charter regarding the restrictions on ownership and transfer of its stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. Thus, the NEWCO Board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for NEWCO common stock or that its common shareholders otherwise believe to be in their best interests.

Preferred Stock

Under the terms of the NEWCO Charter, the NEWCO Board is authorized to classify any unissued shares of its preferred stock and to reclassify any previously classified but unissued shares of preferred stock into other classes or series of stock. Before the issuance of shares of each class or series, the NEWCO Board is required by Maryland law and by the NEWCO Charter to set, subject to the NEWCO Charter restrictions on ownership and transfer of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each class or series. Upon completion of this merger, NEWCO will have no preferred stock outstanding, and we have no present plans to issue preferred stock in the immediate future.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power to issue additional shares of NEWCO common stock or preferred stock and to classify or reclassify unissued shares of NEWCO common stock or preferred stock and to issue the classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without action by NEWCO shareholders, unless shareholder approval is required by applicable law, the terms of any class or series of NEWCO stock or the rules of any stock exchange or automated quotation system on which NEWCO stock may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of NEWCO that might involve a premium price for NEWCO common stock or that NEWCO shareholders otherwise believe to be in their best interest. In addition, our issuance of additional shares of NEWCO stock in the future could dilute the voting and other rights of your shares. See “Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and the NEWCO Charter and the NEWCO Bylaws.”

Restrictions on Ownership and Transfer

For NEWCO to qualify and maintain our qualification as a REIT for each taxable year commencing with NEWCO’s taxable year ending December 31, 2021, shares of NEWCO stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of NEWCO outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year commencing with NEWCO’s taxable year ending December 31, 2021.

Because the NEWCO Board believes it is at present essential for NEWCO to qualify as a REIT, the NEWCO Charter, subject to certain exceptions, restricts the amount of NEWCO shares of stock that a person may beneficially or constructively own. The NEWCO Charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock.

The NEWCO Charter also prohibits any person from (i) beneficially owning shares of NEWCO capital stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of

Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring shares of our capital stock to the extent that such transfer would result in shares of NEWCO capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning shares of NEWCO capital stock to the extent such beneficial or constructive ownership would cause NEWCO to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of NEWCO real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring shares of NEWCO capital stock if such ownership or transfer would otherwise cause NEWCO to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of NEWCO capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of NEWCO capital stock that resulted in a transfer of shares of NEWCO capital stock to a charitable trust, is required to give written notice immediately to NEWCO, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide NEWCO with such other information as NEWCO may request in order to determine the effect of such transfer on NEWCO’s qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if the NEWCO Board determines that it is no longer in NEWCO’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

The NEWCO Board, in its sole discretion, may prospectively or retroactively exempt a person from the limits described above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to the NEWCO Board such representations, covenants and undertakings as the NEWCO Board may deem appropriate in order to conclude that granting the exemption will not cause NEWCO to fail to qualify as a REIT. The NEWCO Board may not grant such an exemption to any person if such exemption would result in NEWCO failing to qualify as a REIT. The NEWCO Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the NEWCO Board, in its sole discretion, in order to determine or ensure NEWCO status as a REIT.

Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of NEWCO capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to NEWCO’s discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to NEWCO’s discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if NEWCO have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from NEWCO that shares of its capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to NEWCO’s discovery that shares of its capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of NEWCO capital stock held in the trust will be deemed to have been offered for sale to NEWCO, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date NEWCO, or its designee, accept the offer, which NEWCO may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. NEWCO will have the right to accept the offer until the trustee has sold the shares. Upon a sale to NEWCO, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of a restriction, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of shares of NEWCO capital stock, within 30 days after the end of each taxable year, is required to give NEWCO written notice, stating his or her name and address, the number of shares of each class and/or series of our stock that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must provide NEWCO with such additional information as it may request in order to determine the effect, if any, of his or her beneficial ownership on its status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder will upon demand be required to provide NEWCO with such information as we may request in order to determine its status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limit.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for NEWCO common stock or otherwise be in the best interest of the NEWCO shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for NEWCO common stock is Computershare Trust Company, N.A..

CERTAIN PROVISIONS OF MARYLAND LAW

AND THE NEWCO CHARTER AND THE NEWCO BYLAWS

The following summary of certain provisions of Maryland law and of the NEWCO Charter and NEWCO Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the NEWCO Charter and NEWCO Bylaws, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively, and to Maryland law. See “Where You Can Find Additional Information.”

NEWCO Board of Directors

Under the NEWCO Charter and NEWCO Bylaws, the number of directors of NEWCO may be established, increased or decreased only by a majority of the entire NEWCO Board but may not be fewer than the minimum number required under the MGCL (which is one) nor, unless the NEWCO Bylaws are amended, more than 15.

Removal of Directors

The NEWCO Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in the NEWCO Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Maryland law defines an interested shareholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

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an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested shareholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

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two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested shareholder becomes an interested shareholder. As permitted by the MGCL, the NEWCO Board has adopted a resolution exempting any business combination between NEWCO and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving NEWCO. As a result, any person will be able to enter into business combinations with NEWCO that may not be in the best interests of its shareholders, without compliance with the supermajority vote requirements and other provisions of the statute. However, the NEWCO Board may repeal or modify this resolution at any time in the future, in which case the applicable provisions of the MGCL will become applicable to business combinations between NEWCO and interested shareholders.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by shareholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (1) the person who has made or proposes to make the control share acquisition; (2) any officer of the corporation; or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors of the company to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The NEWCO Bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of NEWCO stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by the NEWCO Board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board be filled only by a vote of the remaining directors (whether or not they constitute a quorum) and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or

•	a majority requirement for the calling of a special meeting of shareholders.

The NEWCO Charter provides that, effective at such time as we are able to make a Subtitle 8 election, vacancies on the NEWCO Board may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the NEWCO Board to fill a vacancy will serve for the remainder of the full term of the directorship. NEWCO has not elected to be subject to any of the other provisions of Subtitle 8, including the provisions that would permit us to classify the NEWCO Board without shareholder approval. Moreover, the NEWCO Charter provides that, without the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of directors, NEWCO may not elect to be subject to any of these additional provisions of Subtitle 8. Through provisions in the NEWCO Charter and NEWCO Bylaws unrelated to Subtitle 8, NEWCO (1) vests in the NEWCO Board the exclusive power to fix the number of directors, (2) requires, unless called by its chairman, its chief executive officer, its president or the NEWCO Board, the request of shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting of shareholders and (3) provide that a director may be removed only for cause and by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors.

Amendments to the NEWCO Charter and the NEWCO Bylaws

Except as described herein and as provided in the MGCL, amendments to the NEWCO Charter must be advised by the NEWCO Board and approved by the affirmative vote of our shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The NEWCO Board is expressly authorized to amend and repeal any provision of the NEWCO Bylaws. In addition, the NEWCO Bylaws may be amended or repealed by the shareholders of NEWCO, without the approval of the NEWCO Board, by the affirmative vote of 85% of the votes entitled to be cast on the matter by shareholders entitled to vote generally in the election of directors.

Meetings of Shareholders

Under the NEWCO Bylaws and pursuant to Maryland law, annual meetings of shareholders will be held each year at a date and at the time and place determined by the NEWCO Board. Special meetings of shareholders may be called by the NEWCO Board, the chairman of the NEWCO Board, its president or its chief executive officer. Additionally, subject to the provisions of the NEWCO Bylaws, special meetings of the shareholders to act on any matter must be called by our secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, the NEWCO Bylaws. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. NEWCO’s secretary will inform the requesting shareholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting shareholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Advance Notice of Director Nominations and New Business

The NEWCO Bylaws provide that:

•

with respect to an annual meeting of shareholders, nominations of individuals for election to the NEWCO Board and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to NEWCO’s notice of the meeting;

•	by or at the direction of the NEWCO Board; or

•

by a shareholder who was a shareholder of record at the record date set by the NEWCO Board for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, the NEWCO Bylaws; and

•

with respect to special meetings of shareholders, only the business specified in NEWCO’s notice of meeting may be brought before the special meeting of shareholders, and nominations of individuals for election to the NEWCO Board may be made only:

•	by or at the direction of the NEWCO Board; or

•

provided that the special meeting has been called in accordance with the NEWCO Bylaws for the purpose of electing directors, by any shareholder who is a shareholder of record at the record date set by the NEWCO Board for the special meeting, at the time of giving of the notice required by the NEWCO Bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, the NEWCO Bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford the NEWCO Board and NEWCO shareholders the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the NEWCO Board, to inform shareholders and make recommendations regarding the nominations or other proposals. Although the NEWCO Bylaws do not give the NEWCO Board the power to disapprove timely shareholder nominations and proposals, the NEWCO Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the NEWCO Board or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and the NEWCO Charter and NEWCO Bylaws

The restrictions on ownership and transfer of NEWCO stock, the supermajority vote required to remove directors, NEWCO’s election to be subject to the provision of Subtitle 8 vesting in the NEWCO Board the exclusive power to fill vacancies on the NEWCO Board, and the advance notice provisions of the NEWCO Bylaws could delay, defer or prevent a transaction or a change of control of NEWCO. Likewise, if the NEWCO

Board were to elect to be subject to the business combination provisions of the MGCL or if the provision in the NEWCO Bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, in each instance requiring the affirmative vote of a majority of the votes cast on the matter by shareholders entitled to vote generally in the election of directors, these provisions of the MGCL could have similar anti-takeover effects.

Further, a majority of the entire NEWCO Board has the power to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock that we are authorized to issue, to classify and reclassify any unissued shares of NEWCO stock into other classes or series of stock and to authorize NEWCO to issue the newly classified shares, as discussed under the captions “Description of NEWCO Capital Stock—NEWCO Common Stock” and “—Power to Issue Additional Shares of Common Stock and Preferred Stock,” and could authorize the issuance of shares of common stock or another class or series of stock, including a class or series of preferred stock, that could have the effect of delaying, deferring or preventing a change in control of NEWCO. These actions may be taken without shareholder approval unless such approval is required by applicable law, the terms of any other class or series of NEWCO stock or the rules of any stock exchange or automated quotation system on which any of NEWCO’s stock is listed or traded. We believe that the power of the NEWCO Board to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of NEWCO common stock or preferred stock and thereafter to cause NEWCO to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.

The NEWCO Charter and NEWCO Bylaws also provide that the number of directors may be established only by the NEWCO Board, which prevents NEWCO’s shareholders from increasing the number of its directors and filling any vacancies created by such increase with their own nominees. The provisions of the NEWCO Bylaws discussed above under the captions “—Meetings of Shareholders” and “—Advance Notice of Director Nominations and New Business” require shareholders seeking to call a special meeting, nominate an individual for election as a director or propose other business at an annual or special meeting to comply with certain notice and information requirements. We believe that these provisions will help to assure the continuity and stability of NEWCO’s business strategies and policies as determined by the NEWCO Board and promote good corporate governance by providing NEWCO with clear procedures for calling special meetings, information about a shareholder proponent’s interest in NEWCO and adequate time to consider shareholder nominees and other business proposals. However, these provisions, alone or in combination, could make it more difficult for NEWCO shareholders to remove incumbent directors or fill vacancies on the NEWCO Board with their own nominees and could delay, defer or prevent a change in control, including a proxy contest or tender offer that might involve a premium price for NEWCO common shareholders or otherwise be in the best interest of NEWCO shareholders.

Exclusive Forum

The NEWCO Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on NEWCO’s behalf other than actions arising under the federal securities laws such as the Securities Act and the Exchange Act, (c) any action asserting a claim of breach of any duty owed by any of NEWCO’s directors, officers or other employees to NEWCO or to its shareholders, (d) any action asserting a claim against NEWCO or any of its directors, officers or other employees arising pursuant to any provision of the MGCL or the NEWCO Charter or NEWCO Bylaws or (e) any action asserting a claim against us or any of NEWCO’s directors, officers or other employees that is governed by the internal affairs doctrine.

COMPARISON OF YOUR RIGHTS AS A SHAREHOLDER OF CTO TO YOUR RIGHTS AS A SHAREHOLDER OF NEWCO

The summary below highlights material differences between the current rights of holders of CTO common stock under the FBCA, CTO Charter and CTO Bylaws, on the one hand, and the rights of holders of NEWCO common stock under the MGCL, NEWCO Charter and NEWCO Bylaws after the merger, on the other hand. The summary does not purport to be a complete description of the differences between the rights of CTO shareholders and the rights of NEWCO shareholders and may not contain all of the information that is important to you. We encourage you to read carefully this entire proxy statement/prospectus, the NEWCO Charter and NEWCO Bylaws, the CTO Charter and CTO Bylaws and the relevant provisions of the MGCL and FBCA for a more complete understanding of NEWCO’s capital stock and such differences.

The CTO Charter, CTO Bylaws, NEWCO Charter and NEWCO Bylaws are subject to amendment in accordance with their respective terms. Copies of the CTO Charter and CTO Bylaws are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed in “Where You Can Find Additional Information” beginning on page 173. A copy of the NEWCO Charter is attached as Annex B-1 to this proxy statement/prospectus, and a copy of the NEWCO Bylaws is attached as Annex B-2 to this proxy statement/prospectus.

General

As a holder of CTO common stock, your rights are governed by the FBCA, CTO Charter and CTO Bylaws. If the merger is completed, shareholders of CTO will become shareholders of NEWCO and your rights as a holder of shares of NEWCO common stock will be governed by the MGCL, NEWCO Charter and NEWCO Bylaws. There are several differences between Florida and Maryland law, as well as between the organizational documents of CTO and NEWCO.

The NEWCO Charter and NEWCO Bylaws will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of NEWCO by means of a tender offer, proxy contest or otherwise that might involve a premium price for holders of shares of NEWCO common stock or otherwise be in the best interest of NEWCO shareholders. See “Comparison of Your Rights as a Shareholder of CTO to Your Rights as a Shareholder of NEWCO—Certain Takeover Defense Provisions”.

Authorized Capital Stock

CTO	NEWCO
The CTO Charter authorizes CTO to issue 25,000,000 shares of common stock, par value $1.00 per share, and 50,000 shares of preferred stock, par value of $100.00 per share. The CTO Board may, without action by CTO’s shareholders, issue the preferred stock in series and fix such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, of any series of the preferred stock.	The NEWCO Charter authorizes NEWCO to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. The NEWCO Board may, without action by NEWCO’s shareholders, classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred stock of any class or series from time to time, into one or more classes or series of stock.

Amendment of Charter

CTO	NEWCO

Under the FBCA, unless the articles of incorporation provide for a greater vote, the votes cast in favor of an amendment to the articles of incorporation must exceed the votes cast against the amendment. The FBCA does not require shareholder approval for certain non-material amendments to the articles of incorporation.

The CTO Charter may be amended in the manner prescribed by the FBCA. Notwithstanding the foregoing, a vote of at least 85% of the shares then entitled to be voted on the matter is required to amend or repeal certain provisions of the CTO Charter, including the provisions relating to (i) special meetings of shareholders, (ii) the number and term of directors and appointment of officers, (iii) indemnification, (iv) certain business combinations and (v) certain amendments to the CTO Charter and CTO Bylaws.

Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by its board of directors and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter.

The NEWCO Charter provides for approval of a proposed charter amendment by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on such matter, except that the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on such matter is required to amend the provisions of the NEWCO Charter relating to the removal of directors or the vote required to amend the removal provisions. See “Comparison of Your Rights as a Shareholders of CTO to Your Rights as a Shareholder of NEWCO—Certain Takeover Defense Provisions—Removal of Directors.”

Amendment of Bylaws

CTO	NEWCO
The CTO Charter and CTO Bylaws authorize the CTO Board to amend the bylaws upon the affirmative vote of 2/3 of the directors then in office at a duly constituted meeting called expressly for that purpose and authorize the shareholders to amend the bylaws upon the affirmative vote of 85% of the votes eligible to be cast by the shareholders at a duly constituted meeting of shareholders called expressly for that purpose.	The NEWCO Bylaws provide that the NEWCO Board is expressly authorized to amend or repeal any provision of the NEWCO Bylaws. In addition, the NEWCO Bylaws may be amended or repealed by the shareholders of NEWCO, without the approval of the NEWCO Board, by the affirmative vote of 85% of the votes entitled to be cast on the matter by shareholders entitled to vote generally in the election of directors.

Special Meetings of Shareholders

CTO	NEWCO
The CTO Charter and CTO Bylaws provide that special meetings of shareholders can be called by the CTO Board or holders of not less than 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.	Under the NEWCO Bylaws, special meetings of shareholders may be called by the chairman of the NEWCO Board, chief executive officer, president or the NEWCO Board. Additionally, subject to the provisions of the NEWCO Bylaws, special meetings of the shareholders to act on any matter must be called by the secretary upon the written request of shareholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting.

Shareholder Action by Written Consent without a Meeting

CTO	NEWCO
Under the CTO Charter and CTO Bylaws, no action that requires the vote or consent of CTO’s shareholders may be taken without a meeting held upon prior notice and a vote of shareholders, except with the advance written consent of 2/3 of the full CTO Board. With such consent, any action required or permitted to be taken at any annual or special meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	Under the NEWCO Charter, any action required or permitted to be taken at any meeting of the holders of common stock entitled to vote generally in the election of directors may be taken without a meeting by the unanimous consent of those entitled to vote on the matter, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the NEWCO Bylaws.

Number of Directors

CTO	NEWCO
The CTO Charter provides that the total number of directors constituting the CTO Board shall not be more than eleven, which number may be fixed from time to time in accordance with the CTO Bylaws. The number fixed in the CTO Bylaws may be increased or decreased only by the affirmative vote of (i) the holders of at least 85% of the shares of CTO then entitled to be voted on such changes, or (ii) 2/3 of the directors then in office.	The NEWCO Charter and NEWCO Bylaws provide that the number of directors of NEWCO may be established, increased or decreased only by a majority of the entire NEWCO Board but may not be fewer than the minimum number required under the MGCL (which is one) nor more than 15.

Election of Directors

CTO	NEWCO
The CTO Bylaws provide that directors must be elected by a majority of the votes cast; provided, however, that directors will be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected.	The NEWCO Bylaws provide that directors shall be elected by a majority of the votes cast; provided, however, that directors will be elected by a plurality of the votes cast if the number of nominees is greater than the number of directors to be elected.

Certain Takeover Defense Provisions

Removal of Directors

CTO	NEWCO
The CTO Charter and CTO Bylaws provide that a director may be removed only for cause and only by the affirmative vote of 85% of all of the shareholders of CTO entitled to vote on the election of directors.	The NEWCO Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in the NEWCO Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision in the NEWCO Charter may only be amended by an affirmative vote of two-thirds of the votes entitled to cast generally in the election of directors.

Vacancies on the Board of Directors

CTO	NEWCO
The CTO Charter and CTO Bylaws provide that any vacancy occurring in the CTO Board may be filled by a majority of the directors then in office.	The NEWCO Charter provides that vacancies on the NEWCO Board may be filled only by the remaining directors (whether or not they constitute a quorum) and that a director elected by the NEWCO Board to fill a vacancy will serve for the remainder of the full term of the directorship.

Advance Notice Requirements for Director Nominations and Shareholder Proposals

CTO	NEWCO
The CTO Bylaws provide that, at an annual meeting of shareholders, only such nominations of persons for election to the CTO Board and other business to be considered by the shareholders shall be conducted as shall have been properly brought before the meeting. To be properly brought before the annual meeting, any nominations or other business must (1) be specified in the notice of meeting (or in any supplement) given by or at the direction of the CTO Board, (2) be otherwise properly brought before the meeting by or at the direction of the CTO Board or (3) be otherwise properly brought before the annual meeting by any shareholder of the corporation who (A) is a shareholder of record on both (i) the date of giving notice and (ii) the record date for the determination of shareholders entitled to vote at such annual meeting, and (B) complies with the notice procedures set forth in the CTO Bylaws. Shareholders generally must provide notice to the secretary not earlier than the 210th day and not later than the close of business on the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders.	The NEWCO Bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to the NEWCO Board and the proposal of business to be considered by shareholders at the annual meeting may be made only: (i) pursuant to the notice of the meeting; (ii) by or at the direction of the NEWCO Board; or (iii) by a shareholder who was a shareholder of record at the record date set by the NEWCO Board for the meeting, at the time of giving of the notice of the meeting and at the time of the annual meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of the NEWCO Bylaws. Shareholders generally must provide notice to the secretary not earlier than the 210th day and not later than the close of business on the 150th day prior to the first anniversary of the date of the preceding year’s annual meeting of shareholders.

CTO	NEWCO

With respect to special meetings of shareholders, only the business included in CTO’s notice of meeting shall be conducted at a special meeting of shareholders. Nominations of persons for election to the CTO Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the CTO’s notice of meeting (1) by or at the direction of the CTO Board or (2) provided that the CTO Board has determined that directors shall be elected at such meeting, by any shareholder of the corporation who (A) is a shareholder of record at the time of giving of notice provided for in the CTO Bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in the CTO Bylaws as to such nomination. In the event CTO calls a special meeting of shareholders for the purpose of electing one or more directors to the CTO Board, any such shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in CTO’s notice of meeting, if the shareholder’s notice with respect to any nomination shall be delivered to the secretary not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CTO Board to be elected at such meeting.

With respect to special meetings of shareholders, only the business specified in NEWCO’s notice of meeting may be brought before the special meeting of shareholders, and nominations of individuals for election to the NEWCO Board may be made only (1) by or at the direction of the NEWCO Board, or (2) provided that the special meeting has been called in accordance with the NEWCO Bylaws for the purpose of electing directors, by any shareholder who is a shareholder of record at the record date set by the NEWCO Board for the special meeting, at the time of giving of the notice required by the NEWCO Bylaws and at the time of the meeting (and any postponement or adjustment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in the NEWCO Bylaws.

Ownership and Transfer Restrictions

CTO	NEWCO
CTO’s organizational documents do not contain any provisions restricting ownership of shares of any outstanding class or series of CTO’s capital stock.

The NEWCO Charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of NEWCO’s capital stock.

The NEWCO Charter also prohibits any person from (i) beneficially owning shares of NEWCO’s capital stock to the extent that such beneficial ownership would result in NEWCO being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (ii) transferring shares of NEWCO’s capital stock to the extent that such transfer would result in shares of NEWCO’s capital stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning shares of NEWCO’s capital stock to the extent such beneficial or constructive ownership would cause NEWCO to constructively own 10% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary (as defined in Section 856(l) of the Code)) of NEWCO’s real property within the meaning of Section 856(d)(2)(B) of the Code or (iv) beneficially or constructively owning or transferring shares of NEWCO’s capital stock if such ownership or transfer would otherwise cause NEWCO to fail to qualify as a REIT.

See “Description of NEWCO Capital Stock—Restrictions on Ownership and Transfer.”

Business Combinations

CTO	NEWCO
FBCA Section 607.0901 provides that, unless a specified exception is met (including approval by a majority of the corporation’s disinterested directors), an interested shareholder (i.e., a person beneficially owning 10% or more of a corporation’s outstanding voting stock) and its affiliates and associates may not engage in an affiliated transaction (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the outstanding voting shares of the	Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested shareholder, or an affiliate of such an interested shareholder, are prohibited for five years after the most recent date on which the interested shareholder becomes an

CTO	NEWCO

corporation which are not owned by the interested shareholder.

CTO has opted out of this provision.

The CTO Charter provides that, in addition to any affirmative vote required by law or the CTO Charter, the affirmative vote of the holders of not less than 85% of the outstanding shares of voting stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of voting stock held by shareholders other than a “Related Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the corporation with any Related Person; provided, however, that the 85% and 67% voting requirements shall not be applicable if:

•  the continuing directors of the corporation by a 2/3 vote (i) have expressly approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

•  the Business Combination is solely between the corporation and another corporation, 100% of the voting stock of which is owned directly or indirectly by the corporation; provided, however, that the articles of incorporation of the corporation surviving or continuing after the Business Combination shall, upon and after giving effect to the Business Combination, contain provisions substantially identical with those in certain provisions of the CTO Charter; or

•  the Business Combination is a merger or consolidation and the cash or fair market value of the property, securities, or other consideration to be received per share by holders of common stock of the corporation in the Business Combination is not less than (i) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) (including any brokerage commissions, transfer taxes and soliciting dealers’ fees), paid by the Related Person in acquiring any of its holdings of the corporation’s common stock, or (ii) at the option of a majority of the continuing directors, the liquidation value per share of the interested shareholder. Maryland law defines an interested shareholder as:

•  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation).

A person is not an interested shareholder under the MGCL if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. In approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These supermajority approval requirements do not apply if,, among other conditions, the corporation’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation’s board of directors prior to the time that the interested shareholder becomes an interested shareholder. As permitted by the MGCL, the NEWCO Board has

CTO	NEWCO

corporation’s common stock on the date the Business Combination is publicly announced as determined by an independent investment banker or other independent person selected by a majority of the continuing directors.

The term “Business Combination” means (i) any merger or consolidation of the corporation or a subsidiary of the corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the corporation, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (v) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person except a pro rata issuance to all shareholders, (vi) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

The term “Related Person” means any person, or affiliate of such person, which is the beneficial owner on the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by the corporation, as authorized by the CTO Board, or immediately prior to the consummation of a Business Combination, or both, of 10% or more of the voting stock or any person, or affiliate of such person, who is an affiliate of the corporation and at any time within five years preceding the date of the aforesaid agreement was the beneficial owner of 10% or more of the then outstanding voting stock. A “Related Person” also means those persons who acquire control of a person that is the beneficial owner of 10% or more of the voting stock of the corporation.

adopted a resolution exempting any business combination between NEWCO and any other person from the provisions of this statute. Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations involving NEWCO. As a result, any person will be able to enter into business combinations with NEWCO that may not be in the best interests of its shareholders, without compliance with the supermajority vote requirements and other provisions of the statute. However, the NEWCO Board may repeal or modify this resolution at any time in the future, in which case the applicable provisions of the MGCL will become applicable to business combinations between NEWCO and interested shareholders.

Control Share Acquisitions

CTO	NEWCO

Under FBCA Section 607.0902, unless there is a provision in the articles of incorporation or bylaws electing not to be governed by this provision, “control shares” (shares that would otherwise have voting power for the election of directors in certain ranges of ownership over 20%) acquired in a control-share acquisition have the same voting rights as were accorded to the shares before such acquisition only to the extent granted by a resolution approved by the majority of all the votes entitled to be cast by each class or series of the disinterested shareholders of the issuing corporation entitled to vote on the matter, subject to certain exceptions.

CTO has opted out of this provision.

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by shareholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) the person who has made or proposes to make the control share acquisition; (ii) any officer of the corporation; or (iii) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

•  one-tenth or more but less than one-third;

•  one-third or more but less than a majority; or

•  a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and

CTO	NEWCO

limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of shareholders at which the voting rights of such shares are considered and not approved is held, as of the date of such meeting. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

The NEWCO Bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of NEWCO’s stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The NEWCO Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the NEWCO Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking, which may be unsecured, by the director or officer or on the director’s or officer’s behalf to repay the amount paid if it shall ultimately be determined that the standard of conduct has not been met.

The NEWCO Charter obligates NEWCO, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of NEWCO and at NEWCO’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The NEWCO Charter also permits NEWCO, with the approval of the NEWCO Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of NEWCO or a predecessor of NEWCO.

NEWCO maintains directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

After the merger, NEWCO intends to enter into indemnification agreements with each of its directors and executive officers that will obligate it to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements will provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, any proceeding by reason of his or her service as a director, officer, employee or agent of our company or as a director, officer, partner, member, manager, fiduciary, employee, agent or trustee of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at NEWCO’s request, NEWCO must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements will also require NEWCO to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by NEWCO of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements will also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of NEWCO.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling NEWCO pursuant to the foregoing provisions, NEWCO has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material U.S. federal income tax considerations of the merger and the material U.S. federal income tax considerations that you, as a holder of CTO common stock, may consider relevant in connection with an investment in NEWCO common stock. For U.S. federal income tax purposes, CTO prior to the merger and NEWCO subsequent to the merger are treated as same entity, which we refer to as “NEWCO” in this section. Vinson & Elkins L.L.P. has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “Tax Considerations for Holders of Our Common Stock—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies and REITs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons subject to special tax accounting rules as a result of their use of applicable financial statements within the meaning of Section 451(b)(3) of the Code; and

•	persons holding our common stock through a partnership or similar pass-through entity.

This summary assumes that shareholders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment.

The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, final, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this discussion. Future legislation, Treasury Regulations, administrative interpretations and court decisions could change the current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT.

Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Merger

The merger of CTO with and into NEWCO is intended to qualify as a tax-free reorganization under section 368(a) of the Code, and the U.S. federal income tax consequences summarized below assume that the merger will so qualify.

In connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Vinson & Elkins L.L.P., will render an opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization under section 368(a) of the Code and that each of CTO and NEWCO is a party to a reorganization within the meaning of section 368(b) of the Code. Vinson & Elkins L.L.P.’s opinion will be based upon various customary assumptions and will be conditioned upon certain representations and covenants made by our management as to factual matters related to the merger. Vinson & Elkins L.L.P.’s opinion will not be binding upon the IRS or any court and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law, which is subject to change either prospectively or retroactively.

Neither CTO nor NEWCO will recognize any gain or loss as a result of the merger. CTO shareholders will not recognize any gain or loss upon the conversion of shares of CTO common stock into NEWCO common stock in the merger, other than possibly non-U.S. shareholders (as defined below) that own or have owned in excess of 10% of CTO common stock. The initial tax basis of the NEWCO common stock received by a CTO shareholder in the merger will be equal to such shareholder’s adjusted tax basis in the shares of CTO common stock being converted in the merger. The holding period of the NEWCO common stock received by a CTO shareholder in the merger will include the shareholder’s holding period with respect to the shares of CTO common stock being converted in the merger.

If CTO is not a “domestically controlled qualified investment entity” within the meaning of the Code, then in the case of non-U.S. shareholders that own or have owned in excess of 10% of CTO common stock, it may be necessary for those persons to comply with the reporting and other requirements of the Treasury Regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period upon the conversion of shares of the CTO common stock into NEWCO common stock in the merger. If you are such a non-U.S. shareholder, you are urged to consult with your tax advisor to determine your reporting and other obligations with respect to the conversion of shares of CTO common stock into NEWCO common stock in the merger.

Taxation of the Special Distribution

The Special Distribution is intended to assist us in meeting the REIT requirement, discussed below, that we distribute to our shareholders by the end of our first REIT year (or the following January, if the distribution is declared and has a record date in October, November, or December of our first REIT year) all of our Pre-REIT Conversion Earnings and Profits. We expect that the Special Distribution will be declared in the fourth quarter of 2020 and paid in December 2020.

We intend to pay the Special Distribution in a combination of 90% NEWCO common stock and 10% cash. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. On May 4, 2020, the IRS issued Revenue Procedure 2020-19, which temporarily reduces (through the end of 2020) the minimum amount of the distribution that must be available in cash to 10%. Because we qualify as a “publicly offered REIT,” we intend to make the Special Distribution in a combination of NEWCO common stock and cash, provided we satisfy the parameters outlined in the Revenue Procedures. As a result, our shareholders may be required to pay tax in excess of the cash that they receive.

The Special Distribution will be potentially eligible for taxation to noncorporate U.S. shareholders at the maximum 20% “qualified dividend” rate to the extent that the Special Distribution is paid out of CTO’s Pre-REIT Conversion Earnings and Profits. The maximum 20% tax rate available to noncorporate U.S. shareholders for “qualified dividend income” is generally not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the shares become ex-dividend; for this purpose, we believe that CTO common stock or, after the merger, NEWCO common stock is to be treated as the same stock.

For some U.S. shareholders, the Special Distribution may be an “extraordinary dividend.” An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a shareholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date. Some noncorporate U.S. shareholders that receive an extraordinary dividend from us that is treated as a “qualified dividend” and later sell their underlying shares at a loss will recognize long-term capital loss, regardless of their holding periods in their shares, to the extent of the extraordinary dividend. Corporate U.S. shareholders should also consider the potential for basis reduction in its stock in us under Section 1059 of the Code if the Special Distribution constitutes an extraordinary dividend as to its shares of stock in us.

For non-U.S. shareholders, withholding tax at a rate of 30%, or lower if reduced by an applicable income tax treaty, may apply to the full Special Distribution. However, if withholding is applied to any portion of the Special Distribution that represents a return of capital, rather than a dividend out of our earnings and profits, the non-U.S. shareholder must nevertheless reduce its tax basis in its share in us by the amount of returned capital and may file for a refund from the IRS for the amount of withheld tax in excess of its actual tax liability.

Taxation of Our Company

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2020. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the U.S. federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In connection with the effectiveness of the registration statement of which this proxy statement/prospectus is a part, Vinson & Elkins L.L.P. will render an opinion that, commencing with our taxable year ending December 31, 2020, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our current and proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Vinson & Elkins L.L.P.’s opinion will be based upon various customary assumptions relating to our organization and operation and will be conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income and the conduct of our business operations. Vinson & Elkins L.L.P.’s opinion will not be binding upon the IRS or any court and will speak as of the date issued. In addition, Vinson & Elkins L.L.P.’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of ownership of our stock and the percentage of our earnings that we distribute. Vinson & Elkins L.L.P. will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Vinson & Elkins L.L.P.’s opinion will not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally applies to distributions by a corporation to its shareholders. However, even if we qualify as a REIT, we will be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on any taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest U.S. federal corporate income tax rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If, during a calendar year, we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis.

•

If we fail to satisfy any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote or the 10% value test, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a schedule with the IRS describing each asset that caused such failure and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 21%) on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We will pay tax at the highest applicable regular corporate income tax rate (currently 21%) if we recognize gain on the sale or disposition of any asset we held on January 1, 2020 (the first day of our first REIT taxable year) during the five-year period after such date. In addition, if we acquire any asset from an entity treated as a C corporation (i.e., a corporation that generally is subject to full corporate-level tax) in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to such entity’s basis in the asset or to another asset, we will pay tax at the highest applicable regular U.S. federal corporate income tax rate if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are treated as C corporations, including our TRSs, we may form in the future, will be subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, our TRSs will be subject to U.S. federal, state and local corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

9.	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws.

10.	It has not been a party to a spin-off transaction that is tax-deferred under section 355 of the Code during the applicable period.

We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2021 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

The NEWCO Charter includes restrictions regarding the transfer and ownership of shares of our outstanding capital stock (see “Description of NEWCO Capital Stock—Restrictions on Ownership and Transfer”). We believe that we have sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6 above. The restrictions in the NEWCO Charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such stock ownership requirements. If we fail to satisfy these stock ownership requirements, we may fail to qualify as a REIT.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner for U.S. federal income tax purposes, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners for U.S. federal income tax purposes is generally treated as a partnership for U.S. federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% vote or value test (see “—Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

We intend that any subsidiary partnerships and limited liability companies in which we invest will operate in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were able to qualify for a statutory REIT “savings” provisions, which could require us to pay a significant penalty tax to maintain our REIT qualification.

Taxable REIT Subsidiaries. A REIT may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS.

We will not be treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us will be an asset in our hands, and we will treat the distributions paid to us from such TRS, if any, as income to the extent of the TRS’s earning and profits. This treatment may affect our compliance with the gross income and asset tests. Because we will not include the assets and gross income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake activities, such as earning fee income, that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

Several provisions of the Code regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, deductions are disallowed for business interest expense (even if paid to third parties) in excess of the sum of a taxpayer’s business interest income and 30% (adjusted, in the absence of an election otherwise, to 50% for the 2020 taxable year under the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”)) of the adjusted taxable income of the business, which is its taxable income computed without regard to business interest income or expense, net operating losses or the pass-through income deduction (and for taxable years before 2022, excludes depreciation and amortization). Such limitations may also impact the amount of U.S. federal income tax paid by our TRSs. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT, such as intercompany loans, or the REIT’s tenants that are not conducted on an arm’s length basis. We intend to scrutinize all of our transactions with our TRSs and to conduct such transactions on an arm’s-length basis; however, we cannot assure you that we will be successful in avoiding this excise tax.

Rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Gross Income Tests—Rents from Real Property.” If we lease space to a TRS in the future, we will seek to comply with these requirements.

Gross Income Tests

We must satisfy two gross income tests annually to qualify as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets, other than

•	property held primarily for sale to customers in the ordinary course of business, and

•	debt instruments issued by a “publicly offered REIT”, unless the debt instrument is secured by real property or an interest in real property;

•	income derived from the operation, and gain from the sale, of foreclosure property;

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amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements to make loans secured by mortgages or real property or interest in real property or to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business are excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests (see “—Hedging Transactions”). In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests (see “—Foreign Currency Gain”). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. “Rents from real property” is qualifying income for both the 75% and 95% gross income tests. Rents will qualify as “rents from real property” only if each of the following conditions is met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

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Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. The allocation of rent between real and personal property is based on the relative fair market values of the real and personal property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and non-customary services to our tenants without tainting our rental income from the related properties.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for TRSs or (3) we furnish non-customary services to tenants of the property in excess of the 1% threshold, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.”

We do not anticipate leasing significant amounts of personal property pursuant to our leases. Moreover, we do not intend to perform any services other than customary ones for our tenants, unless such services are provided through independent contractors from whom we do not receive or derive income or a TRS. Accordingly, we anticipate that our leases will generally produce rent that qualifies as “rents from real property” for purposes of the 75% and 95% gross income tests.

In addition to the rent, the tenants may be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties such charges generally will qualify as “rents from real property.” To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

In addition, as described above, we may own up to 100% of the stock of one or more TRSs. Under an exception to the related-party tenant rule described above, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) at least 90% of the leased space at the property is leased to persons other than TRSs and related-party tenants and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled TRS”) will not be treated as

“rents from real property.” If in the future we receive rent from a TRS, we will seek to comply with this exception.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We have invested in, and expect to continue to invest in, mortgage debt and mezzanine loans. Interest on debt secured by a mortgage on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Other than to the extent described below, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan (or, if there has been a “significant modification” to the loan since its origination or acquisition by the REIT, then as of the date of that “significant modification”), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income attributable to the portion of the principal amount of the loan that is not secured by real property, that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. However, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining the interest on such loan is qualifying income for purposes of the 75% gross income test.

Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that mezzanine loans may not meet all of the requirements for reliance on this safe harbor. We intend to invest in mortgage debt and mezzanine loans in a manner that will enable us to continue to satisfy the gross income tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our properties not held by a TRS will be held primarily for sale to customers and that a sale of any of our properties will not be in the ordinary course of our business. Whether a REIT holds a property “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. A safe harbor to the characterization of the sale of property that is a real estate asset by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

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either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (4) (i) the aggregate adjusted bases of all such property sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by adjusted bases) in the current and two prior years did not exceed 10% or (5) (i) the aggregate fair market value of all such property sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (ii) the average annual percentage of properties sold by the REIT compared to all the REIT’s properties (measured by fair market value) in the current and two prior years did not exceed 10%;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

We will attempt to comply with the terms of the safe-harbor provisions in the U.S. federal income tax laws prescribing when a property sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS, although such income will be taxed to the TRS at regular U.S. federal corporate income tax rates.

Fee Income. Fee income generally will not be qualifying income for purposes of the 75% and 95% gross income tests. Any fees earned by a TRS will not be included for purposes of the gross income tests, but will be subject to U.S. federal corporate income tax, as described above. In addition, we will be subject to a 100% excise tax on any fees earned by a TRS for services provided to us if such fees were pursuant to an agreement determined by the IRS to be not on an arm’s-length basis.

Foreclosure Property. We will be subject to tax at the maximum U.S. federal corporate income tax rate (currently 21%) on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or when default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income or a TRS.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the indemnification requirements discussed below. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made, or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain) and (3) any transaction entered into to “offset” transactions described in (1) or (2) if a portion of the hedged indebtedness is extinguished or the related property disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Foreign Currency Gain. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions are generally available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and money market funds and, in certain circumstances, foreign currencies;

•	government securities;

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interests in real property, including leaseholds, options to acquire real property and leaseholds and personal property, to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as “rents from real property”;

•	interests in mortgage loans secured by real property;

•	shares in other REITs and debt instruments issued by “publicly offered REITs”; and

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investments in shares or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities (other than a TRS) may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer’s outstanding securities or 10% of the value of any one issuer’s outstanding securities, or the 10% vote test and the 10% value test, respectively.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs, other non-TRS taxable subsidiaries, and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by “publicly offered REITs” to the extent not secured by real property or interests in real property.

For purposes of the 5% asset test, the 10% vote and the 10% value test, the term “securities” does not include shares in another REIT, debt of “publicly offered REITs”, equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT (other than a “publicly offered REIT”), except that for purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into equity and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

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Any debt instrument issued by an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we have invested in, and expect to continue to invest in, mortgage debt and mezzanine loans. We expect that investments in mortgage loans will generally be treated as real estate assets. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, our mezzanine loans may not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus, no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. We intend to invest in mortgage debt and mezzanine loans in a manner that will enable us to continue to satisfy the asset income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test, the 10% vote test or the 10% value test described above at the end of any quarter of each taxable year, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of the value of our assets or $10 million) and (2) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (1) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a schedule with the IRS describing each asset that caused the failure and (3) pay a tax equal to the greater of $50,000 or 21% of the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (1) we declare the distribution before we timely file our U.S. federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect in our tax return to have a specified dollar amount of such distribution treated as if paid during the prior year or (2) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (1) are taxable to the shareholders in the year in which paid, and the distributions in clause (2) are treated as paid on December 31st of the prior taxable year to the extent of our earnings and profits. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

Further, to the extent we are not a “publicly offered REIT,” in order for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the REIT-level tax deduction, such distributions must not be “preferential dividends.” A dividend is not a preferential dividend if that distribution is (1) pro rata among all outstanding shares within a particular class and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents. However, the preferential dividend rule does not apply to “publicly offered REITs.” We believe that we qualify as a “publicly offered REIT.”

We will pay U.S. federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income (ordinary and capital gain) from all prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid U.S. federal corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Additionally, we generally will be required to recognize certain amounts as income no later than the time such amounts are reflected on certain financial statements.

In addition, a taxpayer’s net interest expense deduction may be limited to 30% (adjusted, in the absence of an election otherwise, to 50% for non-partnership entities for their 2019 and 2020 taxable years and for partnerships for the 2020 taxable year under the CARES Act) of the sum of adjusted taxable income, business interest and certain other amounts. Adjusted taxable income does not include items of income or expense not allocable to a trade or business, business interest or expense, the deduction for qualified business income, net operating losses, and for years prior to 2022, deductions for depreciation, amortization or depletion. Under the CARES Act, a taxpayer may elect to use its adjusted taxable income from its 2019 taxable year for purposes of calculating its limitation for its 2020 taxable year. Disallowed interest expense is carried forward indefinitely (subject to special rules for partnerships).

A “real property trade or business” may elect out of this interest limit so long as it uses a 40-year recovery period for nonresidential real property, a 30-year recovery period for residential real property and a 20-year recovery period for related improvements. For this purpose, a real property trade or business is any real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operating, management, leasing or brokerage trade or business. We believe this definition encompasses our business and thus will allow us the option of electing out of the limits on interest deductibility should we determine it is prudent to do so. Any of our TRSs which have borrowed either from us or third parties, however, may be negatively impacted.

As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid U.S. federal corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our stock or debt securities.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by “publicly offered REITs.” Pursuant to Revenue Procedure 2017-45 the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. On May 4, 2020, the IRS issued Revenue Procedure 2020-19, which temporarily reduces (through the end of 2020) the minimum amount of the distribution that must be available in cash to 10%. Because we believe we are a “publicly offered REIT,” we may pay dividends in a combination of our stock and cash and we intend to pay the Special Distribution in a combination of our stock and cash. In connection with such a dividend, our shareholders may be required to pay tax in excess of the cash that they receive.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Earnings and Profits Distribution Requirement

In addition to the annual distribution requirement described above, a REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first REIT taxable year (or the following January, if the distribution is declared and has a record date in October, November, or December of the first REIT year) in which it has non-REIT earnings and profits to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a “deficiency dividend” to our shareholders and interest to the IRS to distribute any remaining earnings and profits. If we failed to make a deficiency dividend in those circumstances, we would fail to qualify as a REIT.

In order to ensure that we comply with the requirement that we distribute our Pre-REIT Conversion Earnings and Profits, we plan to make the Special Distribution to our shareholders. We expect to pay the Special Distribution in a combination of cash and our common stock, with each shareholder being permitted to elect to receive the shareholder’s entire entitlement under the Special Distribution in either cash or common stock, subject to the cash limitation described below.

The total amount of cash payable in the Special Distribution will be subject to a limit based on the aggregate amount of the Special Distribution. The cash limitation will in no event be less than 10% of the aggregate amount of the Special Distribution (without regard to any cash that may be paid in lieu of fractional shares). If the total amount of cash elected by our shareholders exceeds the cash limitation, then, in general, the available cash will be prorated among those shareholders that elected to receive cash.

We currently expect that the aggregate amount of the Special Distribution will be between approximately $46 million and $54 million. A U.S. shareholder will be required to report dividend income as a result of the Special Distribution even if such shareholder receives no cash or only nominal amounts of cash in the distribution. See “—Taxation of Taxable U.S. Shareholders—Distributions.”

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to U.S. federal income tax on our taxable income at regular U.S. federal corporate income tax rates, plus potential penalties and/or interest. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to shareholders generally would be taxable as ordinary dividend income. Subject to certain limitations of the U.S. federal income tax laws, corporate shareholders may be eligible for the dividends received deduction and non-corporate U.S. shareholders may be eligible for the reduced U.S. federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether we would qualify for such statutory relief in all circumstances.

Taxation of Taxable U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of U.S. shareholders and is for general information only. We urge you to consult your tax advisors to determine the impact of U.S. federal, state and local income tax laws on the purchase, ownership and disposition of our common stock.

As used herein, the term “U.S. shareholder” means a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a court is able to exercise primary supervision over the administration of such trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Distributions

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends, if any, and then to our common stock dividends. Individuals, trusts and estates generally may deduct 20% of the “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as “qualified dividend income,” which in each case are already eligible for capital gain tax rates) they receive. The deduction for qualified REIT dividends is not subject to the wage and property basis limits that apply to other types of “qualified business income.” However, to qualify for this deduction, the U.S. shareholder receiving such dividends must hold the dividend-paying REIT stock for at least 46 days (taking into account certain special holding period rules) of the 91-day period beginning 45 days before the stock becomes ex-dividend and cannot be under an obligation to make related payments with respect to a position in substantially similar or related property. The 20% deduction for qualified REIT dividends results in a maximum 29.6% U.S. federal income tax rate on REIT dividends, not including the 3.8% Medicare tax, discussed below. Without further legislation, this deduction will sunset after 2025.

A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. Additionally, because we are not generally subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 20% U.S. federal income tax rate on “qualified dividend income” (generally, dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. shareholders that are taxed at individual rates). As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income, reduced by the 20% deduction described above. The maximum income tax rate for qualified dividend income received by U.S. shareholders taxed at individual rates is currently 20%, plus the 3.8% Medicare tax on net investment income, if applicable. By contrast, the maximum U.S. federal income tax rates on ordinary income and ordinary REIT dividend income are currently 37% and 29.6%, respectively, plus the 3.8% Medicare tax on net investment income, if applicable.

However, the 20% U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid U.S. federal corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on dividends received from us. U.S. shareholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our common stock.

A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to how long the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% U.S. federal income tax rate distributions (see “—Capital Gains and Losses”).

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, the distribution will reduce the U.S. shareholder’s adjusted basis in such stock. If a U.S. shareholder receives a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her stock, the U.S. shareholder will recognize the distribution as long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year to the extent of our earnings and profits, provided that we actually pay the distribution during January of the following calendar year.

U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the U.S. shareholder is a limited partner, against such income or gain. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary dividend income, qualified REIT dividends, capital gain distributions and return of capital.

Taxation of U.S. Shareholders on the Disposition of Common Stock

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of any net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases substantially identical stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal U.S. federal individual income tax rate currently is 37%. The maximum U.S. federal income tax rate on long-term capital gain applicable to U.S. taxpayers taxed at individual rates is 20%. The maximum U.S. federal income tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

Individuals, trusts and estates whose income exceeds certain thresholds are also subject to an additional 3.8% Medicare tax on gain from the sale of our common stock. U.S. shareholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable at a 20% or 25% rate to our U.S. shareholders taxed at individual rates. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of

$3,000 ($1,500 for married individuals filing separate returns). A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary U.S. federal corporate income tax rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

FATCA Withholding

Under the Foreign Account Tax Compliance Act (“FATCA”), a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain U.S. shareholders who own our common stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Tax-Exempt Shareholders

This section is a summary of rules governing the U.S. federal income taxation of U.S. shareholders that are tax-exempt entities and is for general information only. We urge tax-exempt shareholders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the purchase, ownership and disposition of our common stock, including any reporting requirements.

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance (or be deemed to finance) its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Shareholders

This section is a summary of the rules governing the U.S. federal income taxation of non-U.S. shareholders. As used herein, the term ”non-U.S. shareholder” means a beneficial owner of our common stock that is not a

U.S. shareholder, a partnership (or entity treated as a partnership for U.S. federal income tax purposes) or a tax-exempt shareholder. The rules governing U.S. federal income taxation of non-U.S. shareholders are complex, and this summary is for general information only. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of U.S. federal, state and local income tax laws on the purchase, ownership and disposition of our common stock, including any reporting requirements.

Distributions

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of a “United States Real Property Interest” (“USRPI”), as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax.

However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to a 30% branch profits tax with respect to that distribution. The branch profits tax may be reduced by an applicable tax treaty. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder provides us with an IRS Form W-8BEN or W-8BEN-E, as applicable, evidencing eligibility for that reduced rate;

•	the non-U.S. shareholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected with the conduct of a U.S. trade or business; or

•	the distribution is treated as attributable to a sale of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) (discussed below).

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the non-U.S. shareholder’s adjusted basis in such stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. We must withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, by filing a U.S. tax return, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exceptions discussed below for (1) distributions on a class of stock that is regularly traded on an established securities market to a less-than-10% holder of such stock and (2) distributions to “qualified shareholders” and a “qualified foreign pension funds,” a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal U.S. federal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution or the non-U.S. shareholder was treated as a “qualified shareholder” and “qualified foreign pension fund.” In such a case, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We believe that our common stock is regularly traded on an established securities market in the United States. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of USRPIs will be subject to tax under FIRPTA, as described above. In that case, we must withhold 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

Moreover, if a non-U.S. shareholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis.

Qualified Shareholders. Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on our distributions, non-United States persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of our common stock, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding. REIT distributions received by a “qualified shareholder” that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

A “qualified shareholder” is a foreign person that either (1) is eligible for the benefits of a comprehensive income tax treaty that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units that represents more than 50% of the value of all of the partnership’s units and is regularly traded on the NYSE or NASDAQ markets, (2) is a “qualified collective investment vehicle” (as defined below) and (3) maintains records of the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more the class of interests or units (as applicable) described in (1), above.

A “qualified collective investment vehicle” is a foreign person that (1) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity owns more than 10% of the stock of the REIT, (2) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership and would be treated as a “United States Real Property Holding Corporation” (a “USRPHC”), under FIRPTA if it were a domestic corporation or (3) is designated as such by the Secretary of the Treasury and is either (a) “fiscally transparent” within the meaning of Section 894 of the Code or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds. Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by one or more “qualified foreign pension funds” who holds our common stock directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax as income effectively connected with the conduct of a U.S. trade or business and thus will not be subject to FIRPTA withholding as described above. REIT distributions received by a “qualified foreign pension fund” that are exempt from FIRPTA withholding may still be subject to regular U.S. federal withholding tax.

A “qualified foreign pension fund” is any trust, corporation or other organization or arrangement (1) which is created or organized under the laws of a country other than the United States or a political subdivision thereof, (2) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (3) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, taking in account certain attribution rules, (4) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax or other governmental authorities in the country in which it is established or operates and (5) with respect to which, under the laws of the country in which it is established or operates, and subject to a de minimis exception, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed a reduced rate.

FATCA. Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Dispositions

Subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock if we are a USRPHC during a specified testing period. If at least 50% of a REIT’s assets are USRPIs, then the REIT will be a USRPHC. We anticipate that we will be a USRPHC based on our investment strategy. However, even if we are a USRPHC, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.”

A “domestically controlled qualified investment entity” includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met.

If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to a non-U.S. shareholder’s disposition of such stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells such stock. Under this additional exception, the gain from such a sale by a non-U.S. shareholder will not be subject to tax under FIRPTA if (1) our common stock is treated as being regularly traded on an established securities market under applicable Treasury Regulations and (2) the non-U.S. shareholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period. As noted above, we believe that our common stock is regularly traded on an established securities market.

In addition, a sale of our common stock by a “qualified shareholder” or a “qualified foreign pension fund” who holds our common stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA. However, while a “qualified shareholder” will not be subject to FIRPTA withholding on a sale of our common stock, non-United States persons who hold interests in the “qualified shareholder” (other than interests solely as a creditor) and hold more than 10% of our common stock, either through the “qualified shareholder” or otherwise, will still be subject to FIRPTA withholding.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, distributions that are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a non-U.S. shareholder treated as a corporation (under U.S. federal income tax principles) that is not otherwise entitled to treaty exemption. Finally, if we are not a domestically controlled qualified investment entity at the time our common stock is sold and the non-U.S. shareholder does not qualify for the exemptions described in the preceding paragraph, under FIRPTA the purchaser of our common stock also may be required to withhold 15% of the purchase price and remit this amount to the IRS on behalf of the selling non-U.S. shareholder.

With respect to individual non-U.S. shareholders, even if not subject to FIRPTA, capital gains recognized from the sale of our common stock will be taxable to such non-U.S. shareholder if he or she is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and some other conditions apply, in which case the non-resident alien individual may be subject to a U.S. federal income tax on his or her U.S. source capital gain.

Information Reporting Requirements and Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 24% with respect to distributions unless the shareholder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the United States by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the United States unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. shareholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a United States person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. Prospective shareholders are urged to consult with their tax advisors regarding the effect of potential changes to the U.S. federal tax laws on an investment in our common stock.

State and Local Taxes

We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment may differ from the U.S. federal income tax treatment described above. Consequently, prospective shareholders should consult their tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

LEGAL MATTERS

The validity of the NEWCO common stock to be issued to CTO shareholders pursuant to the merger will be passed upon by Pillsbury Winthrop Shaw Pittman LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion Vinson & Elkins L.L.P.

EXPERTS

The balance sheet of CTO NEWCO REIT, Inc. included in this proxy statement/prospectus has been so included in reliance upon the report of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of CTO Realty Growth, Inc. incorporated by reference in this proxy statement/prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called Perimeter Place incorporated by reference in this proxy statement/prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited historical summary of revenues and direct costs of revenues of the multi-tenant commercial retail property called the Strand incorporated by reference in this proxy statement/prospectus have been so incorporated by reference in reliance upon the reports of Grant Thornton, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

PROPOSALS OF SHAREHOLDERS

In accordance with Rule 14a-8 under the Exchange Act, shareholder proposals intended to be presented at the annual meeting to be held in 2021 must be received by us no later than November 12, 2020 for inclusion in the 2021 proxy materials. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered at our 2021 annual meeting, the proposal must contain the information required by the CTO Bylaws and be received by us in accordance with the CTO Bylaws. Pursuant to the CTO Bylaws, shareholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted not later than November 25, 2020 and not earlier than September 26, 2020; provided, however, in the event that the date of the 2021 annual meeting is advanced more than 30 days prior to or delayed more than 60 days after April 29, 2021, in order for a proposal by a shareholder to be timely, such proposal must be delivered not earlier than the 120th day prior to the date of the 2021 annual meeting and not later than the close of business, on the later of (1) the 90th day prior to the date of the 2021 annual meeting or (2) if the first public announcement of the 2021 annual meeting is less than one hundred days prior to the 2021 annual meeting date, the tenth day following the date on which public announcement of the date of the 2021 annual meeting of shareholders is first made.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

NEWCO filed a registration statement on Form S-4 to register with the SEC the shares of NEWCO common stock that CTO shareholders will receive in connection with the merger if the merger is completed. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of NEWCO and a proxy statement of CTO for the special meeting.

This proxy statement/prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this proxy statement/prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s website, as described below.

CTO files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC’s website is included in this proxy statement/prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this proxy statement/prospectus and should not be considered to be part of this proxy statement/prospectus, except as expressly described herein. General information about CTO, including CTO’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through CTO’s website at https://ctorealtygrowth.com/ as soon as reasonably practicable after CTO files them with, or furnishes them to, the SEC. CTO’s website is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on CTO’s website is not incorporated into this proxy statement/prospectus or CTO’s other securities filings and should not be considered to be part of this proxy statement/prospectus or such other filings.

The SEC allows us to “incorporate by reference” into this proxy statement/prospectus information we file with the SEC, which means that we can disclose important information to you by referring you specifically to those documents. The information incorporated by reference is deemed to be part of this proxy statement/prospectus except for any information superseded by information in this proxy statement/prospectus or in any document subsequently filed with the SEC that is also incorporated by reference. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

•	CTO’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020;

•	CTO’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 11, 2020 and August 7, 2020, respectively;

•

CTO’s definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2020 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019);

•

CTO’s Current Reports on Form 8-K filed with the SEC on January 30, 2020 (with respect to Item 2.01), February 6, 2020, February  19, 2020, February  27, 2020 (with respect to Item 2.01), May  4, 2020, July  2, 2020 (with respect to Item 5.02), August  3, 2020, September 3, 2020 and September 9, 2020;

•	CTO’s Current Reports on Form 8-K/A filed with the SEC on February 21, 2020, April 9, 2020 and May 7, 2020; and

•

the description of CTO’s common stock contained in CTO’s Registration Statement on Form 8-B, filed with the SEC on July 1, 1993, and any subsequent amendments and reports filed to update such description.

In addition, all documents filed by CTO or NEWCO under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus and prior to the date of the special meeting shall also be deemed to be incorporated by reference into this proxy statement/prospectus. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (other than the portions of those documents furnished and not deemed to be filed), as well as proxy statements.

Following the merger described in this proxy statement/prospectus, NEWCO will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act.

You can obtain copies of any documents incorporated by reference into this proxy statement/prospectus, at no cost, upon your written or oral request to us at the following address or telephone number:

CTO Realty Growth, Inc.

1140 N. Williamson Blvd., Suite 140

Daytona Beach, Florida 32114

Telephone: (386) 274-2202

Attention: Investor Relations

You also may obtain copies of any documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the proxy solicitor for the merger at the following address and telephone number:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Telephone: 1 (800) 676-0098

Exhibits to such documents will not be sent, unless those exhibits have been specifically incorporated by reference into this proxy statement/prospectus.

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than October 30, 2020.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part to vote on the proposals. No one has been authorized to provide you with additional or different information.

This proxy statement/prospectus is dated October 19, 2020. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than this date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of NEWCO common stock in the merger implies that information is accurate as of any other date. We are not making an offer to exchange or sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any jurisdiction where it is unlawful to do so.

Annex A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 3, 2020, by and between CTO Realty Growth, Inc., a Florida corporation (“CTO”), and CTO NEWCO REIT, Inc., a Maryland corporation (“NEWCO” and, together with CTO, the “Parties” and each a “Party”).

RECITALS

WHEREAS, CTO has adopted an overall plan (the “REIT Conversion”) to restructure its business operations so that it can elect and will qualify for U.S. federal income tax purposes as a “real estate investment trust” (“REIT”) commencing with its taxable year ending December 31, 2020;

WHEREAS, the REIT Conversion contemplates, among other things, the merger of CTO with and into NEWCO pursuant to this Agreement;

WHEREAS, as a result of the Merger (as defined in Section 1.1), NEWCO will be renamed “CTO Realty Growth, Inc.” and will succeed to and continue to operate the existing business of CTO;

WHEREAS, for U.S. federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of CTO and the Board of Directors of NEWCO each has determined that the Merger and this Agreement are advisable and in the best interests of each such corporation and its shareholders and each has approved this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement and directed that this Agreement be submitted to a vote of their respective shareholders.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME; EFFECTS OF MERGER

Section 1.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time, CTO shall be merged with and into NEWCO (the “Merger”). As a result of the Merger, the separate corporate existence of CTO shall cease, and NEWCO shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger will have the effects provided in this Agreement as specified in the MGCL and the FBCA, as applicable.

Section 1.2    The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at such time, date and place as the Parties may agree but in no event prior to the satisfaction or waiver, where permitted, of the conditions set forth in Section 3.1. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3    Effective Time. The Parties shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date articles of merger for the Merger with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) and articles of merger for the Merger with the Department of State of the State of Florida (the “DOS”) (as applicable, the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and the FBCA, respectively. The Merger

Annex A-1

shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT and the DOS or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (not to exceed 30 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4    Articles of Amendment and Restatement and Amended and Restated Bylaws of the Surviving Corporation.

(a)    The articles of amendment and restatement of NEWCO, as in effect immediately prior to the Effective Time, shall be the articles of amendment and restatement of the Surviving Corporation, except that Article II shall be amended to read as follows:

“ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

CTO Realty Growth, Inc.”

(b)    The amended and restated bylaws of NEWCO, as in effect immediately prior to the Effective Time, shall be the amended and restated bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed, except that the name of the corporation therein shall be amended to “CTO Realty Growth, Inc.”

Section 1.5    Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of CTO serving as directors or officers of CTO immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

Section 1.6    Tax Consequences. It is intended, for U.S. federal income tax purposes, that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of CTO, NEWCO or the shareholders of such corporations, the following shall occur:

(a)    The outstanding shares of common stock, par value $1.00 per share, of CTO (“CTO Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the same number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”).

(b)    All shares of CTO Common Stock shall no longer be outstanding and shall be canceled and shall cease to exist. At the Effective Time, each certificate (“Certificate”) formerly representing shares of CTO Common Stock shall thereafter only represent the right to receive (i) the consideration payable in respect of such shares under Section 2.1(a) and (ii) an amount equal to any dividend or other distribution pursuant to Section 2.4(c).

(c)    Each share of CTO Common Stock held in CTO’s treasury at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

Annex A-2

(d)    Each share of common stock, par value $0.01 per share, of NEWCO issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of NEWCO or the holder of such shares, cease to be outstanding, shall be canceled without payment of any consideration therefor and shall cease to exist.

Section 2.2    Dividends Declared Prior to the Effective Time. CTO’s obligations with respect to any dividends or other distributions to the shareholders of CTO that have been declared by CTO but not paid prior to the Effective Time will be assumed by the Surviving Corporation in accordance with the terms thereof.

Section 2.3    CTO Stock Plan. At the Effective Time, the rights and obligations of CTO under the Consolidated-Tomoka Land Co. Second Amended and Restated 2010 Equity Incentive Plan (including all amendments or modifications, the “Plan”) and related and other agreements will be assumed by the Surviving Corporation in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of CTO Common Stock on the terms and conditions of the Plan and such agreements will be converted into rights to acquire shares of Surviving Corporation Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of the Plan and related other agreements. The number of shares available for grant under the Plan is set forth in Schedule 2.3.

Section 2.4    Exchange of Certificates.

(a)    As of the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with Computershare Trust Company, N.A., the transfer agent and registrar for the shares of Surviving Corporation Common Stock and the exchange agent for purposes of the Merger (the “Exchange Agent”), for the benefit of the holders of Certificates, shares of Surviving Corporation Common Stock, in an amount sufficient to effect the exchange of all Certificates for shares of Surviving Corporation Common Stock pursuant to Section 2.1(a). In addition, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of Certificates as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.4(c).

(b)    As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Certificate so surrendered shall forthwith be cancelled, and the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate evidencing the number of shares of Surviving Corporation Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II and (B) the payment of any dividends and other distributions that such holder has the right to receive pursuant to Section 2.4(c). No interest shall be paid or accrued on any Merger consideration or on unpaid dividends and distributions payable to holders of Certificates. In the event of a surrender of a Certificate representing shares of CTO Common Stock in exchange for a certificate evidencing shares of Surviving Corporation Common Stock in the name of a person other than the person in whose name such shares of CTO Common Stock are registered, a certificate evidencing the proper number of shares of Surviving Corporation Common Stock may be issued to such a transferee if the Certificate evidencing such securities is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or the Surviving Corporation to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

(c)    No dividends or other distributions declared by the Surviving Corporation in respect of Surviving Corporation Common Stock, the record date for which is at or after the Effective Time, shall be paid by the

Annex A-3

Exchange Agent to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, the Exchange Agent shall release to the holder of the certificates representing whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the previously reserved amount equal to the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Surviving Corporation Common Stock that had been held by the Exchange Agent for the benefit of such holder, and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Surviving Corporation Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d)    At and after the Effective Time, there shall be no transfers on the stock transfer books of CTO of shares of CTO Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Surviving Corporation Common Stock in accordance with the procedures set forth in this Article II.

(e)    Any former shareholders of CTO who have not complied with this Article II within one year after the Effective Time shall thereafter look only to the Surviving Corporation for release of (A) their previously reserved shares of Surviving Corporation Common Stock deliverable in respect of each share of CTO Common Stock such shareholder holds as determined pursuant to this Agreement and (B) any dividends or other distributions paid on such shares for the benefit of such shareholders, without any interest thereon.

(f)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Surviving Corporation Common Stock deliverable in respect thereof pursuant to this Agreement.

(g)    None of CTO, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares or securities of CTO for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

Section 3.1    Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent not prohibited by law), of the following conditions at or prior to the Closing Date:

(a)    This Agreement shall have been duly adopted by the requisite vote of the shareholders of CTO and NEWCO.

(b)    CTO’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that impact the Surviving Corporation’s qualification as a REIT for U.S. federal income tax purposes commencing with the Surviving Corporation’s taxable year ending December 31, 2020 have occurred or are reasonably likely to occur.

(c)    CTO shall have received from its tax counsel an opinion to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and that each of CTO and NEWCO is a party to a reorganization within the meaning of Section 368(b) of the Code.

Annex A-4

(d)    The directors of NEWCO shall be the directors of CTO immediately prior to the Closing.

(e)    The shares of Surviving Corporation Common Stock issuable to shareholders of CTO pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)    The Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission by NEWCO in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding seeking a stop order.

(g)    CTO’s Board of Directors shall have determined, in its sole discretion, that no legislation, or proposed legislation with a reasonable possibility of being enacted, would have the effect of substantially (i) impairing the ability of the Surviving Corporation to qualify as a REIT, (ii) increasing the federal tax liabilities of CTO or the Surviving Corporation resulting from the REIT Conversion, or (iii) reducing the expected benefits to the Surviving Corporation resulting from the REIT Conversion.

(h)    CTO shall have received all governmental approvals and third party consents required to be obtained by CTO or its subsidiaries in connection with the Merger and the transactions constituting the REIT Conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to materially and adversely affect the business, financial condition or results of operations of the Surviving Corporation and its subsidiaries taken as a whole.

ARTICLE IV

DEFERRAL AND TERMINATION

Section 4.1    Deferral. Consummation of the Merger may be deferred by the Board of Directors of CTO or any authorized officer of CTO following the special meeting of the shareholders of CTO if said Board of Directors or authorized officer determines that such deferral would be advisable and in the best interests of CTO and its shareholders.

Section 4.2    Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the shareholders of CTO, by either (i) the mutual written consent of the Board of Directors of CTO and the Board of Directors of NEWCO or (ii) the Board of Directors of CTO in its sole discretion.

Section 4.3    Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no Party (or any of its affiliates, directors, partners, officers or shareholders) shall have any liability or further obligation to the other Party.

ARTICLE V

GENERAL PROVISIONS

Section 5.1    Further Assurances. Each of CTO and NEWCO shall use its best efforts to take all such actions as may be necessary or appropriate to effectuate the Merger under the MGCL and the FBCA, as applicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Surviving Corporation or CTO, NEWCO, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of the Surviving Corporation or CTO, of all such deeds, bills of sale, assignments and assurances.

Annex A-5

Section 5.2    No Appraisal Rights. The holders of shares of CTO Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger or REIT Conversion.

Section 5.3    Entire Agreement. This Agreement, the Schedule hereto, and any documents delivered by the Parties in connection herewith constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either Party unless made in writing and signed by both Parties.

Section 5.4    Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the shareholders of CTO, but after such shareholder adoption, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of both of the Parties.

Section 5.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

Section 5.6    Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by both of the Parties.

Section 5.7    Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 5.8    Incorporation. All Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 5.9    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 5.10    Waiver of Conditions. The conditions to each of the Party’s obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable law.

Section 5.11    No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

[Signature Page Follows]

Annex A-6

IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

CTO REALTY GROWTH, INC., a Florida corporation

By:	/s/ Daniel E. Smith

Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

CTO NEWCO REIT, INC., a Maryland corporation

By:	/s/ Daniel E. Smith

Name:	Daniel E. Smith
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Annex A-7

Annex B-1

CTO NEWCO REIT, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: CTO NEWCO REIT, Inc., a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Zach Swartz, whose address is c/o Vinson & Elkins L.L.P., 901 East Byrd Street, Suite 1500, Richmond, VA 23219, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on August 19, 2020.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

CTO NEWCO REIT, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), the term “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provision.

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o HSC Agent Services, Inc., 245 W. Chase Street, Baltimore, MD 21201. The name of the resident agent of the Corporation in the State of Maryland is HSC Agent Services, Inc., whose post address is 245 W. Chase Street, Baltimore, MD 21201. The resident agent is a Maryland corporation.

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ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1    Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, as the same may be amended or restated (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name of the director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is:

Daniel E. Smith

Except as otherwise provided in the Charter, any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 5.2    Extraordinary Actions. Except as specifically provided in Section 5.8 (relating to removal of directors) and in Article VIII (relating to certain amendments to the Charter), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3    Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4    Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5    Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate

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entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity and (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 5.6    Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of authorized or outstanding shares of stock of any class or series of the Corporation; the value, fair value, or any sale, bid or asked price to be applied in determining the value, or fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.7    REIT Qualification. The Board of Directors shall use its best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines in good faith that it is no longer in the best interests of the Corporation to continue to qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in

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Article VII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.8    Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.9    Advisor Agreements. Subject to such approval of stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).

Section 5.10    Subtitle 8. In accordance with Section 3-802(c) of the MGCL, the Corporation is prohibited from electing to be subject to the provisions of Sections 3-803, 3-804(a)-(b) or 3-805 of the MGCL, unless such election is approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

ARTICLE VI

STOCK

Section 6.1    Authorized Shares. The Corporation has authority to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 100,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $6,000,000. If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to Sections 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2    Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote on each matter upon which holders of shares of Common Stock are entitled to vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3    Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time, into one or more classes or series of stock.

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Section 6.4    Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5    Action by Stockholders. Any action required or permitted to be taken at any meeting of the holders of Common Stock entitled to vote generally in the election of directors may be taken without a meeting by consent, in writing or by electronic transmission, in any manner and by any vote permitted by the MGCL and set forth in the Bylaws.

Section 6.6    Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1    Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control with such Person.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital

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Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

“Excepted Holder Limit” shall mean (provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to any increase pursuant to Section 7.2.7(a) or decrease pursuant to 7.2.7(d)) the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

“Initial Date” shall mean the date of the closing of the issuance of shares of Common Stock pursuant to the initial underwritten public offering of the Corporation.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date.

“NYSE” shall mean the New York Stock Exchange.

“Ownership Limit” shall mean 9.8 percent, in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8, excluding any outstanding shares of Capital Stock not treated as outstanding for federal income tax purposes.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the

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Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“TRS” shall mean a taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

“Trust” shall mean any trust provided for in Section 7.3.1.

“Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2    Capital Stock.

Section 7.2.1    Ownership Limitations.

(a)    Basic Restrictions. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7:

(1)    (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of any class or series of Capital Stock in excess of the Ownership Limit, and (B) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(2)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

(3)    Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(4)    No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would cause the Corporation to Constructively Own ten percent (10%) or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.

(b)    Transfer in Trust; Transfer Void Ab Initio. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(1), (2), or (4),

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(1)    then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(1), (2) or (4) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(2)    if the transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(1), (2) or (4), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(1), (2) or (4) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(3)    To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example, where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2    Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3    Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 7.2.4    Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)    every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock of each class or series Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall promptly provide to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Ownership Limit and any Excepted Holder Limit; and

(b)    each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner

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shall, on demand, provide to the Corporation in writing such information as the Corporation may request, in order to determine the Corporation’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Ownership Limit.

Section 7.2.5    Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s qualification as a REIT.

Section 7.2.6    Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, the Board of Directors may determine the application of the provisions of this Article 7 with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock that, but for such remedies, would have been actually owned by such Person, and second to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7    Exceptions.

(a)    Subject to Section 7.2.1(a)(2), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 7.2.1(a)(1), (2), (3) or (4), as the case may be, and may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to resolve that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to fail to continue to qualify as a REIT, including that such Person agrees that any violations or attempted violations of such representations, covenants and undertakings (or other action which is contrary to the restrictions contained in Section 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3. The Board of Directors may not grant such an exemption to any Person if such exemption would result in the Corporation failing to qualify as a REIT.

(b)    Prior to granting any exception or creating or increasing an Excepted Holder Limit pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)    Subject to Section 7.2.1(a)(2), an underwriter, placement agent or initial purchaser which participates in a public offering, forward sale, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering, forward sale, private placement or other private offering.

(d)    The Board of Directors may only revoke an exemption previously granted to an Excepted Holder or reduce an Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted

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Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

Section 7.2.8    Increase or Decrease in Ownership Limit. Subject to Section 7.2.1(a)(2) and this Section 7.2.8, the Board of Directors may from time to time increase or decrease the Ownership Limit for one or more Persons and increase or decrease the Ownership Limit with regard to any class or series of Capital Stock for all other Persons. No decreased Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Ownership Limit until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Ownership Limit; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such Person on the date the decreased Ownership Limit became effective will be in violation of the Ownership Limit. No increase to the Ownership Limit may be approved if the new Ownership Limit would allow five or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock or would otherwise cause the Corporation to fail to qualify as a REIT.

Section 7.2.9    Legend. Each certificate, if any, for shares of Capital Stock shall bear a legend summarizing the restrictions on transfer and ownership contained in this Article VII. Instead of a legend, the certificate, if any, or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3    Transfer of Capital Stock in Trust.

Section 7.3.1    Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2    Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action, or any other resource whatsoever against the purported transferor of such Capital Stock.

Section 7.3.3    Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast

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by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (b) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

Section 7.3.4    Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts held by the Trustee with respect to such shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5    Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Trustee by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other amounts held by the Trustee with respect to the shares to the Charitable Beneficiary.

Section 7.3.6    Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

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Section 7.4    NYSE Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5    Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6    Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as set forth in this Article VIII and except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 5.8 of the Charter, Article VII of the Charter or to this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH: The name and address of the Corporation’s current resident agent in the State of Maryland are as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

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SEVENTH: The total number of shares of stock which the Corporation had authority to issue, immediately prior to this amendment and restatement of the Charter, was 1,000, consisting of 1,000 shares of Common Stock, $0.01 par value per share. The aggregate par value of all such shares of stock having par value was $10.00.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the Charter is 600,000,000, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $6,000,000.

NINTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Senior Vice President, General Counsel and Corporate Secretary and attested to by its Vice President, Chief Accounting Officer and Treasurer on this 26th day of August, 2020.

ATTEST:	CTO NEWCO REIT, INC.

/s/ Lisa M. Vorakoun	By:	/s/ Daniel E. Smith
Lisa M. Vorakoun Vice President, Chief Accounting Officer and Treasurer		Daniel E. Smith Senior Vice President, General Counsel and Corporate Secretary

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CTO NEWCO REIT, INC.

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1.    PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

Section 2.    ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.    PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting.

Section 2.    ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3.    SPECIAL MEETINGS.

(a)    General. Each of the chairman of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chairman of the board, chief executive officer, president or Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.

(b)    Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at such meeting, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at such meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors or the election of each such individual, as applicable, in an

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election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

(2)    In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than a majority of all of the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”) shall be delivered to the secretary. In addition, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (ii) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (C) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (iv) be sent to the secretary by registered mail, return receipt requested, and (v) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)    The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)    In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date. The Board

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of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5)    If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chairman of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chairman of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)    The chairman of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)    For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

Section 4.    NOTICE. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

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Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5.    ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chairman of the meeting or, in the absence of such appointment or appointed individual, by the chairman of the board or, in the case of a vacancy in the office or absence of the chairman of the board, by one of the following officers present at the meeting in the following order: the vice chairman of the board, if there is one, the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, or, in the absence of such officers, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chairman of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting the time allotted to questions or comments; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 6.    QUORUM. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

Section 7.    VOTING. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock and in these Bylaws with respect to the filling of vacancies on the Board of Directors, directors shall be elected by a majority of all votes cast at a meeting of stockholders duly called and at which a quorum is present; provided, however, that directors shall be elected by a plurality of all the votes cast at

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a meeting of stockholders duly called and at which a quorum is present for which (i) the secretary receives notice that a stockholder has nominated an individual for election as a director in compliance with the requirements of advance notice of stockholder nominees for director set forth in Section 11(a)(2) of Article II of these Bylaws, and (ii) such nomination has not been withdrawn by such stockholder on or before the close of business on the tenth day before the date of filing of the definitive proxy statement of the Corporation with the Securities and Exchange Commission and as a result of which the number of nominees is then greater than the number of directors to be elected at the meeting, as determined by the secretary, irrespective of whether such nomination is thereafter withdrawn by such stockholder. If directors are to be elected by a plurality of the votes cast, the stockholders shall not be permitted to vote against a nominee but shall only be permitted to vote “for” one or more nominees or withhold their votes with respect to one or more nominees. For purposes hereof, a majority of all votes cast means the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that director nominee. There shall be no cumulative voting. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter. Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, shall entitle the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

Section 8.    PROXIES. A stockholder of record may vote in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Section 9.    VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by the Corporation shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate. On receipt by the secretary of the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10.    INSPECTORS. The Board of Directors or the chairman of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise

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provided by the chairman of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chairman of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.    ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)    Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

(2)    For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 210th day and not later than the close of business on the 150th day prior to the first anniversary (the “Anniversary”) of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the Anniversary, notice by the stockholder must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred days prior to such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(3)    Such stockholder’s notice shall set forth:

(i)    as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(ii)    as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

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(iii)    as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A)    the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

(B)    the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

(C)    whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person’s economic interest in the Company Securities and

(D)    any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv)    as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A)    the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

(B)    the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(v)    the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal; and

(vi)    to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business.

(4)    Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written undertaking executed by the Proposed Nominee (i) that such Proposed Nominee (A) is not, and will not

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become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (B) will serve as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the stockholder providing the notice, and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded).

(5)    Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(6)    For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

(b)    Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)    General. (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two

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Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2)    Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. The chairman of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

(3)    For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(4)    Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

(5)    Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chairman of the meeting, if the stockholder giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting.

Section 12.    TELEPHONE MEETINGS. The Board of Directors or chairman of the meeting may permit one or more stockholders to participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 13.    CONTROL SHARE ACQUISITION ACT. Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

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ARTICLE III

DIRECTORS

Section 1.    GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2.    NUMBER, TENURE AND RESIGNATION.

(a)    The number of directors initially shall be one (1). A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than 15, and, provided, further, that the tenure of office of a director shall not be affected by any decrease in the number of directors.

(b)    Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

Section 3.    ANNUAL AND REGULAR MEETINGS. An annual meeting of the Board of Directors may be held on the same date and at the same place as the annual meeting of stockholders, and, if so held, no notice other than this Bylaw is necessary. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors. The Board of Directors may provide, by resolution, the time and place of annual or regular meetings of the Board of Directors without other notice than such resolution.

Section 4.    SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chairman of the board, the chief executive officer, the president or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5.    NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.    QUORUM. A majority of the directors then serving shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to

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time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7.    VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

Section 8.    ORGANIZATION. At each meeting of the Board of Directors, the chairman of the board or, in the absence of the chairman of the board, the vice chairman of the board, if any, shall act as chairman of the meeting. In the absence of both the chairman and vice chairman of the board, the chief executive officer or, in the absence of the chief executive officer, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chairman of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chairman of the meeting, shall act as secretary of the meeting.

Section 9.    TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 10.    CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director and is filed with the minutes of proceedings of the Board of Directors.

Section 11.    VACANCIES. If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Section 12.    COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 13.    RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement,

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including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 14.    RATIFICATION. The Board of Directors or the stockholders may ratify any action or inaction by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the matter, and if so ratified, shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any action or inaction questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned action or inaction.

Section 15.    EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 15 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1.    NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors. In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

Section 2.    POWERS. The Board of Directors may delegate to any committee appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate.

Section 3.    MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors may designate a chairman of any committee, and such chairman or, in the absence of a chairman, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide.

Section 4.    TELEPHONE MEETINGS. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons

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participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 5.    CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each member of the committee and is filed with the minutes of proceedings of such committee.

Section 6.    VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

Section 1.    GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chairman of the board, a vice chairman of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate. The officers of the Corporation shall be elected by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall serve until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.    REMOVAL AND RESIGNATION. Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chairman of the board, the chief executive officer, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.    VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.    CHAIRMAN OF THE BOARD. The Board of Directors may designate from among its members a chairman of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation. The Board of Directors may designate the chairman of the board as an executive or non-executive chairman. The chairman of the board shall preside over the meetings of the Board of Directors. The chairman of the board shall perform such other duties as may be assigned to him or her by these Bylaws or the Board of Directors.

Section 5.    CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the president of the Corporation shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies

Annex B-2-13

of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 6.    CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7.    CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 8.    PRESIDENT. In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation. In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.    VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

Section 10.    SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11.    TREASURER. The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Annex B-2-14

Section 12.    ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

Section 13.    COMPENSATION. The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that he or she is also a director.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.    CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

Section 2.    CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the chief executive officer, the president, the chief financial officer, the treasurer or such other officer or agent of the Corporation as shall from time to time be determined by the Board of Directors.

Section 3.    DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, the treasurer or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.    CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.    TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

Annex B-2-15

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.    REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.    FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.    STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.    FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

Annex B-2-16

ARTICLE IX

DISTRIBUTIONS

Section 1.    AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2.    CONTINGENCIES. Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its sole discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1.    SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland” or such other language as may be approved by the Board of Directors. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.    AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

Annex B-2-17

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation other than actions arising under the federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

ARTICLE XIV

AMENDMENT OF BYLAWS

The Board of Directors is expressly authorized to amend or repeal any provision of these Bylaws and to make new Bylaws. In addition, these Bylaws may be amended or repealed, and new Bylaws may be adopted by the stockholders of the Corporation, without the approval of the Board of Directors, by the affirmative vote of 85% of the votes entitled to be cast on the matter by stockholders entitled to vote generally in the election of directors.

Annex B-2-18

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.

Proxies submitted by the Internet before the meeting must be received by 11:59 PM EDT on November 8, 2020

Online
Go to www.investorvote.com/CTO or scan the QR code – login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CTO

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommend a vote FOR proposals 1 and 2.

	For	Against	Abstain		For	Against	Abstain
1. A proposal to approve the Agreement and Plan of Merger, dated as of September 3, 2020, by and between CTO Realty Growth, Inc. and CTO NEWCO REIT, Inc.	☐	☐	☐	2. A proposal to approve, if necessary, an adjournment of the special meeting in order to solicit additional proxies in favor of Proposal 1	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.                              Signature 1 – Please keep signature within the box.                       Signature 2 – Please keep signature within the box.

/ /

1 U P X

                                             03C0UB

Special Meeting Admission Ticket

Special Meeting of CTO Realty Growth, Inc. Shareholders

The special meeting of shareholders of the Company to be held virtually at 2:00 p.m., Eastern Time, on Monday, November 9, 2020

Important notice regarding availability on the Internet of proxy materials for the Special Meeting of Shareholders.

The material is available at: www.edocumentview.com/CTO

Small steps make an impact.
Help the environment by consenting to receive electronic
delivery, sign up at www.investorvote.com/CTO

 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of Special Meeting of Shareholders

Proxy Solicited by Board of Directors for Special Meeting – November 9, 2020

Laura M. Franklin and John P. Albright (the “Proxies”), or each or either of them, with full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of CTO Realty Growth, Inc. to be held on November 9, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR items 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.